Exhibit 4.22

Dated 28 June 2019

KNOT SHUTTLE TANKERS 34 AS

KNOT SHUTTLE TANKERS 35 AS

as joint and several Borrowers

with

KNUTSEN NYK OFFSHORE TANKERS AS

as Guarantor

arranged by

MUFG BANK, LTD.

acting as Mandated Lead Arranger and Bookrunner

with

THE FINANCIAL INSTITUTIONS LISTED IN SCHEDULE 1

acting as Original Lenders

THE FINANCIAL INSTITUTIONS LISTED IN SCHEDULE 2

acting as Hedging Banks

and

MUFG BANK, LTD.

acting as Agent

USD192,100,000 FACILITY AGREEMENT in relation to the financing of two DP2 shuttle tankers with hull nos. 3114 and 3115 under construction at Hyundai Heavy Industries, Co. Ltd.

HFW

www.hfw.com

37.	REMEDIES AND WAIVERS	91
38.	AMENDMENTS AND WAIVERS	91
39.	COUNTERPARTS	93
40.	CONFLICT	93
41.	DISCLOSURE OF INFORMATION AND CONFIDENTIALITY	93
42.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS	94
43.	"KNOW YOUR CUSTOMER" CHECKS	95
44.	CONTRACTUAL RECOGNITION OF BAIL-IN	96
45.	GOVERNING LAW	96
46.	ENFORCEMENT	96
SCHEDULE 1 THE ORIGINAL LENDERS		98
SCHEDULE 2 THE ORIGINAL HEDGING BANKS		99
SCHEDULE 3 CONDITIONS PRECEDENT AND SUBSEQUENT		100
SCHEDULE 4 FORM OF UTILISATION REQUEST		107
SCHEDULE 5 FORM OF TRANSFER CERTIFICATE		108
SCHEDULE 6 FORM OF COMPLIANCE CERTIFICATE		110
SCHEDULE 7 FORM OF ACCESSION LETTER		111
SCHEDULE 8 STRUCTURE CHART		114
SCHEDULE 9 REPAYMENT SCHEDULE		115
SCHEDULE 10 FORM OF DROP DOWN CONFIRMATION LETTER		116

THIS AGREEMENT is made on 28 June 2019

BETWEEN

(1)

KNOT SHUTTLE TANKERS 34 AS, a company incorporated under the laws of Norway with Norwegian registration no. 921 065 698 having its registered office at Smedasundet 40, N-5529 Haugesund, Norway (Borrower A) and KNOT SHUTTLE TANKERS 35 AS, a company incorporated under the laws of Norway with Norwegian registration no. 821 065 852 having its registered office at Smedasundet 40, N-5529 Haugesund, Norway (Borrower B) as joint and several borrowers (together the Borrowers and each individually a Borrower);

(2)

KNUTSEN NYK OFFSHORE TANKERS AS, a company incorporated under the laws of Norway with Norwegian registration no. 995 221 713 having its registered office at Smedasundet 40, N-5529 Haugesund, Norway as guarantor (KNOT);

(3)

MUFG BANK, LTD., acting through its office at 25 Ropemaker Street, London, EC2Y 9AN, United Kingdom as mandated lead arranger (in that capacity, the Mandated Lead Arranger) and bookrunner (in that capacity, the Bookrunner);

(4)	THE FINANCIAL INSTITUTIONS whose names and Facility Offices are listed in Schedule 1 as lenders (the Original Lenders);
(5)	THE FINANCIAL INSTITUTIONS whose names and Facility Offices are listed in Schedule 2 as hedging banks (the Original Hedging Banks); and
(6)

MUFG BANK, LTD., acting through its office at 25 Ropemaker Street, London, EC2Y 9AN, United Kingdom as facility agent and security agent for the other Finance Parties and the Hedging Banks (the Agent).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions

In this Agreement:

Accession Letter means an accession letter signed and presented to the Agent by the Borrowers, KNOT and KNOP in respect of the Drop Down and the replacement of KNOT by KNOP and KNOT ST as Guarantors in respect of Borrower A and/or Borrower B substantially in the form set out in Schedule 7 (Form Of Accession Letter).

Account Bank means DNB Bank ASA, Norwegian registration no. 984 851 006, a banking institution organised under the laws of Norway acting through its office at Solheimsgaten 7C, N-5058 Bergen, Norway.

Account Pledges means together the Borrower A Account Pledge and the Borrower B Account Pledge, and Account Pledge means either of them.

Accounts means together:

(a)	the Borrower A Account; and
(b)	the Borrower B Account,

and Account means either of them.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Aggregate Project Cost means, in respect of a Vessel, the sum of the contract amount payable to the Shipyard pursuant to the relevant Shipbuilding Contract, including variation orders, and other documented capital expenditures related to supervision, buyer's supplies, the cost of delivering the Vessel to the Charterer under the Charter (including but not limited to the costs of transportation to the location of delivery of the Vessel under Charter) and finance. This amount is estimated to be approximately USD113,000,000 per Vessel.

Agreement means this facility agreement, as it may be amended, supplemented and varied in writing from time to time, including its schedules.

Approved Ship Registry means the Norwegian Ordinary Ship Registry (NOR), the Norwegian International Ship Registry (NIS), the Danish International Ship Registry (DIS), the ship registries of Malta, the United Kingdom, the Isle of Man, Bermuda, Panama or Liberia, or any other ship registry as approved in writing by the Agent (on behalf of all Lenders).

Approved Shipbroker means Fearnleys AS, Clarkson Platou AS and Lorentzen & Stemoco or such other firm of internationally reputable shipbrokers acceptable to the Agent (on behalf of all Lenders).

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

Available Commitment means a Lender's Commitment in respect of a Tranche minus:

(a)	the amount of its participation in any outstanding Loans utilised under that Tranche; and
(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made utilised under that Tranche on or before the proposed Utilisation Date.

Available Facility means, in respect of a Tranche, the aggregate for the time being of each Lender's Available Commitment in relation to that Tranche.

Availability Period means, in respect of a Tranche, the period from and including the date of this Agreement to and including:

(a)	31 March 2021 in respect of the Pre-Delivery Tranche A and the Post-Delivery Tranche A; and
(b)	31 May 2021 in respect of the Pre-Delivery Tranche B and the Post-Delivery Tranche B.

Bail-In Action means the exercise of any Write-down and Conversion Powers.

Bail-In Legislation means:

(a)

in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)

in relation to any state other than such an EEA Member Country or (to the extent that the United Kingdom is not such an EEA Member Country) the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

Basel II Accord means the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 as updated prior to, and in the form existing on, the date of this Agreement, excluding any amendment thereto arising out of the Basel III Accord.

Basel II Approach means, in relation to any Finance Party, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Accord) adopted by that Finance Party (or any of its Affiliates) for the purposes of implementing or complying with the Basel II Accord.

Basel II Regulation means:

(a)

any law or regulation implementing the Basel II Accord (including the relevant provisions of directive 2013/36/EU (CRD IV) and regulation 575/2013 (CRR) of the European Union) to the extent only that such law or regulation re-enacts and/or implements the requirements of the Basel II Accord but excluding any provision of such law or regulation implementing the Basel III Accord; and

(b)	any Basel II Approach adopted by a Finance Party or any of its Affiliates.

Basel III Accord means, together:

(a)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)

the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".

Basel III Regulation means any law or regulation implementing the Basel III Accord (including CRD IV and CRR) save to the extent that such law or regulation re-enacts a Basel II Regulation.

Borrower A Account Pledge means an agreement dated on or about the date hereof for the pledge of the Borrower A Account, entered or to be entered into between Borrower A and the Agent (on behalf of the Finance Parties and the Hedging Banks) in form and substance satisfactory to the Agent (on behalf of the Finance Parties and the Hedging Banks).

Borrower A Account means USD account no. NO45 1250 0585 267, held in the name of Borrower A with the Account Bank.

Borrower A Factoring Agreement means a Norwegian law factoring agreement in the amount of USD230,520,000 dated on or about the date hereof between Borrower A and the Agent (on behalf of the Finance Parties and the Hedging Banks) in form and substance satisfactory to the Agent (on behalf of the Finance Parties and the Hedging Banks), to be registered against Borrower A with the Norwegian Registry of Movable Property (in Norwegian, Løsøreregisteret).

Borrower A Hedging Agreement Security means a deed or other instrument creating security over Borrower A's rights under the Hedging Agreements to which it is or is to become a party to be entered into between Borrower A and the Agent (on behalf of the Finance Parties and the Hedging Banks) in form and substance satisfactory to the Agent (on behalf of the Finance Parties and the Hedging Banks).

Borrower A Mortgage means a first priority mortgage in the amount of USD230,520,000 (and deed of covenants or declaration of pledge collateral thereto (if applicable)), to be executed and recorded by Borrower A against Vessel A in favour of the Agent (on behalf of the Finance Parties and the Hedging Banks) in the relevant Approved Ship Registry, in form and substance satisfactory to the Agent (on behalf of the Finance Parties and the Hedging Banks).

Borrower A Pre-Delivery Assignment Agreement means an agreement dated on or about the date hereof for the assignment of all present and future rights under and in connection with the Shipbuilding Contract A and the Refund Guarantee A, entered into between Borrower A and the Agent (on behalf of the Finance Parties and the Hedging Banks) in form and substance satisfactory to the Agent (on behalf of the Finance Parties and the Hedging Banks).

Borrower A Post-Delivery Assignment Agreement means an agreement dated on or about the Delivery Date of Vessel A for the assignment of the Earnings, the Insurances and any Requisition Compensation in respect of Vessel A, entered or to be entered into between Borrower A and the Agent (on behalf of the Finance Parties and the Hedging Banks) in form and substance satisfactory to the Agent (on behalf of the Finance Parties and the Hedging Banks).

Borrower A Share Pledge means an agreement for the charge/pledge of 100% of the shares in Borrower A dated on or about the date hereof or on or about a Drop Down Date (as the case may be) in agreed form between (a) KNOT or KNOP (or a Subsidiary of KNOP) (as the case may be, prior to and as from the relevant Drop Down Date respectively) and (b) the Agent (on behalf of the Finance Parties and the Hedging Banks).

Borrower B Account Pledge means an agreement dated on or about the date hereof for the pledge of the Borrower B Account, entered or to be entered into between Borrower B and the Agent (on behalf of the Finance Parties and the Hedging Banks) in form and substance satisfactory to the Agent (on behalf of the Finance Parties and the Hedging Banks).

Borrower B Account means USD account no. NO45 1250 0585 275, held in the name of Borrower B with the Account Bank.

Borrower B Factoring Agreement means a Norwegian law factoring agreement in the amount of USD230,520,000 dated on or about the date hereof between Borrower B and the Agent (on behalf of the Finance Parties and the Hedging Banks) in form and substance satisfactory to the Agent (on behalf of the Finance Parties and the Hedging Banks), to be registered against Borrower B with the Norwegian Registry of Movable Property (in Norwegian, Løsøreregisteret).

Borrower B Hedging Agreement Security means a deed or other instrument creating security over Borrower B's rights under the Hedging Agreements to which it is or is to become a party to be entered into between Borrower B and the Agent (on behalf of the Finance Parties and the Hedging Banks) in form and substance satisfactory to the Agent (on behalf of the Finance Parties and the Hedging Banks).

Borrower B Mortgage means a first priority mortgage in the amount of USD230,520,000 (and deed of covenants or declaration of pledge collateral thereto (if applicable)), to be executed and recorded by Borrower B against Vessel B in favour of the Agent (on behalf of the Finance Parties and the Hedging Banks) in the relevant Approved Ship Registry, in form and substance satisfactory to the Agent (on behalf of the Finance Parties and the Hedging Banks).

Borrower B Pre-Delivery Assignment Agreement means an agreement dated on or about the date hereof for the assignment of all present and future rights under and in connection with the Shipbuilding Contract B and the Refund Guarantee B, entered into between Borrower B and the Agent (on behalf of the Finance Parties and the Hedging Banks) in form and substance satisfactory to the Agent (on behalf of the Finance Parties and the Hedging Banks).

Borrower B Post-Delivery Assignment Agreement means an agreement dated on or about the Delivery Date of Vessel B for the assignment of the Earnings, the Insurances and any Requisition Compensation in respect of Vessel B, entered or to be entered into between Borrower B and the Agent (on behalf of the Finance Parties and the Hedging Banks) in form and substance satisfactory to the Agent (on behalf of the Finance Parties and the Hedging Banks).

Borrower B Share Pledge means an agreement for the charge/pledge of 100% of the shares in Borrower B dated on or about the date hereof or on or about a Drop Down Date (as the case may be) in agreed form between (a) KNOT or KNOP (or a Subsidiary of KNOP) (as the case may be, prior to and as from the relevant Drop Down Date respectively) and (b) the Agent (on behalf of the Finance Parties and the Hedging Banks).

Break Costs means the amount (if any) by which:

(a)

the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day means a day (other than a Saturday or Sunday) on which banks and foreign exchange markets are open for general business in London, New York City, Tokyo and Oslo.

Change of Control means:

(a)	if one or both Borrowers are owned by KNOT:
(i)	if KNOT does not own or is not able to vote for (directly or indirectly) all of the shares in the Borrowers or, following the Drop Down of one of the Borrowers only, the Borrower not owned by KNOP; or
(ii)

if TS Shipping Invest AS (or a 100% owned subsidiary of TS Shipping Invest AS) and NYK Logistics Holding (Europe) B.V. (or Nippon Yusen Kabushiki Kaisha or another 100% subsidiary of Nippon Yusen Kabushiki Kaisha) each does not own or is not able to vote for (directly or indirectly) for 50% the shares in KNOT; and/or

(b)	if one or both Borrowers are owned by KNOP:
(i)

if TS Shipping Invest AS (or a 100% owned subsidiary of TS Shipping Invest AS) and NYK Logistics Holding (Europe) B.V. (or Nippon Yusen Kabushiki Kaisha or another 100 % subsidiary of Nippon Yusen Kabushiki Kaisha) each does not own or is not able to vote for (directly or indirectly) for 50% the shares in KNOT;

(ii)	if KNOP does not own or is not able to vote for (directly or indirectly) all of the shares in the Borrowers or, following the Drop Down of one of the Borrowers only, the Borrower not owned by KNOT;
(iii)	if KNOP does not own or is not able to vote for (directly or indirectly) all of the shares in KNOT ST;
(iv)	if KNOT does not own or is not able to vote for (directly or indirectly) all of the shares in the General Partner (being the general partner in KNOP);
(v)	the General Partner ceases to be to general partner of KNOP;
(vi)

if KNOT does not own at least 25% of all the common and general partner units in KNOP (capital and voting rights to be subject to the limitations on voting rights relating to election of board members, amendments and certain other matters as set out in the limited partnership agreement entered into in relation to KNOP); or

(vii)

if any person or group of persons acting in concert (other than KNOT and/or any of its wholly owned Subsidiaries) acquires, legally or beneficially, and either directly or indirectly, more than 33.33% of the common and general partner units or voting rights in KNOP,

(paragraphs (i) – (vii) being a KNOP Change of Control).

Charterer means Equinor Shipping Inc., a company incorporated under the laws of the United States of America having its registered office at 120 Long Ridge Road, Suite 3E01, Stamford, CT 06902, United States of America, a company within the Equinor ASA group.

Charterparty A means the time charterparty agreement dated 26 September 2018 entered into between Borrower A and the Charterer for the chartering of Vessel A for a period of 7 years from the Delivery Date of Vessel A at a daily time charter rate of minimum USD45,800 per day.

Charterparty B means the time charterparty agreement dated 26 September 2018 entered into between Borrower B and the Charterer for the chartering of Vessel B for a period of 5 years from the Delivery Date of Vessel B at a daily time charter rate of minimum USD45,800 per day.

Charterparties means together Charterparty A and Charterparty B, and Charterparty means either of them.

Classification Society means, in respect of a Vessel, DNV GL or such other classification society which is a member of the International Association of Classification Societies as may be approved in writing by in the Agent (acting upon instructions from the Majority Lenders).

Code means the US Internal Revenue Code of 1986.

Commitment means, in respect of a Tranche or Facility:

(a)

in relation to an Original Lender, the amount set opposite its name in respect of that Tranche or Facility in Schedule 1 (The Original Lenders) and the amount of any other Commitment in respect of that Tranche or Facility transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement in respect of that Tranche or Facility,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Compliance Certificate means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

Default means an Event of Default or any event or circumstance specified in Clause 26 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

Delivery Date means, in respect of a Vessel, the date of delivery of that Vessel from the Shipyard to the relevant Borrower pursuant to the relevant Shipbuilding Contract, scheduled to be on 30 June 2020 for Vessel A and on 31 August 2020 for Vessel B.

Disruption Event means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

DOC means in relation to the Manager of a Vessel a valid document of compliance issued to such company pursuant to paragraph 14.2 of the ISM Code.

Drop Down means the acquisition by KNOP (or a Subsidiary of KNOP) of 100% of the shares in a Borrower.

Drop Down Date means the date on which a Drop Down actually takes place, as determined in accordance with Clause 28.2 (KNOP and KNOT ST as replacement Guarantors).

Earnings means all moneys whatsoever which are now or later become, payable (actually or contingently) to a Borrower in respect of and/or arising out of the use of or operation of a Vessel, including (but not limited to):

(a)

all freight, hire and passage moneys payable to that Borrower, including (without limitation) payments of any nature under any contract or any other agreement for the employment, use, possession, management and/or operation of that Vessel;

(b)	any claim under any guarantees related to hire payable to that Vessel as a consequence of the operation of that Vessel;
(c)	any compensation payable to that Borrower in the event of any requisition of that Vessel or for the use of that Vessel by any government authority or other competent authority;
(d)	remuneration for salvage, towage and other services performed by that Vessel payable to that Borrower;
(e)	demurrage and retention money receivable by that Borrower in relation to that Vessel;
(f)	all moneys which are at any time payable under the Insurances in respect of loss of earnings from that Vessel;
(g)

if and whenever that Vessel is employed on terms whereby any moneys falling within paragraphs (a) to (f) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Vessel; and

(h)	any other money which arise out of the use of or operation of that Vessel and moneys whatsoever due or to become due to that Borrower from third parties in relation to that Vessel.

Environmental Claim means any claim, proceeding, formal notice or investigation by any person or company in respect of any Environmental Law or Environmental Permits.

Environmental Law means any applicable law or regulation which relates to:

(a)	the pollution or protection of the environment or to the carriage of material which is capable of polluting the environment;
(b)	harm to or the protection of human health;
(c)	the conditions of the workplace; or
(d)	any emission or substance capable of causing harm to any living organism or the environment.

Environmental Permits means any permit, licence, consent, approval and other and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of business conducted on or from the properties owned or used by an Obligor.

EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

Event of Default means any event or circumstance specified as such in Clause 26 (Events of Default).

Existing Shipyard means Korea Shipbuilding & Offshore Engineering Co., Ltd. (formerly known as Hyundai Heavy Industries, Co., Ltd.), a company organised and existing under the laws of the Republic of Korea, having its registered office at Hyundai Building 75, Yulgo-ro, Jongno-gu. Seoul, Korea.

FA Act means the Norwegian Financial Agreements Act of 25 June 1999 No. 46 (in Norwegian, finansavtaleloven).

Facilities means together the Pre-Delivery Facility and the Post-Delivery Facility, and Facility means either of them.

Facility Office means:

(a)

in respect of an Original Lender or Original Hedging Bank, the office through which it will perform its obligations under this Agreement or the relevant Hedging Agreement, as the case may be, being the office specified against its name in Schedule 1 (The Original Lenders) or Schedule 2 (The Original Hedging Banks);

(b)

in respect of any other Lender or Hedging Bank, the office through which it will perform its obligations under this Agreement or the relevant Hedging Agreement, as the case may be, as notified to the Agent in writing on or before the date it becomes a Lender or Hedging Bank; or

(c)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes,

or, in each such case, as the case may be, or such other office as may be selected by it and notified to the Agent in accordance with Clause 27.8 (Change of Facility Office).

Facility Period means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrowers, the other Finance Parties and the Hedging Banks that:

(a)	all amounts which have become due for payment by the Borrowers under the Finance Documents and the Hedging Agreements have been paid;
(b)	no amount is owing or has accrued (without yet having become due for payment) under any of the Finance Documents and the Hedging Agreements;
(c)	none of the Obligors have any future or contingent liability under any provision of this Agreement, the other Finance Documents and the Hedging Agreements; and
(d)

the Agent, the Lenders and the Hedging Banks do not consider that there is a significant risk that any payment or transaction under a Finance Document or a Hedging Agreement would be set aside, or would have to be reversed or adjusted, in any present or possible future proceeding relating to a Finance Document or a Hedging Agreement or any asset covered (or previously covered) by a Security created by a Finance Document or a Hedging Agreement.

Factoring Agreements means together the Borrower A Factoring Agreement and the Borrower B Factoring Agreement, and Factoring Agreement means either of them.

FATCA means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or
(b)

in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

Fee Letter means any fee letter dated on or about the date of this Agreement from the Agent to the Borrowers and KNOT setting out any of the fees referred to in Clause 12.3 (Other fees).

Final Maturity Date means:

(a)	in respect of the Pre-Delivery Tranche A, the earlier of the Delivery Date of Vessel A and 31 March 2021;
(b)	in respect of the Pre-Delivery Tranche B, the earlier of the Delivery Date of Vessel B and 31 May 2021;
(c)	in respect of the Post-Delivery Tranche A, the date falling 60 Months after the Utilisation Date of the Post-Delivery Tranche A; and
(d)	in respect of the Post-Delivery Tranche B, the date falling 60 Months after the Utilisation Date of the Post-Delivery Tranche B.

Finance Document means this Agreement (including the Guarantees), any Security Document, any Fee Letter, any Manager's Undertaking, any Accession Letter, any Letter of Quiet Enjoyment, any other document designated as such by the Agent and the Borrowers and, as long as there is an Event of Default which is continuing and for the purposes of Clause 31 (Sharing among the Finance Parties), Clause 32 (Payment mechanics) and Clause 33 (Set-off) only, Finance Document shall also include any Hedging Agreement to which a Borrower to whom that Event of Default relates is a party.

Finance Party means the Agent, the Mandated Lead Arranger, the Bookrunner, a Lender or, as long as there is an Event of Default which is continuing and for the purposes of Clause 31 (Sharing among the Finance Parties), Clause 32 (Payment mechanics) and Clause 33 (Set-off) only, Finance Party shall also include the Hedging Banks under any Hedging Agreement to which a Borrower to whom that Event of Default relates.

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed;
(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the relevant GAAP, be treated as a finance or capital lease;
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)

any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

Flag State means, in respect of a Vessel, such state or territory (being the state or territory of an Approved Ship Registry) in which the relevant Borrower's ownership title of that Vessel is from time to time registered in accordance with the provisions of the Finance Documents.

Funding Rate means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 11.4 (Cost of funds).

GAAP means:

(a)	in relation to the Borrowers, KNOT ST and KNOT, generally accepted accounting principles in Norway, including IFRS; and
(b)	in relation to KNOP, generally accepted accounting principles in the United States of America, including IFRS.

General Partner means KNOT Offshore Partners GP LLC, a company incorporated under the laws of the Marshall Islands and having its principal office at 2 Queen's Cross, Aberdeen, Aberdeenshire, AB15 4YB, United Kingdom being the general partner in KNOP.

Group means:

(a)	prior to any Drop Down Date, the KNOT Group;
(b)	from the Drop Down Date in respect of one of the Borrowers only, the KNOT Group and the KNOP Group; and
(c)	from the Drop Down Date in respect of both Borrowers, the KNOP Group.

Guarantees means the guarantee liabilities of each Guarantor pursuant to Clause 19 (Guarantee and indemnity), and Guarantee means any of them.

Guarantor means:

(a)	prior to any Drop Down Date, KNOT;
(b)

from the Drop Down Date in respect of one of the Borrowers only, KNOT (guaranteeing the Loan or Loans relating to the Vessel owned by KNOT's Subsidiary only) and (2) KNOP and KNOT ST jointly and severally (guaranteeing the Loan or Loans relating to the Vessel owned by KNOP's Subsidiary only); and

(c)	from the Drop Down Date in respect of both Borrowers, KNOP and KNOT ST jointly and severally.

Hedging Agreement means any transaction or hedging arrangement which is:

(a)	entered or to be entered into between a Borrower and a Hedging Bank pursuant to a Hedging Master Agreement made between them (including any schedule thereto or confirmation thereunder); and
(b)

made solely for the purpose of hedging the interest rate in relation to a Loan to which the relevant Borrower's Vessel relates and/or for hedging that Borrower's currency exposure in relation to the daily operation of its Vessel.

Hedging Agreement Securities means together the Borrower A Hedging Agreement Security and the Borrower B Hedging Agreement Security, and Hedging Agreement Security means either of them.

Hedging Bank means an Original Hedging Bank or any bank or financial institution which becomes a Hedging Bank in accordance with Clause 27.11 (Assignments and transfers by the Hedging Banks).

Hedging Master Agreement means any hedging master agreement entered into or to be entered into by a Borrower and a Hedging Bank as the basis for any Hedging Agreement between those Parties.

Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

IFRS means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

Insurances means, in relation to a Vessel, all policies and contracts of insurance (which expression includes all entries of that Vessel in a protection and indemnity or war risk association) which are from time to time during the Security Period in respect of that Vessel in place or taken out or entered into by or for the benefit of the relevant Borrower (whether in the sole name of that Borrower or in the joint names of that Borrower and any other person) in respect of that Vessel or otherwise in connection with that Vessel and all benefits thereunder (including claims of whatsoever nature and return of premiums).

Interest Period means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

Interpolated Screen Rate means, in relation to LIBOR for any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and
(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of 11.00 a.m. in London on the Quotation Day for USD.

Intra-Group Indebtedness means, in respect of a Group, intercompany loans, deposits or equity contributions within that Group.

ISDA Novation Agreements means:

(a)

the novation agreement to be made between Borrower A, KNOT and MUFG Securities EMEA plc (as hedging bank) pursuant to which rate swap transactions dated 12 April 2019 and 29 May 2019 (as evidenced by confirmations dated 12 April 2019 and 30 May 2019 from MUFG Securities EMEA plc to KNOT) and entered into pursuant to an ISDA Master Agreement dated 12 April 2019 between MUFG Securities EMEA plc and KNOT are to be novated from and out of the name of KNOT into the name of Borrower A; and

(b)

the novation agreement to be made between Borrower B, KNOT and MUFG Securities EMEA plc (as hedging bank) pursuant to which rate swap transactions dated 12 April 2019 and 29 May 2019 (as evidenced by confirmations dated 12 April 2019 and 30 May 2019 from MUFG Securities EMEA plc to KNOT) and entered into pursuant to an ISDA Master Agreement dated 12 April 2019 between MUFG Securities EMEA plc and KNOT are to be novated from and out of the name of KNOT into the name of Borrower B.

ISM Code means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention.

ISPS Code means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization's (IMO) Diplomatic Conference of December 2002.

ISSC means, in respect of a Vessel, an International Ship Security Certificate issued by the

Classification Society confirming that that Vessel is in compliance with the ISPS Code.

KNOP means KNOT Offshore Partners L.P., a master limited partnership listed on the New York Stock Exchange having its registered office at 2 Queen's Cross, Aberdeen, Aberdeenshire, AB15 4YB, United Kingdom.

KNOP Group means KNOP and its Subsidiaries.

KNOT Group means KNOT and its Subsidiaries.

KNOT ST means KNOT Shuttle Tankers AS, a company incorporated under the laws of Norway with Norwegian registration no. 998 942 829 having its registered office at Smedasundet 40, N-5529 Haugesund, Norway.

Lender means:

(a)	any Original Lender; and
(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 27 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

Letter of Quiet Enjoyment means, in respect of a Vessel, a letter of quiet enjoyment entered or to be entered into between the Agent, the Charterer and the relevant Borrower in respect of the Charterer's quiet enjoyment of that Vessel under the relevant Charterparty, in form and substance satisfactory to the Charterer and the Agent (on behalf of the Lenders), if required by the relevant Charterer and the relevant Borrower is contractually obliged to procure the same.

LIBOR means, in relation to any Loan:

(a)	the applicable Screen Rate;
(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or
(c)	if:
(i)	no Screen Rate is available for USD; or
(ii)	no Screen Rate is available for the Interest Period of that Loan and it is not possible to calculate an Interpolated Screen Rate for that Loan,

the Reference Bank Rate,

as of, in the case of paragraph (a) above, 11.00 a.m. London time and in the case of paragraph (c) above, 12.00 noon London time on the Quotation Day for USD and for a period equal in length to the Interest Period of that Loan and, if that rate is less than zero, LIBOR shall be deemed to be zero.

Loan means a loan made or to be made under a Facility or the principal amount outstanding for the time being of that loan.

Majority Lenders means:

(a)

if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding.

Management Agreement means any agreement made or to be made between a Borrower and a Manager for the technical and/or commercial management of a Vessel.

Manager means KNOT Management AS or one of its Affiliates acceptable to the Agent.

Manager's Undertaking means an undertaking to be provided by the Manager in favour of the Agent in form and substance satisfactory to the Agent (on behalf of the Finance Parties and the Hedging Banks).

Margin means 1.75% per annum.

Market Value means the fair market value of a Vessel, being the mean average of valuations of that Vessel obtained from 2 Approved Shipbrokers, with or without physical inspection of that Vessel (as the Agent may require) on the basis of a sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing buyer and a willing seller, on an "as is, where is" basis, free of any existing charter or other contract of employment and/or pool arrangement.

Material Adverse Effect means any event or occurrence that in the reasonable opinion of the Lenders has or would have materially adversely affected or could adversely affect:

(a)

the business, condition (financial or otherwise), operations, performance, assets or prospects of an Obligor or the Group taken as a whole since the date at which its latest audited financial statements were prepared; or

(b)	the ability of an Obligor to perform its obligations under the Finance Documents or the Hedging Agreements; or
(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to, any Finance Document or Hedging Agreement; or
(d)	the right or remedy of a Finance Party or a Hedging Bank in respect of a Finance Document or a Hedging Agreement.

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

Mortgages means together the Borrower A Mortgage and the Borrower B Mortgage, and Mortgage means either of them.

New Shipyard means Hyundai Heavy Industries Co., Ltd., a company organised and existing under the laws of the Republic of Korea, having its registered office at 1000, Bangeojinsunhwan-doro, Dong-gu, Ulsan, 44032, Korea.

Norwegian Companies Act means the Norwegian Limited Liability Companies Act of 13 June 1997 No. 44 (in Norwegian, aksjeloven).

Obligors means the Borrowers, KNOT (as long as it is a Guarantor), KNOP (as long as it is a Guarantor) and KNOT ST (as long as it is a Guarantor), and Obligor means any of them.

Original Financial Statements means:

(a)	in relation to each Borrower, the audited financial statements (being the audited financial statements for the financial year ending 31 December 2019) delivered to the Agent pursuant to Clause 21.2(a) (Financial statements); and

(b)	in relation to KNOT, its audited financial statements for its financial year ended 31 December 2018.

Outstanding Indebtedness means the aggregate of all sums of money at any time and from time to time owing to the Finance Parties under or pursuant to the Finance Documents.

Party means a party to this Agreement.

Post-Delivery Assignment Agreements means together the Borrower A Post-Delivery Assignment Agreement and the Borrower B Post-Delivery Assignment Agreement, and Post-Delivery Assignment Agreement means either of them.

Post-Delivery Facility means the post-delivery term loan facility made available under this Agreement as described in Clause 2.2 (The Post-Delivery Facility).

Post-Delivery Security Period means, in respect of a Vessel, the period from the Delivery Date of that Vessel until the end of the Security Period relating to it.

Post-Delivery Tranche A means the lesser of (a) USD96,050,000 and (b) 85% of the Aggregate Project Cost of Vessel A made or to be made under the Post-Delivery Facility relating to the acquisition by Borrower A of Vessel A, or the principal amount outstanding for the time being of that tranche.

Post-Delivery Tranche B means the lesser of (a) USD96,050,000 and (b) 85% of the Aggregate Project Cost of Vessel B made or to be made under the Post-Delivery Facility relating to the acquisition by Borrower B of Vessel B, or the principal amount outstanding for the time being of that tranche.

Post-Delivery Tranches means together the Post-Delivery Tranche A and the Post-Delivery Tranche B, and Post-Delivery Tranche means any of them.

Pre-Delivery Assignment Agreements means together the Borrower A Pre-Delivery Assignment Agreement and the Borrower B Pre-Delivery Assignment Agreement, and Pre-Delivery Assignment Agreement means either of them.

Pre-Delivery Facility means the pre-delivery term loan facility made available under this Agreement as described in Clause 2.1 (The Pre-Delivery Facility).

Pre-Delivery Security Period means, in respect of a Vessel, the period from the first Utilisation Date until the Delivery Date of that Vessel.

Pre-Delivery Tranche A means USD42,500,000 made or to be made under the Pre-Delivery Facility relating to the acquisition by Borrower A of Vessel A, available for utilisation in the maximum of 3 Loans as per the relevant milestones in the Shipbuilding Contract A as set out in paragraph (a) of Clause 5.3 (Utilisation Dates) or the principal amount outstanding for the time being of that tranche.

Pre-Delivery Tranche B means USD42,500,000 made or to be made under the Pre-Delivery Facility relating to the acquisition by Borrower B of Vessel B, available for utilisation in the maximum of 3 Loans as per the relevant milestones in the Shipbuilding Contract B as set out in paragraph (b) of Clause 5.3 (Utilisation Dates) or the principal amount outstanding for the time being of that tranche.

Pre-Delivery Tranches means together the Pre-Delivery Tranche A and the Pre-Delivery Tranche B, and Pre-Delivery Tranche means either of them.

Quotation Day means, in relation to any period for which an interest rate is to be determined, 2 Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

Reference Bank Quotation means any quotation supplied to the Agent by a Reference Bank.

Reference Bank Rate means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in USD for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

Reference Banks means those Lenders who, in accordance with paragraph (a) of Clause 29.17 (Role of Reference Banks), agree to be appointed as Reference Banks and such other banks as may (with their consent) be appointed as Reference Banks by the Agent in consultation with the Borrowers.

Refund Guarantee A means the refund guarantee (titled "Our Letter of Guarantee No. M04KC18127700018") dated 21 December 2018 in the maximum amount of USD44,085,520 executed by the Refund Guarantor in favour of Borrower A guaranteeing the Existing Shipyard's obligation to refund to Borrower A the pre-delivery instalments paid by Borrower A to the Existing Shipyard under Shipbuilding Contract A should they become due to be refunded under such Shipbuilding Contract and which, pursuant to the Refund Guarantee Confirmation relating to Vessel A, is to amended to guarantee the refund obligations of the New Shipyard to Borrower A under Shipbuilding Contract A upon the Shipbuilding Contract Novation Agreement relating to Vessel A becoming effective.

Refund Guarantee B means the refund guarantee (titled "Our Letter of Guarantee No. M04KC18127700025") dated 21 December 2018 in the maximum amount of USD44,085,520 executed by the Refund Guarantor in favour of Borrower B guaranteeing the Existing Shipyard's obligation to refund to Borrower B the pre-delivery instalments paid by Borrower B to the Existing Shipyard under Shipbuilding Contract B should they become due to be refunded under such Shipbuilding Contract and which, pursuant to the Refund Guarantee Confirmation relating to Vessel B, is to amended to guarantee the refund obligations of the New Shipyard to Borrower B under Shipbuilding Contract B upon the Shipbuilding Contract Novation Agreement relating to Vessel B becoming effective.

Refund Guarantee Confirmation means:

(a)

in relation to Refund Guarantee A, the acknowledgement and consent substantially in the form appended to the Shipbuilding Contract Novation Agreement for Vessel A issued or to be issued by the Refund Guarantor in favour of Borrower A confirming that Refund Guarantee A remains valid and continues to guarantee the New Shipyard's refund obligations under Shipbuilding Contract A on the same basis as if the New Shipyard had originally been a party to Shipbuilding Contract A in place of the Existing Shipyard; and

(b)

in relation to Refund Guarantee B, the acknowledgement and consent substantially in the form appended to the Shipbuilding Contract Novation Agreement for Vessel B issued or to be issued by the Refund Guarantor in favour of Borrower B confirming that Refund Guarantee B remains valid and continues to guarantee the New Shipyard's refund obligations under Shipbuilding Contract B on the same basis as if the New Shipyard had originally been a party to Shipbuilding Contract B in place of the Existing Shipyard.

Refund Guarantees means together the Refund Guarantee A and the Refund Guarantee B, and Refund Guarantee means either of them.

Refund Guarantor means Industrial Bank of Korea of IBK Tower 16 FL, 82 Eulji-ro, Jung-gu, Seoul, South Korea.

Relevant Event of Default means any Event of Default other than an Event of Default occurring under Clause 26.2 (Non-payment).

Relevant Interbank Market means the London interbank market.

Relevant Nominating Body means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

Relevant Person means:

(a)	each member of the Group; and
(b)	each of its directors, officers, employees, agents and representatives.

Repeating Representations means each of the representations set out in Clause 20 (Representations).

Replacement Benchmark means a benchmark rate which is:

(a)	formally designated, nominated or recommended as the replacement for the Screen Rate by:
(i)	the administrator of the Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by the Screen Rate); or
(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the Replacement Benchmark will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Majority Lenders and the Borrowers, generally accepted in the international syndicated loan markets as the appropriate successor to the Screen Rate; or
(c)	in the opinion of the Majority Lenders and the Borrowers, an appropriate successor to the Screen Rate.

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

Requisition Compensation means all sums of money or other compensation from time to time payable in respect of any requisition for title of other compulsory acquisition, requisition, expropriation or similar of a Vessel by any governmental entity.

Restricted Asset means any asset derived from any transaction with a Restricted Party or in which any Restricted Party has any legal or beneficial interest.

Restricted Party means a person that is:

(a)	listed on any Sanctions List or targeted by Sanctions (whether designated by name or by reason of being included in a class of person); or
(b)	located in or incorporated under the laws of any country or territory that is the target of comprehensive, country- or territory-wide Sanctions; or
(c)	directly or indirectly owned or controlled by, or acting on behalf, at the direction or for the benefit of, a person referred to in (a) and/or (b) above.

Sanctions means all laws, regulations and orders concerning any trade, economic or financial sanctions or embargoes or restrictive measures which are administered, enacted or enforced at any time by any Sanctions Authority to which the relevant Obligor, a Relevant Person and/or the relevant Finance Party is subject or compliance with which is reasonable in the ordinary course of business of such person or, in the case of a Finance Party, is required due to internal compliance and regulation.

Sanctions Authority means the Norwegian State, the United Nations, the European Union, the member states of the European Union, the United States of America, the United Kingdom, Japan and any authority acting on behalf of any of them in connection with Sanctions.

Sanctions List means (a) the lists of Sanctions designations and/or targets maintained by any Sanctions Authority and/or (b) any other Sanctions designation or target listed and/or adopted by a

Sanctions Authority, in all cases, from time to time.

Screen Rate means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for USD for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page LIBOR01/LIBOR02 of the Thomson Reuters Screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrowers and the Lenders.

Screen Rate Replacement Event means, in relation to the Screen Rate:

(a)	the methodology, formula or other means of determining the Screen Rate has, in the opinion of the Majority Lenders and the Borrowers, materially changed; or

(b)

(i)

(A)	the administrator of the Screen Rate or its supervisor publicly announces that such administrator is insolvent; or
(B)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of the Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide the Screen Rate; or

(ii)

the administrator of the Screen Rate publicly announces that it has ceased or will cease, to provide the Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide the Screen Rate; or

(iii)	the supervisor of the administrator of the Screen Rate publicly announces that the Screen Rate has been or will be permanently or indefinitely discontinued; or
(iv)	the administrator of the Screen Rate or its supervisor announces that the Screen Rate may no longer be used; or
(c)

the administrator of the Screen Rate determines that the Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstances or events leading to such determination are not (in the opinion of the Majority Lenders and the Borrowers) temporary; or
(ii)	the Screen Rate is calculated in accordance with any such policy or arrangement for a period no less than 3 months; or
(d)	in the opinion of the Majority Lenders and the Borrowers, the Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

Security Assets means:

(a)	the Vessels;
(b)	the Earnings;

(c)	the Insurances;
(d)	the Accounts;
(e)	any Requisition Compensation;
(f)	the Shipbuilding Contracts;
(g)	the Refund Guarantees;
(h)	the shares in each Borrower; and
(i)	the rights of each Borrower under the Hedging Agreements.

Security Document means each document listed in Clause 18 (Security) and any other document agreed between the Parties to be a Security Document.

Security Period means, in relation to a Vessel, the period from its Delivery Date until the earlier of:

(a)

the date on which the Loans relating to that Vessel are prepaid in full under Clause 8.5 (Mandatory prepayment – Total Loss or sale of a Vessel) together with all other sums then due and payable under the Finance Documents following the sale or Total Loss of that Vessel;

(b)

any date on which (with the approval of the Lenders and the Hedging Banks) the relevant Mortgage and all other Security Documents relating to that Vessel are released without being replaced by a new Mortgage and any other relevant Security Documents; and

(c)	the last day of the Facility Period.

Share Pledges means together the Borrower A Share Pledge and the Borrower B Share Pledge, and Share Pledge means either of them.

Shareholder Loans means shareholder loans and/or loans from other companies within the Group and/or loans from other Affiliates.

Shipbuilding Contract A means the shipbuilding contract dated 26 September 2018 originally made between Borrower A and the Existing Shipyard for the construction of Vessel A and which is to be novated from and out of the name of the Existing Shipyard to and into the name of the New Shipyard pursuant to the Shipbuilding Contract Novation Agreement relating to Vessel A.

Shipbuilding Contract B means the shipbuilding contract dated 26 September 2018 originally made between Borrower B and the Existing Shipyard for the construction of Vessel B and which is to be novated from and out of the name of the Existing Shipyard to and into the name of the New Shipyard pursuant to the Shipbuilding Contract Novation Agreement relating to Vessel B.

Shipbuilding Contract Novation Agreement means:

(a)

in relation to Vessel A, the novation agreement made or to be made between Borrower A, the Existing Shipyard and the New Shipyard pursuant to which Shipbuilding Contract A is to be novated out of the name of the Existing Shipyard into the name of the New Shipyard; and

(b)

in relation to Vessel B, the novation agreement made or to be made between Borrower B, the Existing Shipyard and the New Shipyard pursuant to which Shipbuilding Contract B is to be novated out of the name of the Existing Shipyard into the name of the New Shipyard.

Shipbuilding Contracts means together the Shipbuilding Contract A and the Shipbuilding Contract B (in each case as novated by the relevant Shipbuilding Contract Novation Agreement), and Shipbuilding Contract means either of them.

Shipyard means:

(a)	at any time prior to the novation of the Shipbuilding Contracts pursuant to the Shipbuilding

Contract Novation Agreements, the Existing Shipyard; and

(b)	at all times thereafter, the New Shipyard.

SMC means, in respect of a Vessel, a valid safety management certificate issued for that Vessel issued by the Classification Society pursuant to paragraph 13.7 of the ISM Code.

SMS means a safety management system for a Vessel developed and implemented in accordance with the ISM Code and including the functional requirements duties and obligations that follow from the ISM Code.

Subsidiary means an entity of which a person has direct or indirect control (whether through the ownership of voting capital, by contract or otherwise) or owns directly or indirectly more than 50% of the shares and for this purpose an entity shall be treated as controlled by another if that entity is able to direct its affairs and/or to control the composition of the board of directors or equivalent body.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Total Commitments means the aggregate of the Commitments, being USD277,100,000 at the date of this Agreement.

Total Loss means, in relation to a Vessel:

(a)	the actual, constructive, compromised, agreed, arranged or other total loss of that Vessel;
(b)	the requisition for title or compulsory acquisition of that Vessel by any government or other competent authority;
(c)

the capture, seizure, destruction, abandonment, condemnation, arrest, detention or confiscation of that Vessel by any government or by persons acting or purporting to act on behalf of any government or public authority, unless that Vessel is released and returned to the possession of the relevant Borrower within 30 days after the capture, seizure, arrest, detention or confiscation in question; or

(d)	any piracy, hijacking or theft of that Vessel, unless that Vessel is released and restored to the relevant Borrower within 30 days after the occurrence of such incident.

Total Loss Date means:

(a)	in the case of an actual total loss of a Vessel, the date on which it occurred or, if that is unknown, the date when that Vessel was last heard of;
(b)

in the case of a constructive, compromised, agreed or arranged total loss of a Vessel, the earlier of (i) the date on which a notice of abandonment is given to the insurers (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, at the date at which either a total loss is subsequently admitted by the insurers or a total loss is subsequently adjudged by a competent court of law or arbitration panel to have occurred or, if earlier, the date falling 3 Months after notice of abandonment of that Vessel was given to the insurers and (ii) the date of compromise, arrangement or agreement made by or on behalf of the relevant Borrower with that Vessel's insurers in which the insurers agree to treat that Vessel as a total loss; or

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred.

Total Post-Delivery Commitments means the aggregate of the Commitments relating to the Post-Delivery Facility being USD192,100,000 at the date of this Agreement.

Total Pre-Delivery Commitments means the aggregate of the Commitments relating to the Pre-Delivery Facility being USD85,000,000 at the date of this Agreement.

Tranches means together the Pre-Delivery Tranches and the Post-Delivery Tranches, and Tranche means any of them.

Transaction Documents means each Shipbuilding Contract, each Refund Guarantee, each Charterparty and each Management Agreement, together with the other documents contemplated herein or therein or otherwise designated as a Transaction Document by the Agent and the Borrowers, and Transaction Document means any of them.

Transfer Certificate means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrowers.

Transfer Date means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Transfer Certificate; and
(b)	the date on which the Agent executes the relevant Transfer Certificate.

UK Bail-In Legislation means (to the extent that the United Kingdom is not an EEA Member Country which has implemented or implements Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

US means the United States of America.

US Tax Obligor means:

(a)	a Borrower which is resident for tax purposes in the US; or
(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

Utilisation means a utilisation of a Facility.

Utilisation Date means the date of a Utilisation, being the date on which the relevant Loan is to be made.

Utilisation Request means a notice substantially in the form set out in Schedule 4 (Form Of Utilisation Request).

VAT means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112);
(b)	value added tax as provided for in the Norwegian Value Added Tax Act of 19 June 2009 no. 58 (in Norwegian, Merverdiavgiftsloven); or
(c)	any other tax of a similar nature.

Vessel A means a newbuilding DP2 shuttle tanker with the Shipyard's hull no. 3114, with a contract price of USD105,713,800 and estimated delivery in June 2020, to be registered in the name of Borrower A with an Approved Ship Registry upon delivery.

Vessel B means a newbuilding DP2 shuttle tanker with the Shipyard's hull no. 3115, with a contract price of USD105,713,800 and estimated delivery in August 2020, to be registered in the name of Borrower B with an Approved Ship Registry upon delivery.

Vessels means together Vessel A and Vessel B, and Vessel means either of them.

Write-down and Conversion Powers means:

(a)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation or UK Bail-In Legislation:
(i)

any powers to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation or UK Bail-In Legislation.
1.2	Construction
(a)	Unless a contrary indication appears, any reference in this Agreement to:
(i)

the Agent, the Mandated Lead Arranger, the Bookrunner, any Finance Party, any Lender or any Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	a Hedging Bank shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under any Hedging Agreement;
(iii)	the Charterer shall be construed so as to include its successors in title under any Charter;
(iv)	assets includes present and future properties, revenues and rights of every description;
(v)

a Finance Document, Transaction Document or any other agreement or instrument is a reference to that Finance Document, Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(vi)	a group of Lenders includes all the Lenders;
(vii)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(viii)

a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(ix)

a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(x)	a provision of law is a reference to that provision as amended or re-enacted;
(xi)	words importing the singular shall include the plural and vice versa; and
(xii)	a time of day is a reference to Bergen time unless specified otherwise.

(b)	Section, Clause and Schedule headings are for ease of reference only.
(c)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)

Each Hedging Agreement shall operate subject to the terms of this Agreement and accordingly, in the event of any inconsistency between the terms of a Hedging Agreement and this Agreement, the terms of this Agreement will prevail.

(e)	A Default is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived.
1.3	Currency symbols and definitions

$, USD and dollars denote the lawful currency of the United States of America.

1.4	Third party rights
(a)

Unless expressly provided to the contrary in that Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

(b)

The consent of any third party to whom rights have been provided under a Finance Document is not required, unless otherwise specifically required under the terms of any Finance Document, to rescind, vary, amend or terminate a Finance Document at any time.

SECTION 2

THE FACILITIES

2.	THE FACILITIES
2.1	The Pre-Delivery Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a senior secured USD pre-delivery term loan facility in an aggregate amount equal to the Total Pre-Delivery Commitments.

2.2	The Post-Delivery Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a senior secured USD post-delivery term loan facility in an aggregate amount equal to the Total Post-Delivery Commitments.

2.3	Finance Parties' and Hedging Banks' rights and obligations
(a)

The obligations of each Finance Party and each Hedging Bank under the Finance Documents are several. Failure by a Finance Party or a Hedging Bank to perform its obligations under the Finance Documents or the Hedging Agreements does not affect the obligations of any other Party under the Finance Documents or the Hedging Agreements. No Finance Party or Hedging Bank is responsible for the obligations of any other Finance Party or Hedging Bank under the Finance Documents and the Hedging Agreements.

(b)

The rights of each Finance Party and each Hedging Bank under or in connection with the Finance Documents and the Hedging Agreements are separate and independent rights and any debt arising under the Finance Documents to a Finance Party or under the Hedging Agreements to a Hedging Bank from an Obligor shall be a separate and independent debt.

(c)

A Finance Party and a Hedging Bank may, except as otherwise stated in the Finance Documents and the Hedging Agreements, separately enforce its rights under the Finance Documents and the Hedging Agreements.

(d)

No Finance Party or Hedging Bank will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document or Hedging Agreement, unless directly caused by its gross negligence or wilful misconduct.

3.	PURPOSE
3.1	Purpose of the Pre-Delivery Facility

The Borrowers shall apply all amounts borrowed by them under the Pre-Delivery Facility towards financing of instalments under the Shipbuilding Contracts.

3.2	Purpose of the Post-Delivery Facility

The Borrowers shall apply all amounts borrowed by them under the Post-Delivery Facility towards (a) refinancing the amounts borrowed under the Pre-Delivery Facility, (b) financing the delivery instalments of the Vessels and (c) financing and/or refinancing any other Aggregate Project Costs.

3.3	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION
4.1	Initial conditions precedent
(a)

The Borrowers may not deliver a Utilisation Request relating to a Loan under the Pre-Delivery Facility unless the Agent is satisfied that it has received all of the documents and other evidence listed in Part 1 (General Conditions Precedent) and Part 2 (Conditions Precedent To The Utilisation Of Each Loan Under The Pre-Delivery Facility) of Schedule 3 (Conditions Precedent And Subsequent), except those documents which specifically will only be available on the Utilisation Date or within another specified date as previously notified and agreed to by the Majority Lenders. The Agent shall notify the Borrowers and the Lenders promptly upon being so satisfied.

(b)

The Borrowers may not deliver a Utilisation Request relating to a Loan under the Post-Delivery Facility unless the Agent is satisfied that it has received all of the documents and other evidence listed in Part 1 (General Conditions Precedent) and Part 3 (Conditions Precedent To The Utilisation Of Each Loan Under The Post-Delivery Facility) of Schedule 3 (Conditions Precedent And Subsequent), except those documents which specifically will only be available on the Utilisation Date or within another specified date as previously notified and agreed to by the Majority Lenders. The Agent shall notify the Borrowers and the Lenders promptly upon being so satisfied.

(c)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.5 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan;
(b)	no Change of Control has occurred; and
(c)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Conditions subsequent

The Borrowers shall deliver or cause to be delivered to the Agent the additional documents and other evidence listed in Part 5 (Conditions Subsequent) of Schedule 3 (Conditions Precedent And Subsequent), within the time periods therein specified, in form and substance satisfactory to the Agent.

4.4	Maximum number of Loans
(a)	The Pre-Delivery Tranche A may be drawn in no more than 3 Loans.
(b)	The Pre-Delivery Tranche B may be drawn in no more than 3 Loans.
(c)	The Post-Delivery Tranche A may be drawn in no more than one Loan.
(d)	The Post-Delivery Tranche B may be drawn in no more than one Loan.
4.5	Form and content

All documents and evidence delivered to the Agent pursuant to this Clause 4 (Conditions of Utilisation) shall:

(a)	be in form and substance satisfactory to the Agent;
(b)	if required by the Agent, be in original; and
(c)	if required by the Agent, be certified, notarised, legalised or attested in a manner acceptable to the Agent.
4.6	Waiver of conditions precedent

The conditions specified in this Clause 4 (Conditions of Utilisation) are solely for the benefit of the Lenders and may be waived on their behalf in whole or in part and with or without conditions by the Agent (acting on the instructions of all of the Lenders).

SECTION 3

UTILISATION

5.	UTILISATION
5.1	Delivery of a Utilisation Request

The Borrowers may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than 12:00 noon London time on the date falling 3 Business Days prior to the Utilisation Date.

5.2	Completion of a Utilisation Request

Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day within the Availability Period, and complies with Clause 5.3 (Utilisation Dates);
(b)	the currency and amount of the Utilisation comply with Clause 5.4 (Currency and amount); and
(c)	the proposed Interest Period complies with Clause 10 (Interest Periods).
5.3	Utilisation Dates

Subject always to the terms of this Agreement:

(a)	The Pre-Delivery Tranche A may only be utilised on the following dates:

(i)

on the date of the third instalment under the Shipbuilding Contract A, within 3 Business Days of receipt by Borrower A of a facsimiled advice from the Shipyard confirmed by the Classification Society that steel cutting of Vessel A has been commenced, but in no event earlier than 8 July 2019;

(ii)

on the date of the fourth instalment under the Shipbuilding Contract A, within 3 Business Days of receipt by Borrower A of a facsimiled advice from the Shipyard confirmed by the Classification Society that the first block of the keel of Vessel A has been laid, but in no event earlier than 18 November 2019; and

(iii)	on the date of the fifth instalment under the Shipbuilding Contract A, within one month prior to the delivery of Vessel A.
(b)	The Pre-Delivery Tranche B may only be utilised on the following dates:
(i)

on the date of the third instalment under the Shipbuilding Contract B, within 3 Business Days of receipt by Borrower B of a facsimiled advice from the Shipyard confirmed by the Classification Society that steel cutting of Vessel B has been commenced, but in no event earlier than 8 July 2019;

(ii)

on the date of the fourth instalment under the Shipbuilding Contract B, within 3 Business Days of receipt by Borrower B of a facsimiled advice from the Shipyard confirmed by the Classification Society that the first block of the keel of Vessel B has been laid, but in no event earlier than 18 November 2019; and

(iii)	on the date of the fifth instalment under the Shipbuilding Contract B, within one month prior to the delivery of Vessel B.
(c)	The Post-Delivery Tranche A may only be utilised on or after the Delivery Date of Vessel A.
(d)	The Post-Delivery Tranche B may only be utilised on or after the Delivery Date of Vessel B.
5.4	Currency and amount
(a)	The currency specified in a Utilisation Request must be USD.
(b)	The amount of the proposed Loan must be an amount which is not more than the Available Facility in respect of the relevant Tranche, provided that:
(i)	the Loans utilised under the Pre-Delivery Tranche A must be amounts which are not more than:
(A)	USD17,250,000 in respect of the Loan described in paragraph (a)(i) of Clause 5.3 (Utilisation Dates);
(B)	USD11,050,000 in respect of the Loan described in paragraph (a)(ii) of Clause 5.3 (Utilisation Dates);
(C)	USD14,200,000 in respect of the Loan described in paragraph (a)(iii) of Clause 5.3 (Utilisation Dates);
(ii)	the Loans utilised under the Pre-Delivery Tranche B must be amounts which are not more than:
(A)	USD17,250,000 in respect of the Loan described in paragraph (b)(i) of Clause 5.3 (Utilisation Dates);
(B)	USD11,050,000 in respect of the Loan described in paragraph (b)(ii) of Clause 5.3 (Utilisation Dates);
(C)	USD14,200,000in respect of the Loan described in paragraph (b)(iii)(i) of Clause 5.3 (Utilisation Dates);

(iii)

the Loan utilised under the Post-Delivery Tranche A must be an amount which is not more than the lesser of (a) USD96,050,000 and (b) 85% of the Aggregate Project Cost of Vessel A, and shall be applied by Borrower A towards financing the delivery instalment of Vessel A and applicable project costs; and

(iv)

the Loan utilised under the Post-Delivery Tranche B must be an amount which is not more than the lesser of (a) USD96,050,000 and (b) 85% of the Aggregate Project Cost of Vessel B, and shall be applied by Borrower B towards financing the delivery instalment of Vessel B and applicable project costs.

5.5	Lenders' participation
(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.
(b)

The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility (each in respect of the Tranche to which that Loan relates) immediately prior to making that Loan.

(c)

The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan by 12:00 noon London time on the date falling one Business Day prior to the relevant Utilisation Date.

5.6	Cancellation of Commitments

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

6.	EXTENT OF LIABILITY
6.1	Joint and several liability

Subject to Clause 6.2 (Limitations) and Clause 28 (Changes to the Obligors), each Borrower shall be and remain jointly and severally liable with the other Borrower for:

(a)	the payment of each and every sum from time to time due from the Borrowers;
(b)	each and every obligation undertaken; and
(c)	each and every liability incurred on the part of the Borrowers,

under or pursuant to the Finance Documents.

If at any time a Borrower has paid to the Finance Parties or the Finance Parties have recovered from that Borrower a sum which was due from the Borrowers under or pursuant to the Finance Documents and such sum is higher than the amount which that Borrower was obliged to contribute in its relation (if any) with the other Borrower, then that Borrower shall not have the benefit of any right of subrogation and shall not exercise any right of recourse or claim any set-off or counterclaim against the other Borrower or prove otherwise in competition with the Finance Parties (all such rights being hereby irrevocably waived by each Borrower) unless and until the Outstanding Indebtedness has been paid and discharged in full.

6.2	Limitations
(a)	Notwithstanding the joint and several liability of each Borrower with the other Borrower under the Finance Documents:
(i)

the maximum liability of each Borrower under the Finance Documents shall always be limited to USD230,520,000 plus (1) any interest, default interest, Break Cost or other costs, fees and expenses related to the Borrowers' obligations under the Finance Documents and (2) any default interest or other costs, fees and expenses related to the liability of that Borrower hereunder; and

(ii)

the joint and several liability of each Borrower with the other Borrower does not apply to any liability if and to the extent that it would constitute unlawful financial assistance within the meaning of Chapter 8 of the Norwegian Companies Act or any equivalent and applicable provisions under the laws of the relevant jurisdiction of the Borrowers.

(b)

The limitations set out in this Clause 6.2 (Limitations) shall only apply to the extent the joint and several obligations (or parts thereof) are deemed to be guarantee obligations (in Norwegian, kausjon) pursuant to the terms of the FA Act.

(c)

The joint and several liability of each Borrower with the other Borrower shall not apply from the date a Drop Down in respect of one Borrower has occurred until a Drop Down has occurred also for the other Borrower (whereupon such joint and several liability shall automatically reinstate), and during this time:

(i)	Borrower A shall only be liable for the Outstanding Indebtedness relating to the Pre-Delivery Tranche A and the Post-Delivery Tranche A (if any); and
(ii)	Borrower B shall only be liable for the Outstanding Indebtedness relating to the Pre-Delivery Tranche B and the Post-Delivery Tranche B (if any).
6.3	Waiver of defences

Each Borrower hereby specifically agrees and accepts that the nature of its liability hereunder is joint and several, and that the obligations of a Borrower under the Finance Documents will not be affected by an act, omission, matter or thing which, but for this Clause 6 (Extent Of Liability), would reduce, release or prejudice any of its obligations under this Clause 6 (Extent Of Liability) (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, the other Borrower or any other person;
(b)	the release of the other Borrower or any other person under the terms of any composition or arrangement with any creditor of that Borrower;
(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the other Borrower or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the other Borrower or any other person;
(e)

any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatsoever nature) or replacement of a Finance Document or any other document or security in relation to the other Borrower;

(f)	any unenforceability, illegality or invalidity of any obligation of the other Borrower under any Finance Document or any other document or security; or
(g)	any insolvency or similar proceedings in relation to the other Borrower.
6.4	FA Act

Each Borrower, to the extent it is considered to be a guarantor for the obligations of the other Borrower, specifically waives all rights under the provisions of the FA Act not being mandatory provisions, including (but not limited to) the following provisions (the main contents of the relevant provisions being as indicated in the brackets):

(a)

§ 29 (as the Agent shall be entitled to exercise all its rights under this Agreement and applicable law in order to secure payment. Such rights shall include the right to set-off any credit balance in any currency, on any bank account that Borrower might have with each of the Finance Parties individually against the amount due);

(b)	§ 63 (1) – (2) (to be notified of a Default or an Event of Default hereunder and to be kept informed thereof);
(c)	§ 63 (3) (to be notified of any extension granted to the other Borrower in payment of principal and/or interest);
(d)	§ 63 (4) (to be notified of the other Borrower's bankruptcy proceedings or debt reorganisation proceedings and/or any application for the latter);
(e)	§ 65 (3) (that the consent of that Borrower is required for that Borrower to be bound by amendments to the Finance Documents that may be detrimental to its interest);
(f)	§ 66 (that its consent is required for the release of other Security);
(g)	§ 67 (2) (about any reduction of that Borrower's liabilities hereunder, since no such reduction shall apply as long as any amount is outstanding under the Finance Documents);
(h)

§ 67 (4) (that that Borrower's liabilities hereunder shall lapse after 10 years, as that Borrower shall remain liable hereunder as long as any amount is outstanding under any of the Finance Documents);

(i)

§ 70 (as that Borrower shall not have any right of subrogation into the rights of the Finance Parties under the Finance Documents until and unless the Finance Parties shall have received all amounts due or to become due to them under the Finance Documents);

(j)

§ 71 (as the Finance Parties shall have no obligation first to make demand upon or seek to enforce remedies against any other Obligor or any other Security provided in respect of any other Obligor's liabilities under the Finance Documents before demanding payment under or seeking to enforce the guarantee obligations of that Borrower hereunder);

(k)	§ 72 (as all interest and default interest due under any of the Finance Documents shall be secured by the guarantee obligations of that Borrower hereunder);
(l)	§ 73 (1) – (2) (as all costs and expenses related to a termination event, a Default or an Event of Default shall be secured by the guarantee obligations of that Borrower hereunder); and
(m)

§ 74 (1) – (2) (as that Borrower shall not make any claim against the other Borrower for payment by reason of performance by it of its obligations under the Finance Documents until and unless the Finance Parties first shall have received all amounts due or to become due to them under the Finance Documents).

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

7.	REPAYMENT
7.1	Repayment of the Pre-Delivery Tranche A
(a)	The Pre-Delivery Tranche A and any Outstanding Indebtedness related thereto is due and payable on the Final Maturity Date of the Pre-Delivery Tranche A.
(b)	No Borrower may reborrow any part of the Pre-Delivery Tranche A which is repaid.
7.2	Repayment of the Pre-Delivery Tranche B
(a)	The Pre-Delivery Tranche B and any Outstanding Indebtedness related thereto is due and payable on the Final Maturity Date of the Pre-Delivery Tranche B.
(b)	No Borrower may reborrow any part of the Pre-Delivery Tranche B which is repaid.

7.3	Repayment of the Post-Delivery Tranche A
(a)

The Post-Delivery Tranche A shall be repaid by 20 consecutive quarterly repayment instalments over a 20 year profile as set out in Schedule 9 (Repayment Schedule), provided that if the full amount of the Post-Delivery Tranche A is not advanced to the Borrowers, the amount of each such repayment instalment shall be reduced pro rata to the amount of the Post-Delivery Tranche A actually advanced. The first such repayment instalment is due and payable on the date falling 3 months after the Delivery Date of Vessel A and subsequent repayment instalments are due and payable at successive 3 monthly intervals thereafter.

(b)	Any Outstanding Indebtedness related to the Post-Delivery Tranche A is due and payable on the Final Maturity Date of the Post-Delivery Tranche A.
(c)	No Borrower may reborrow any part of the Post-Delivery Tranche A which is repaid.
7.4	Repayment of the Post-Delivery Tranche B
(a)

The Post-Delivery Tranche B shall be repaid by 20 consecutive quarterly repayment instalments over a 20 year profile as set out in Schedule 9 (Repayment Schedule), provided that if the full amount of the Post-Delivery Tranche B is not advanced to the Borrowers, the amount of each such repayment instalment shall be reduced pro rata to the amount of the Post-Delivery Tranche B actually advanced. The first such repayment instalment is due and payable on the date falling 3 months after the Delivery Date of Vessel B and subsequent repayment instalments are due and payable at successive 3 monthly intervals thereafter.

(b)	Any Outstanding Indebtedness related to the Post-Delivery Tranche B is due and payable on the Final Maturity Date of the Post-Delivery Tranche B.
(c)	No Borrower may reborrow any part of the Post-Delivery Tranche B which is repaid.

7.5Final Maturity Date

All Outstanding Indebtedness is due and payable on the Final Maturity Date of the Post-Delivery Tranche B (or, if the Delivery Date of Vessel B occurs before the Delivery Date of Vessel A, on the Final Maturity Date of the Post-Delivery Tranche A).

8.	PREPAYMENT AND CANCELLATION
8.1	Voluntary cancellation

The Borrowers may, if they give the Agent not less than 10 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of USD5,000,000) of the Available Facility in respect of a Tranche. Any cancellation under this Clause 8.1 (Voluntary Cancellation) shall reduce the Commitments of the Lenders in respect of that Tranche rateably.

8.2	Voluntary prepayment of Loans
(a)

The Borrowers may, if they give the Agent not less than 10 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of the Loans (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of USD2,000,000).

(b)

Any prepayment under this Clause 8.2 (Voluntary Prepayment Of Loans) shall rateably satisfy the Borrowers' obligations under (1) Clause 7.1 (Repayment Of The Pre-Delivery Tranche A) and Clause 7.2 (Repayment Of The Pre-Delivery Tranche B) or (2) Clause 7.3 (Repayment Of The Post-Delivery Tranche A) and Clause 7.4 (Repayment Of The Post-Delivery Tranche B) (as the case may be, depending on whether or not the Vessels have been delivered and the Post-Delivery Facility utilised), pro rata to the remaining instalments and the balloon payment.

8.3	Mandatory prepayment - Drop Down

If a Drop Down occurs in relation to a Borrower, the Borrowers shall, on the relevant Drop Down Date, prepay a part of the Post-Delivery Tranche A (if the Drop Down relates to Borrower A) or a part of the Post-Delivery Tranche B (if the Drop Down relates to Borrower B) in the amount (if any) by which (a) the outstanding amount of the relevant Post-Delivery Tranche exceeds (b) 75% of the Market Value of that  Borrower's Vessel as determined not more than 14 days prior to the relevant Drop Down Date pursuant to Clause 21.8 (Market Value), together with accrued interest and all other amounts accrued in relation thereto. Such amounts will become immediately due and payable on the relevant Drop Down Date whereupon the Total Commitments relating to the relevant Tranche shall be cancelled in the amount to be prepaid.

8.4	Mandatory prepayment – illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it becomes contrary to Sanctions to do the same:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;
(b)	upon the Agent notifying the Borrowers, each Available Commitment of that Lender will be immediately cancelled; and
(c)

to the extent that the Lender's participation has not been transferred pursuant to paragraph (d) of Clause 8.8 (Right of replacement or repayment and cancellation in relation to a single Lender), the Borrowers shall repay that Lender's participation in the Loans on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrowers or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender's corresponding Commitment shall be cancelled in the amount of the participations repaid.

8.5	Mandatory prepayment – Total Loss or sale of a Vessel

If a Vessel is sold or shall suffer a Total Loss, the Agent shall:

(a)	in case of a sale, on or before the date on which the sale is completed by delivery of that Vessel to the buyer; or
(b)

in the case of a Total Loss, on the earlier of the date falling 90 days after the Total Loss Date and the receipt by the Agent of the proceeds of Insurance relating to such Total Loss (or in the event of a requisition for title of the Vessel, immediately after the occurrence of such requisition of title)

cancel the Total Commitments relating to the relevant Tranches under which that Vessel is financed and declare the relevant outstanding Loans, together with accrued interest and all other amounts accrued in relation thereto immediately due and payable, whereupon the Total Commitments relating to the relevant Tranches under which that Vessel is financed will be cancelled and all such outstanding amounts will become immediately due and payable.

8.6	Mandatory prepayment – Market Value
(a)	If:
(i)

following the Delivery Date of the first Vessel to be delivered but before the Delivery Date of the second Vessel to be delivered, the Market Value of the Vessel which has been delivered falls below 110% of the Post-Delivery Tranche relating to that Vessel; or

(ii)

following the Delivery Date of both Vessels but after a Drop Date has occurred in respect of one Borrower only, the Market Value of a Vessel falls below 110% of the Post-Delivery Tranche relating to that Vessel;

the Borrower which is the owner of the relevant Vessel shall, unless otherwise agreed with the Agent within 30 days, either:

(A)	prepay the Post-Delivery Tranche relating to that Vessel or a part of that Post-Delivery Tranche (as the case may be); and/or
(B)	provide the Lenders with such additional security, in form and substance and being of a kind and having a value satisfactory to the Lenders,

as is required to restore the aforesaid ratio.

(b)

Any prepayment under paragraph (a) shall satisfy the relevant Borrower's obligations under Clause 7.3 (Repayment Of The Post-Delivery Tranche A) or 7.4 (Repayment of the Post-Delivery Tranche B) (as applicable) pro rata to the remaining instalments and the balloon payment.

(c)

If following the Delivery Date of both Vessels and no Drop Down has occurred or a Drop Down has occurred in respect of both Borrowers, the aggregate Market Value of the Vessels falls below 110% of the aggregate amount of the Post Delivery Tranches, the Borrowers shall, unless otherwise agreed with the Agent within 30 days, either:

(i)	prepay the Post-Delivery Tranches or a part of the Post-Delivery Tranches (as the case may be); and/or
(ii)	provide the Lenders with such additional security, in form and substance and being of a kind and having a value satisfactory to the Lenders,

as is required to restore the aforesaid ratio.

(d)

Any prepayment under paragraph (c) shall rateably satisfy the Borrowers' obligations under Clause 7.3 (Repayment Of The Post-Delivery Tranche A) and Clause 7.4 (Repayment Of The Post-Delivery Tranche B), pro rata to the remaining instalments and the balloon payments.

(e)	Any additional security shall be documented and perfected in such terms as the Agent (on behalf of all Lenders) may approve or require.
8.7	Mandatory prepayment – Change of Control or delisting of KNOP
(a)	If a Change of Control occurs in relation to both Borrowers or, if a Drop Down has taken place in relation to both Borrowers, KNOP ceases to be listed on the New York Stock Exchange:
(i)	the Borrowers shall promptly notify the Agent upon becoming aware of that event;
(ii)	a Lender shall not be obliged to fund a Utilisation; and
(iii)

the Agent (acting on the instructions of the Majority Lenders) may, by giving notice to the Borrowers of not less than the relevant period specified in paragraph (c) below, cancel the Total Commitments and declare all outstanding Loans together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding Loans and amounts will become immediately due and payable.

(b)

If a Change of Control occurs in relation to one Borrower only or, if a Drop Down has taken place in relation to one Borrower only, KNOP ceases to be listed on the New York Stock Exchange (in each case, such Borrower being the Affected Borrower):

(i)	the Borrowers shall promptly notify the Agent upon becoming aware of that event;
(ii)	a Lender shall not be obliged to fund a Utilisation for the Tranche which relates to the Vessel owned by the Affected Borrower (the Affected Tranche); and

(iii)

the Agent (acting on the instructions of the Majority Lenders) may, by giving notice to the Borrowers of not less than the relevant period specified in paragraph (c) below, cancel the Total Commitments for the Affected Tranche and declare all outstanding Loans in connection with the Affected Tranche, together with accrued interest, and all other amounts in connection with the Affected Tranche accrued under the Finance Documents immediately due and payable, whereupon the Total Commitments for the Affected Tranche will be cancelled and all such outstanding Loans for the Affected Tranche and amounts will become immediately due and payable.

(c)	The relevant notice period specified in paragraphs (a)(iii) and (b)(iii) above is:
(i)	30 days in relation to a Change of Control (other than a KNOP Change of Control); or
(ii)	60 days in relation to a KNOP Change of Control or a delisting of KNOP.
8.8	Right of replacement or repayment and cancellation in relation to a single Lender
(a)	If:
(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up); or
(ii)	any Lender claims indemnification from a Borrower under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs),

the Borrowers may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender's participation in the Loan or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment(s) of that Lender shall immediately be reduced to zero.
(c)

On the last day of each Interest Period which ends after the Borrowers have given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrowers in that notice), the Borrowers shall repay that Lender's participation in that Loan.

(d)	If:
(i)	any of the circumstances set out in paragraph (a) above apply to a Lender; or
(ii)	an Obligor becomes obliged to pay any amount in accordance with Clause 8.4 (Mandatory prepayment – illegality) to any Lender,

the Borrowers may, on 30 Business Days' prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Borrowers which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 27 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Loan and all accrued interest (to the extent that the Agent has not given a notification under Clause 27.7 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:
(i)	the Borrowers shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;
(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and
(iv)

the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations In relation to that transfer.

(f)

A Lender shall perform the checks described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Agent and the Borrowers when it is satisfied that it has complied with this checks.

8.9	Restrictions
(a)

Any notice of cancellation or prepayment given by any Party under this Clause 8 (Prepayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs and amounts (if any) payable under the Hedging Agreements in connection with that prepayment, without premium or penalty.

(c)	The Borrowers may not reborrow any part of a Facility which is prepaid.
(d)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.
(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.
(f)	If the Agent receives a notice under this Clause 8 (Prepayment and cancellation) it shall promptly forward a copy of that notice to either the Borrowers or the affected Lender, as appropriate.
(g)

If all or part of any Lender's participation in a Loan is repaid or prepaid, an amount of that Lender's Commitment (equal to the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

8.10	Application of prepayments

Any prepayment of the Loan pursuant to Clause 8.2 (Voluntary prepayment of Loans), Clause 8.3 (Mandatory prepayment - Drop Down), Clause 8.5 (Mandatory prepayment – Total Loss or sale of a Vessel), Clause 8.6 (Mandatory prepayment – Market Value) or Clause 8.7 (Mandatory prepayment – Change of Control)  shall be applied pro rata to each Lender's participation in that Loan.

SECTION 5

COSTS OF UTILISATION

9.	INTEREST
9.1	Calculation of interest
(a)	The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(i)	Margin; and

(ii)	LIBOR.
(b)	Interest shall be calculated on the actual number of days elapsed on the basis of a 360 day year.
(c)	For purpose of calculation of such number of days, the first day of each Interest Period shall be included and the last day thereof shall be excluded.
(d)	If, after calculation of any amount payable under this Clause 9, there is any fraction equating to less than one hundredth of one dollar (USD0.01), such fraction shall be discarded.
9.2	Payment of interest

The Borrowers shall pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than 3 Months, on the dates falling at 3 monthly intervals after the first day of the Interest Period).

9.3	Default interest
(a)

If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is 2.00% per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).

(b)

If a Relevant Event of Default has occurred and is continuing in respect of a Loan and notice to pay default interest on it is given by the Agent to the relevant Borrower or the Borrowers (as the case may be) in accordance with paragraph (a) of Clause 26.16 (Acceleration), interest shall accrue on such Loan (but only to the extent that default interest is not then accruing on it under paragraph (a) above) from the date when such notice is given by the Agent to the relevant Borrower or the Borrowers (save in case of breach of Clause 21.6 (Notification of default), in which case default interest shall be payable from the date when the Relevant Event of Default occurred) up to the date on which the Relevant Event of Default is remedied at a rate which is 2.00% per annum higher than the normal interest rate then applicable to the relevant Loan.

(c)	Any interest accruing under this Clause 9.3 shall be immediately payable by the Obligor on demand by the Agent.
(d)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and
(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 2.00% per annum higher than the rate which would have applied if the overdue amount had not become due.
(e)

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest
(a)	The Agent shall promptly notify the Lenders and the Borrowers of the determination of a rate of interest under this Agreement.
(b)	The Agent shall promptly notify the relevant Borrower of each Funding Rate relating to a Loan.

10.	INTEREST PERIODS
10.1	Interest Periods
(a)	Except as provided in Clause 10.1(c) and Clause 10.1(d), each Interest Period shall be in relation to a Loan and shall be for a duration of 3 months.
(b)

The first Interest Period in respect of the first Loan to be utilised in respect of a Pre-Delivery Tranche shall commence on the first Utilisation Date for that Loan and end on the date falling 3 months after and each subsequent Interest Period for that Loan shall commence on the last day of the immediately preceding Interest Period.

(c)

The first Interest Period in respect of each subsequent Loan for that Pre-Delivery Tranche shall commence on its Utilisation Date and end on the last day of the then current Interest Period for the other Loans already drawn in relation to that Pre-Delivery Tranche (so that the Interest Periods for all Loans shall be consolidated) and each subsequent Interest Period shall commence on the last day of the immediately preceding Interest Period.

(d)

No Interest Period in respect of a Pre-Delivery Tranche that commences before the Utilisation Date of its applicable Post-Delivery Tranche  shall extend beyond the Utilisation Date for such Post-Delivery Tranche and for the purposes of ensuring that the then current Interest Period for the Loans for the relevant Pre-Delivery Tranche ends on that date, Interest Periods of less than 3 months' duration may be set by the Agent so that it ends on the Utilisation Date of relevant Post-Delivery Tranche.

(e)	An Interest Period in respect of a Loan shall not extend beyond the relevant Final Maturity Date and shall be shortened so that it ends on the relevant Final Maturity Date.
10.2	Non-Business Day

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.	CHANGES TO THE CALCULATION OF INTEREST
11.1	Unavailability of Screen Rate
(a)

Interpolated Screen Rate: If no Screen Rate is available for LIBOR for the Interest Period of a Loan, the applicable LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)	Reference Bank Rate: If no Screen Rate is available for LIBOR for:
(i)	USD; or
(ii)	the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable LIBOR shall be the Reference Bank Rate as of noon London time on the Quotation Day and for a period equal in length to the Interest Period of that Loan.

11.2	Calculation of Reference Bank Rate
(a)

Subject to paragraph (b) below, if LIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by noon London time on the Quotation Day, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)	If at or about noon London time on the Quotation Day, none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

(c)

If paragraph (b) above applies but no Reference Bank Rate is available for USD or the relevant Interest Period there shall be no LIBOR for that Loan and Clause 11.4 (Cost of funds) shall apply to that Loan for that Interest Period.

11.3	Market disruption

If before close of business in London on the Quotation Day for the relevant Interest Period the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 50% of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR then Clause 11.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

11.4	Cost of funds
(a)

If this Clause 11.4 (Cost of funds) applies, the rate of interest on each Lender's share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and
(ii)

the rate notified to the Agent by that Lender as soon as practicable and in any event within 3 Business Days of the first day of that Interest Period (or, if earlier, on the date falling 3 Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)

If this Clause 11.4 (Cost of Funds) applies and the Agent or a Borrower so requires, the Agent and the Borrowers shall enter into negotiations (for a period of not more than 30 days with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrowers, be binding on all Parties.
11.5	Break Costs
(a)

Each Borrower shall, within 3 Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrowers on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
12.	FEES
12.1	Commitment fee
(a)

The Borrowers shall pay to the Agent (for the account of each Lender) a commitment fee computed at the rate of 0.70% per annum on that Lender's Net Available Commitment for the period commencing on the date of this Agreement and ending on the last day of the Availability Period.

(b)	For the purposes of this Clause 12.1 (Commitment fee), the Net Available Commitment of a Lender is equal to the aggregate of:
(i)	its Available Commitments in respect of the Pre-Delivery Tranches; plus
(ii)	the amount by which its Available Commitments in respect of the Post-Delivery Tranches exceed the amount in paragraph (i) above.

(c)

The accrued commitment fee is payable on the last day of each successive period of 3 Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

12.2	Flat fee

The Borrowers shall pay to the Agent for distribution to each Original Lender a non-refundable flat fee in the amount equal to 1.00% of that Original Lender's Total Commitments to the Post-Delivery Facility, being:

(a)	a fee of USD510,500 to be paid to MUFG Bank, Ltd.;
(b)	a fee of USD960,500 to be paid to Mizuho Bank, Ltd.; and
(c)	a fee of USD450,000 to be paid to Sumitomo Mitsui Trust Bank, Limited (London Branch),

such amounts to be paid within 10 Business Days after the date of this Agreement.

12.3	Other fees

The Borrowers shall pay to the Agent such other fees as are set out in any Fee Letter.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

13.	TAX GROSS UP AND INDEMNITIES
13.1	Definitions

In this Agreement:

Protected Party means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

13.2	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
(b)

The Borrowers shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrowers and that Obligor.

(c)

If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)

If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)

Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.3	Tax indemnity
(a)

The Borrowers shall (within 3 Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(A)

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under Clause 13.2 (Tax gross-up); or
(B)

would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 13.2 (Tax gross-up) applied; or

(C)	relates to a FATCA Deduction required to be made by a Party.
(c)

A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrowers.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3 (Tax indemnity), notify the Agent.
13.4	Stamp taxes

The Borrowers shall pay and, within 3 Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.5	VAT
(a)

All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)

If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party other than the Recipient (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)

(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT.  The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)

(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part of it as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)

Any reference in this Clause 13.5 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term representative member to have the same meaning as in the Value Added Tax Act 1994).

(e)

In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.

13.6	FATCA Information
(a)	Subject to paragraph (c) below, each Party shall, within 10 Business Days of a reasonable request by another Party:
(i)	confirm to that other Party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party;
(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA;

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii)

above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;
(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality.
(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)	If an Obligor is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within 10 Business Days of:
(i)	where that Obligor is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;
(ii)	where that Obligor is a US Tax Obligor on a Transfer Date and the relevant Lender is a New Lender, the relevant Transfer Date; or
(iii)	where that Obligor is not a US Tax Obligor, the date of a request from the Agent,

supply to the Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or
(B)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.
(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the relevant Obligor.
(g)

If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Obligor.

(h)

The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraphs (e), (f) or (g) above.

13.7	FATCA Deduction
(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrowers and the Agent and the Agent shall notify the other Finance Parties.

14.	INCREASED COSTS
14.1	Increased costs
(a)

Subject to Clause 14.3 (Exceptions) the Borrowers shall, within 3 Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation, (ii) compliance with any law or regulation made after the date of this Agreement or (iii) the implementation or application of or compliance with any Basel III Regulation (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)	In this Agreement Increased Costs means:
(i)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;
(ii)	an additional or increased cost; or
(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims
(a)

A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrowers.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.
14.3	Exceptions
(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;
(ii)	attributable to a FATCA Deduction required to be made by a Party;
(iii)

compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied); or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
(b)	In this Clause 14.3 (Exceptions), a reference to a Tax Deduction has the same meaning given to the term in Clause 13.1 (Definitions).
15.	OTHER INDEMNITIES
15.1	Currency indemnity
(a)	If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within 3 Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
15.2	Other indemnities

Each Obligor shall, within 3 Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default in respect of any Loan in respect of which that Obligor is then liable as Borrower or Guarantor;
(b)

a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 31 (Sharing among the Finance Parties);

(c)

any claim, action, civil penalty or fine against, any settlement, and any other kind of loss or liability, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred by the Agent or any Lender as a result of conduct of any Obligor or any of their partners, directors, officers, employees, agents or advisors, that violates any Sanctions;

(d)

funding, or making arrangements to fund, its participation in a Loan requested by the Borrowers in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(e)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrowers.

The indemnity in this Clause 15.2 (Other indemnities) shall cover any cost, loss or liability incurred by each Finance Party in any jurisdiction arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions.

15.3	Indemnity to the Agent

The Borrowers shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;
(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or
(c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

16.	MITIGATION BY THE LENDERS
16.1	Mitigation
(a)

Each Finance Party shall, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.4 (Mandatory prepayment – illegality), Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
16.2	Limitation of liability
(a)	The Borrowers shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).
(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
17.	COSTS AND EXPENSES
17.1	Transaction expenses

The Borrowers shall promptly on demand pay the Agent, the Hedging Banks and the Mandated Lead Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, syndication, perfection, amendment, enforcement and preservation of:

(a)	this Agreement and any other documents referred to in this Agreement; and
(b)	any other Finance Documents executed after the date of this Agreement.
17.2	Amendment and enforcement costs

The Borrowers shall, within 3 Business Days of demand, reimburse the Agent and any Finance Party for the amount of all costs and expenses (including but not limited to legal fees and administration fees, including costs of utilising the Agent's management time) incurred by the Agent and any such Finance Party in connection with:

(a)	responding to, evaluating, negotiating or complying with a request or requirement for any amendment, waiver or consent;
(b)	the granting of any release, waiver or consent under the Finance Documents;
(c)	any amendment or variation of a Finance Document; and
(d)	the enforcement of, or the preservation, protection or maintenance of, or attempt to preserve or enforce, any of the rights of the Finance Parties under the Finance Documents.
17.3	Costs and expenses payable even if no Utilisation

For the avoidance of doubt, costs payable by the Borrowers under Clause 17.1 (Transaction Expenses) and this Clause 17.2 (Amendment and enforcement costs) remain payable whether or not a Utilisation is ever made.

SECTION 7

SECURITY

18.	SECURITY
18.1	Security

The obligations and liabilities of a Borrower under the Finance Documents and the Hedging Agreements to which it is a party including (without limitation) that Borrower's obligation to repay the Loans for which, in accordance with Clause 6.1 (Joint and several liability) and Clause 6.2 (Limitations), it is from time to time liable under this Agreement together with all unpaid interest, default interest, commissions, charges, expenses and any other derived liability whatsoever of that Borrower towards the Finance Parties and/or the Hedging Banks in connection therewith shall, at any time until all amounts owing by it to the Finance Parties and the Hedging Banks under the Finance Documents and the Hedging Agreements to which it is a party have been paid and/or repaid in full, be guaranteed by the Guarantee from KNOT (if no Drop Down has taken place in respect of that Borrower) or by the Guarantees from KNOP and KNOT ST (if a Drop Down has taken place in respect of that Borrower) and be secured by the following security:

(a)	the Account Pledge executed by that Borrower;
(b)	the Factoring Agreement executed by that Borrower;
(c)	the Share Pledge in respect of that Borrower;
(d)	the Hedging Agreement Security executed by that Borrower;
(e)	during the Pre-Delivery Security Period relating to its Vessel, the Pre-Delivery Assignment Agreement executed by that Borrower; and
(f)	during the Post-Delivery Security Period relating to its Vessel, the Mortgage and Post-Delivery Assignment Agreement executed by that Borrower,

and any other document that may have been or shall from time to time hereafter be executed as Security for that Borrower's obligations under or pursuant to the Finance Documents and/or the Hedging Agreements to which it is a party.

18.2	Ranking

The Security Documents entered into by or in respect of a Borrower shall:

(a)	rank with first priority;
(b)	secure all obligations of that Borrower under the Finance Documents and the Hedging Agreements to which it is a party, subject always to the provisions of Clause 32.5 (Partial Payments); and
(c)

as between the Hedging Banks and the other Finance Parties, secure the obligations of that Borrower under the Hedging Agreements to which it is a party on a pari passu basis with the rights of the other Finance Parties.

18.3	Perfection etc.

The Obligors undertake to ensure that the Security Documents are duly executed by the parties thereto in favour of the Agent (on behalf of the Finance Parties and the Hedging Banks) on or about the date of the initial Utilisation Request or the Delivery Dates of the respective Vessels (as the case may be) in accordance with Clause 4 (Conditions of Utilisation), legally valid, enforceable by the Finance Parties and the Hedging Banks and in full force and effect, and to execute or procure the execution of such further documentation as the Agent may reasonable require in order for the relevant Finance Parties and Hedging Banks to maintain the security position envisaged hereunder or to facilitate the realisation of any assets the subject of any Security.

19.	GUARANTEE AND INDEMNITY
19.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally:

(a)	guarantees to each Finance Party and each Hedging Bank punctual performance by each Borrower of all that Borrower's obligations under the Finance Documents and the Hedging Agreements;
(b)

undertakes with each Finance Party and each Hedging Bank that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document or any Hedging Agreement, each Guarantor shall immediately on demand pay that amount as if it was principal obligor, and no Guarantor shall have any right of reservation or objection to such demand for payment by the Agent and no conflict or dispute of whatsoever nature between the Agent and the Borrowers shall have an impact on a Guarantor's obligation to pay under the guarantee set out in this Clause 19 (Guarantee and indemnity);

(c)

agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party and that Hedging Bank immediately on demand against any cost, loss or liability it incurs as a result of a Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document or any Hedging Agreement on the date when it would have been due. The amount payable by each Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 19 (Guarantee and indemnity) if the amount claimed had been recoverable on the basis of a guarantee, subject, however, to Clause 19.2 (Guarantee limitations) below.

19.2	Guarantee limitations

Notwithstanding the obligations of a Guarantor pursuant to the guarantee set out in this Clause 19 (Guarantee and indemnity):

(a)

the maximum guarantee liability of that Guarantor hereunder shall always be limited to USD230,520,000 plus (i) any interest, default interest, Break Cost or other costs, fees and expenses related to the Borrowers' obligations under the Finance Documents and the Hedging Agreements and (ii) any default interest or other costs, fees and expenses related to the liability of that Guarantor hereunder;

(b)

the guarantee set out in this Clause 19 (Guarantee and indemnity) does not apply to any liability if and to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of Chapter 8 of the Norwegian Companies Act or any equivalent and applicable provisions under the laws of the relevant jurisdiction of that Guarantor; and

(c)

with effect from the date a Drop Down in respect of one Borrower has occurred and until a Drop Down has occurred also for the other Borrower (whereafter KNOP and KNOT ST shall be jointly and severally liable for both Borrowers' obligations under the Finance Documents):

(i)	the guarantee liabilities of KNOT shall be limited to the obligations of the Borrower owned by it only; and
(ii)	the joint and several guarantee liabilities of KNOP and KNOT ST shall be limited to the obligations of the Borrower owned by KNOP or a Subsidiary of KNOP only.
19.3	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents and the Hedging Agreements, regardless of any intermediate payment or discharge in whole or in part.

19.4	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party or a Hedging Bank in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantors under this Clause 19 (Guarantee and indemnity) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

19.5	Waiver of defences

The obligations of each Guarantor under this Clause 19 (Guarantee and indemnity) will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 19 (Guarantee and indemnity) (without limitation and whether or not known to it or any Finance Party or any Hedging Bank) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;
(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;
(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)

any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document, any Hedging Agreement or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document, any Hedging Agreement or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(g)	any insolvency or similar proceedings.
19.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party or any Hedging Bank (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 19 (Guarantee and indemnity). This waiver applies irrespective of any law or any provision of a Finance Document or a Hedging Agreement to the contrary.

19.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents and the Hedging Agreements have been irrevocably paid in full, each Finance Party and each Hedging Bank (or any trustee or agent on its behalf) may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party or that Hedging Bank (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from a Guarantor or on account of a Guarantor's liability under this Clause 19 (Guarantee and indemnity).

19.8	Deferral of the Guarantors' rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents and the Hedging Agreements have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents and the Hedging Agreements or by reason of any amount being payable, or liability arising, under this Clause 19 (Guarantee and indemnity):

(a)	to be indemnified by an Obligor;
(b)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents and the Hedging Agreements;
(c)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party or any rights of the Hedging Banks under the Hedging Agreements or of any other guarantee or security taken pursuant to, or in connection with, the Hedging Agreements by any Hedging Bank;

(d)

to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which that Guarantor has given a guarantee, undertaking or indemnity under Clause 19 (Guarantee and Indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or
(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party or any Hedging Bank.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents and to the Hedging Banks under or in connection with the Hedging Agreements to be repaid in full on trust for the Finance Parties and the Hedging Banks and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 32 (Payment mechanics).

19.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party or any Hedging Bank.

19.10	FA Act

Each Guarantor, to the extent it is considered to be a guarantor pursuant to the FA Act, specifically waives all rights under the provisions of the FA Act not being mandatory provisions, including (but not limited to) the following provisions (the main contents of the relevant provisions being as indicated in the brackets):

(a)

§ 29 (as the Agent shall be entitled to exercise all its rights under this Agreement and applicable law in order to secure payment. Such rights shall include the right to set-off any credit balance in any currency, on any bank account that Guarantor might have with each of the Finance Parties individually against the amount due);

(b)	§ 63 (1) – (2) (to be notified of a Default or an Event of Default hereunder or under a Hedging Agreement and to be kept informed thereof);
(c)	§ 63 (3) (to be notified of any extension granted to a Borrower in payment of principal and/or interest);
(d)	§ 63 (4) (to be notified of a Borrower's bankruptcy proceedings or debt reorganisation proceedings and/or any application for the latter);

(e)	§ 65 (3) (that its consent is required for it to be bound by amendments to the Finance Documents and the Hedging Agreements that may be detrimental to its interest);
(f)	§ 66 (that its consent is required for the release of other Security);
(g)	§ 67 (2) (about any reduction of its liabilities hereunder, since no such reduction shall apply as long as any amount is outstanding under the Finance Documents and the Hedging Agreements);
(h)

§ 67 (4) (that its liabilities hereunder shall lapse after 10 years, as it shall remain liable hereunder as long as any amount is outstanding under any of the Finance Documents and the Hedging Agreements);

(i)

§ 70 (as it shall not have any right of subrogation into the rights of the Finance Parties under the Finance Documents and/or the Hedging Banks under the Hedging Agreements until and unless the Finance Parties and the Hedging Banks shall have received all amounts due or to become due to them under the Finance Documents and the Hedging Agreements);

(j)

§ 71 (as the Finance Parties and the Hedging Banks shall have no liability first to make demand upon or seek to enforce remedies against any other Obligor or any other Security Interest provided in respect of any other Obligor's liabilities under the Finance Documents and the Hedging Agreements before demanding payment under or seeking to enforce its guarantee obligations hereunder);

(k)	§ 72 (as all interest and default interest due under any of the Finance Documents and the Hedging Agreements shall be secured by its guarantee obligations hereunder);
(l)

§ 73 (1) – (2) (as all costs and expenses related to a termination event or an Event of Default under this Agreement and under the Hedging Agreements shall be secured by its guarantee obligations hereunder); and

(m)

§ 74 (1) – (2) (as it shall not make any claim against any other Obligor for payment by reason of performance by it of its obligations under the Finance Documents and the Hedging Agreements until and unless the Finance Parties and the Hedging Banks first shall have received all amounts due or to become due to them under the Finance Documents and the Hedging Agreements)).

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

20.	REPRESENTATIONS
20.1	Date of representations and warranties
(a)

Subject to paragraph (b), each Obligor makes the representations and warranties set out in this Clause 20 (Representations) to each Finance Party and each Hedging Bank on the date of this Agreement and on the dates on which the Repeating Representations are made.

(b)

Each Borrower make the representations and warranties set out in Clause 20.13 (Financial statements) (in so far as they relate to a Borrower's Original Financial Statements) to each Finance Party and each Hedging Bank on the date on which the first set of audited financial statements (being the audited financial statements for the financial year ending 31 December 2019) are delivered by each Borrower to the Agent pursuant to Clause 21.2(a) (Financial statements) and on the dates on which the Repeating Representations are made.

20.2	Status
(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business as it is being conducted.
20.3	Binding obligations
(a)

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.

(b)

Save as provided herein or therein and/or as have been or shall be completed prior to the relevant Utilisation Date, no registration, filing, payment of tax or fees or other formalities are necessary or desired to render the Finance Documents enforceable against the Obligors, and in respect of a Vessel, for the Mortgage over that Vessel to constitute a valid and enforceable first priority mortgage over that Vessel.

20.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the Transaction Documents do not and will not conflict with:

(a)

any law, statute, rule or regulation applicable to it, or any order, judgment, decree or permit to which it is subject (including the Council Directive 2001/97/EC of the European Parliament and of the Council of 4 December 2001 amending Council Directive 91/308/EEC of the Council of the European Community implemented to combat "money laundering");

(b)	its constitutional documents; or
(c)	any agreement or instrument binding upon it or any of its assets.
20.5	Power and authority
(a)

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents and the Transaction Documents to which it is a party and the transactions contemplated by those Finance Documents and Transaction Documents.

(b)

All necessary corporate, shareholder and other action have been taken by it to approve and authorise the execution of the Finance Documents and the Transaction Documents, the compliance with the provisions thereof and the performance of its obligations thereunder.

(c)	Each Borrower acts for its own account by entering into the Finance Documents and obtaining the Facilities.
20.6	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents and the Transaction Documents to which it is a party;
(b)	to make the Finance Documents and the Transaction Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and
(c)	in connection with its business and ownership of assets,

have been obtained or effected and are in full force and effect, and there are no circumstances which indicate that any of the same are likely to be revoked in whole or in part.

20.7	Governing law and enforcement
(a)	The choice of English and Norwegian law respectively as the governing law of the Finance Documents (other than the Mortgage on any Vessel whose Flag State is not Norway or the

United Kingdom) will be recognised and enforced in its jurisdiction of incorporation and each Flag State.

(b)	Any judgment obtained in England and Wales and/or Norway in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation and each Flag State.
20.8	Insolvency

No corporate action, legal proceeding or other procedure or step described in Clause 26.7 (Insolvency), 26.8 (Insolvency proceedings) or Clause 26.9 (Creditors' process) is currently pending or, to its knowledge, threatened in relation to it, and none of the circumstances described in Clause 26.7 (Insolvency), 26.8 (Insolvency proceedings) or Clause 26.9 (Creditors' process) applies to it.

20.9	Deduction of Tax

It is not required to make any Tax Deduction from any payment it may make under any Finance Document.

20.10	No filing or stamp taxes

Except for registration of:

(a)	each Mortgage in the ship registry of the relevant Vessel's Flag State; and
(b)	the Factoring Agreements with the Norwegian Register of Moveable Property (Løsøreregisteret) (and payment of associated fees),

under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

20.11	No default
(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.
(b)

No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject  (including, without limitation, the Finance Documents and the Transaction Documents) which might have a Material Adverse Effect.

20.12	No misleading information
(a)	Any factual information provided by any member of the Group was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.
(b)	The financial information provided by any member of the Group has been prepared on the basis of recent historical information and on the basis of reasonable assumptions.
(c)

Nothing has occurred or been omitted and no information has been given or withheld that results in the information provided by any member of the Group being untrue or misleading in any material respect.

20.13	Financial statements
(a)

Its Original Financial Statements and the financial information most recently delivered to the Agent pursuant to Clause 21 (Information Undertakings) were prepared in accordance with the relevant GAAP consistently applied.

(b)	Its Original Financial Statements and the financial information most recently delivered to the

Agent pursuant to Clause 21 (Information Undertakings) fairly represent its financial condition as at the end of the relevant financial year and operations during the relevant financial year (consolidated in the case of KNOT and KNOP).

(c)

As of the date of the Original Financial Statements and the financial information most recently delivered to the Agent pursuant to Clause 21 (Information Undertakings), no Obligor has had any material liabilities, direct or indirect, actual or contingent which has not been disclosed to the Agent, and there is no material, unrealised or anticipated losses from any unfavourable commitments not disclosed by or reserved against it in the Original Financial Statements, the most recent delivered financial information or in the notes thereto.

(d)

There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group) since the date of delivery of its latest financial statements.

20.14	Pari passu ranking

Its payment obligations under the Finance Documents and the Hedging Agreements rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.15	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened against it.

20.16	Title

The Borrowers hold or will hold the legal title to, and/or are or will be the beneficial owner of, as the case may be, the Security Assets (other than the shares pledged pursuant to the Shares Pledge, which are owned by (a) KNOT or (b) KNOP or a Subsidiary of KNOP (as the case may be).

20.17	No security

None of the Security Assets are affected by any Security, and it is not a party to, nor is it or any of the Security Assets bound by any order, agreement or instrument under which it is, or in certain events may be, required to create, assume or permit to arise any Security over any of the Security Assets, save for the Security created under the Security Documents, for liens arising solely by operation of law and/or in the ordinary course of business or otherwise as permitted pursuant to the terms of Clause 23.3 (Negative pledge).

20.18	No immunity

Neither it, nor any of its assets, are entitled to immunity from suit, execution, attachment or other legal process, and its entry into the Finance Documents, the Hedging Agreements and the Transaction Documents constitutes, and the exercise of its rights and performance of and compliance with its obligations under the Finance Documents, the Hedging Agreements and the Transaction Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

20.19	Ranking of Security Documents

The Security created by the Security Documents has or will have the ranking in priority which it is expressed to have in the Security Documents and the Security is not subject to any prior ranking.

20.20	Taxation
(a)	It is not overdue in the filing of any Tax returns.
(b)	No claims or investigations are being, or are reasonably likely to be, made or conducted against it with respect to Taxes which is reasonably likely to have a Material Adverse Effect.

(c)	It is resident for Tax purposes only in the jurisdiction of its incorporation, unless the Agent shall have been otherwise informed in writing.
20.21	Environmental compliance

Each Borrower and the Manager have performed and observed all Environmental Laws, Environmental Permits and all other covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with the Vessels.

20.22	Environmental Claims

No Environmental Claim has been commenced or (to the best of its knowledge and belief, having made due and careful enquiry) is threatened against it where that claim has or is reasonably likely, if determined against it, to have a Material Adverse Effect.

20.23	ISM Code and ISPS Code compliance

All requirements of the ISM Code and the ISPS Code as they relate to the Borrowers (or any of their Affiliates), the Manager, any charterers and the Vessels have been complied with.

20.24	The Vessels

Each Vessel will on the Utilisation Date of the Loans under the relevant Post-Delivery Tranche be:

(a)

in the absolute ownership of the relevant Borrower free and clear of all encumbrances (other than current crew wages and the relevant Mortgage) and that Borrower will be the sole, legal and beneficial owner of that Vessel;

(b)	registered in the name of the relevant Borrower with the relevant Approved Ship Registry under the laws and flag applicable for the relevant Approved Ship Registry;
(c)	operationally seaworthy in every way and fit for service; and
(d)	classed with the Classification Society, free of all overdue requirements and other recommendations.
20.25	Financial Indebtedness

It is not in breach of or in default under any agreement or other instrument relating to Financial Indebtedness to which it is a party or by which it is bound (nor would it be with the giving of notice or lapse of time or both).

20.26	Sanctions

None of the Obligors, nor any of their Subsidiaries nor any of their directors and officers or, or to their knowledge, any other Relevant Person is or has been:

(a)	a Restricted Party or the owner or controller of a Restricted Party; or
(b)	in breach of Sanctions; or
(c)	subject to or involved in any complaint, claim, proceeding, formal notice, investigation or other action by any regulatory or enforcement authority or third party concerning any Sanctions.
20.27	Ownership

The structure chart set out in Schedule 8 (Structure Chart) correctly reflects the KNOT Group and the KNOP Group at the date of this Agreement and the Obligors will procure that the Agent receives an updated version of Schedule 8 (Structure Chart) if and when requested by the Agent (on behalf of any Lender, acting reasonably).

20.28	Transaction Documents
(a)	No material terms of any of the Transaction Documents have been amended or terminated, nor have any waivers of any material terms thereof been agreed, without the prior written consent of the Agent.
(b)

It has not received any notice of termination or force majeure under any of the Transaction Documents and is not aware of any event which is reasonably likely to cause termination or force majeure under any of the Transaction Documents.

20.29	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request, on each Drop Down Date and the first day of each Interest Period and on the date of delivery of each Compliance Certificate (or, if no such Compliance Certificate is forwarded, on each day such certificate should have been forwarded to the Agent at the latest).

21.	INFORMATION UNDERTAKINGS
21.1	General

The undertakings in this Clause 21 (Information undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents and/or the Hedging Agreements and/or any Commitment is in force.

21.2	Financial statements

The Borrowers shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 150 days after the end of each of their financial years:
(i)	their audited financial statements for that financial year; and
(ii)	the audited consolidated financial statements of the Guarantors for that financial year;
(b)	as soon as the same become available, but in any event within 90 days after the end of their financial quarters (other than for the 4th financial quarter in each financial year):
(i)	their unaudited financial statements for that financial quarter; and
(ii)	the unaudited consolidated financial statements of the Guarantors for that financial quarter;
(c)

as soon as the same become available, but in any event on or before 31 January of each financial year, the consolidated annual budget and cash flow projections for that financial year and for the next 5 years for the Guarantors, specifying major assumptions and structure charts which correctly reflects the KNOT Group and/or the KNOP Group on such date.

21.3	Compliance Certificate

The Borrowers shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a)(i) or (b)(i) of Clause 21.2 (Financial statements), a Compliance Certificate signed by the chief financial officer of the Borrowers and the Guarantors setting out (in reasonable detail) computations as to compliance with Clause 22 (Financial covenants) and the relevant Market Value requirement set out in Clause 8.6 (Mandatory prepayment – Market Value) as at the date as at which those financial statements were drawn up.

21.4	Requirements as to financial statements
(a)	Each set of financial statements delivered by the Borrowers pursuant to Clause 21.2 (Financial statements) shall be certified by a director of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)

The Borrowers shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 21.2 (Financial statements) is prepared using the relevant GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in the relevant GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:

(i)

a description of any change necessary for those financial statements to reflect the relevant GAAP, accounting practices and reference periods upon which that Obligor's Original Financial Statements were prepared; and

(ii)

sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 22 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor's Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

21.5	Information: miscellaneous

Each Obligor shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;

(b)

promptly upon becoming aware of them, the details of any inquiry, claim, action, suit, proceeding or investigation by any Sanctions Authority against it, any of its direct or indirect owners, other member of the Group, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives, as well as information on what steps are being taken with regards to answer or oppose such;

(c)

promptly upon becoming aware that it, any of its direct or indirect owners, other member of the Group or any of their respective directors, officers, employees, agents or representatives has become or is likely to become a Restricted Party; and

(d)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.
21.6	Notification of default
(a)

Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)

Promptly upon a request by the Agent, each Obligor shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

21.7	Notification of Environmental Claims

Each Obligor shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same:

(a)	if any Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against an Obligor (or any of its Affiliates), the Manager or any Vessel; and
(b)

of any fact and circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against an Obligor (or any of its Affiliates), the Manager or any Vessel,

where the claim would be reasonably likely, if determined against an Obligor (or any of its Affiliates) or any Vessel, to have a Material Adverse Effect.

21.8	Market Value
(a)	The Borrowers shall arrange or undertake to let the Agent arrange for the Market Value of each Vessel to be determined:
(i)	(if applicable) prior to the Drop Down Date in relation to the Borrower which owns that Vessel;
(ii)	semi-annually; and
(iii)	at any other time when requested by the Majority Lenders.
(b)	The cost of each valuation obtained for the purposes of paragraphs (i) and (ii) of paragraph (a) above shall be at the expense of the Borrowers.
(c)

The cost of each valuation obtained for the purposes of paragraph (iii) of paragraph (a) above shall be at the expense of the Lenders, unless an Event of Default has occurred in which case each such valuation shall be at the expense of the Borrowers (if they are then jointly and severally liable for the Loans) or at the expense of the Borrower who owns the relevant Vessel (if the Borrowers are then severally liable for the Loans).

21.9	Inspection reports

If any relevant inspection reports are made or issued in respect of a Vessel, the Borrowers shall promptly forward copies of such reports to the Agent.

22.	FINANCIAL COVENANTS
22.1	Definitions

In this Agreement:

Book Equity means, at any time, the value of the paid-in capital and reserves determined on a consolidated basis in accordance with the relevant GAAP and as shown in the latest financial statements including preferred equity (and Subordinated Shareholder Loans shall be included in the calculation of Book Equity when determining the Equity Ratio for KNOT).

Current Assets means the aggregate (on a consolidated basis) of all inventory, work in progress, trade and other receivables including prepayments in relation to operating items and sundry debtors expected to be realised within twelve months from the date of computation but excluding amounts in respect of:

(a)	receivables in relation to Tax;
(b)	exceptional items and other non-operating items;
(c)	insurance claims; and
(d)	any interest owing to any member of the relevant Group.

Current Liabilities means the aggregate (on a consolidated basis) of all liabilities (including trade creditors, accruals and provisions) expected to be settled within twelve months from the date of computation but excluding amounts in respect of liabilities for instalments on long-term debt and capital lease payments falling due within 12 months after the relevant calculation date and (when calculating the Current Liabilities of a Borrower) any group intercompany balances.

EBITDA means, in respect of any Relevant Period, the consolidated earnings, before:

(a)	deducting any provision on account of taxation;
(b)	deducting any interest, discounts or other fees incurred or payable, by any member of the relevant Group in respect of Financial Indebtedness;
(c)	taking into account any items treated as exceptional or extraordinary items; and
(d)	any amount attributable to the amortisation of intangible assets and depreciation of tangible assets.

Free Liquidity means the aggregate value of:

(a)	cash in hand or on deposit with any bank or financial institution;
(b)	cash equivalents as reported in accordance with the relevant GAAP; and
(c)	(when determining the Free Liquidity of KNOP) the undrawn portion of all revolving facilities to the KNOP Group maturing in no less than 3 months.

Interest Bearing Debt means, at any time, the aggregate amount of all obligations for or in respect of Financial Indebtedness, but excluding any such obligations to any other member of the relevant Group (to the extent included in the Financial Indebtedness).

Relevant Period means each period of 12 months ending on the last day of each financial quarter of each financial year, provided that for the purposes of the calculation of EBITDA, the earnings of a vessel (following its delivery) shall be annualised (by reference to annual earnings of similar ships acceptable to the Agent for this purpose) until it has operated for a period of 12 months.

Subordinated Shareholder Loan means a loan made by a shareholder to KNOT or any of its Subsidiaries which is fully subordinated to the rights of the Finance Parties under the Finance Documents on terms approved in writing by the Lenders and which:

(a)	has a maturity date not earlier than 31 December 2022;
(b)	may not be serviced (neither in respect of principal or interest or otherwise) until after the Final Maturity Date (other than as permitted by Clause 23.11 (Distribution restrictions)); and
(c)	has no acceleration rights.

Total Assets means, at any time, the total book value of all the assets which would, in accordance with the relevant GAAP, be classified as assets.

Working Capital means, on any date, Current Assets less Current Liabilities.

22.2	Financial condition – each Borrower
(a)	Free Liquidity – each Borrower

Each Borrower shall at all times as long as it is owned by KNOT maintain a consolidated Free Liquidity equal to or greater than USD500,000.

22.3	Financial condition – KNOT
(a)	Working Capital

KNOT (on a consolidated basis) shall at all times as long as it is a Guarantor under this

Agreement maintain positive Working Capital.

(b)	Free Liquidity

KNOT (on a consolidated basis) shall at all times as long as it is a Guarantor under this Agreement maintain a consolidated Free Liquidity equal to or greater than the higher of:

(i)	USD25,000,000; and
(ii)	4% of its Interest Bearing Debt.
(c)	Minimum equity ratio

KNOT (on a consolidated basis) shall at all times as long as it is a Guarantor under this Agreement have a ratio of Book Equity to Total Assets greater than 30%.

22.4	Financial condition – KNOP
(a)	Working Capital

KNOP (on a consolidated basis) shall at all times from (and including) the time when it has acceded to this Agreement as a Guarantor in accordance with Clause 28.2 (KNOP and KNOT ST as replacement Guarantors) maintain positive Working Capital.

(b)	Free Liquidity

KNOP (on a consolidated basis) shall at all times from (and including) the time when it has acceded to this Agreement as a Guarantor in accordance with Clause 28.2 (KNOP and KNOT ST as replacement Guarantors) maintain a Free Liquidity equal to or greater than:

(i)	USD15,000,000; plus
(ii)

USD1,500,000 for each owned (directly or indirectly) vessel (up to a total of 8 vessels) with employment contracts with less than 12 months' remaining tenor (excluding options) being up to an additional Free Liquidity requirement of USD12,000,000 in aggregate; plus

(iii)

USD1,000,000 for each vessel in excess of 8 vessels owned (directly or indirectly) with employment contracts with less than 12 months' remaining tenor (excluding options) being up to a further additional Free Liquidity requirement of USD12,000,000 in aggregate, resulting in a potential maximum requirement of Free Liquidity of USD39,000,000 in total, provided always that employment contracts entered into with KNOT or any of its Subsidiaries shall not count as employment contracts for the purpose of this provision.

(c)	Minimum equity ratio

KNOP (on a consolidated basis) shall at all times from (and including) the time when it has acceded to this Agreement as a Guarantor in accordance with Clause 28.2 (KNOP and KNOT ST as replacement Guarantors) have a ratio of Book Equity to Total Assets greater than 30%.

(d)	Interest coverage ratio

KNOP (on a consolidated basis) shall at all times from (and including) the time when it has acceded to this Agreement as a Guarantor in accordance with Clause 28.2 (KNOP and KNOT ST as replacement Guarantors) have a ratio of EBITDA to interest expense greater than 250%.

22.5	Financial testing

The financial covenants set out in Clause 22.2 (Financial condition – each Borrower), Clause 22.3

(Financial condition – KNOT) and Clause 22.4 (Financial condition – KNOP) shall be calculated on KNOT's or KNOP's (as the case may be) consolidated figures and in accordance with the relevant GAAP and tested (a) by reference to each of its financial statements delivered pursuant to Clause 21.2 (Financial statements) (whether audited or un-audited) and each Compliance Certificate delivered pursuant to Clause 21.3 (Compliance Certificate) and (ii) at such other times as reasonably requested by the Agent by reference to such documentation as is then available or made available in accordance with paragraph (b) of Clause 21.5 (Information: miscellaneous), and presented to the Agent in form and substance satisfactory to the Agent.

22.6	Financial covenants in other agreements

Each Obligor undertakes to promptly notify the Agent if it becomes aware that an Obligor enters into any agreements and/or arrangements and/or adjustment of existing arrangements or agreements relating to Financial Indebtedness of a similar nature as the Facilities which would impose stricter financial covenants (excluding, for the avoidance of doubt, loan to value covenants)  applicable to the Obligors as set out in this Clause 22 (Financial covenants) and, in such case, upon notice by the Agent to the Borrowers, such new and stricter covenants and/or ratios shall apply under this Agreement. This Clause 22.6 shall not apply to KNOP until KNOP has acceded to this Agreement as a Guarantor in accordance with 28.2 (KNOP and KNOT ST as replacement Guarantors).

23.	GENERAL UNDERTAKINGS
23.1	General

The undertakings in this Clause 23 (General undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents and/or the Hedging Agreements and/or any Commitment is in force.

23.2	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and
(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

23.3	Negative pledge
(a)	No Obligor shall create or permit to subsist any Security over any of the Security Assets.
(b)

No Borrower shall create or permit to subsist any Security over any of its assets (including, without limitation, any of its rights under the Charterparty relating to its Vessel) nor any factoring agreement to be registered with the Norwegian Registry of Movable Property (in Norwegian, Løsøreregisteret).

(c)	Following a Drop Down, KNOP shall not create or permit to exist any security over any of the shares or other ownership interests in KNOT Offshore Partners UK LLC or KNOT ST.
(d)	No Borrower shall:
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;
(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;
(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(e)	Paragraphs (a), (b) and (c) above do not apply to any Security listed below:
(i)	any netting or set-off arrangement entered into by any member of the relevant Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;
(ii)	any lien arising by operation of law and in the ordinary course of trading and securing obligations not more than 30 days overdue;
(iii)	any Security entered into pursuant to any Finance Document or Hedging Agreement; and
(iv)	Security consented to in writing by the Agent (acting upon instructions from the Lenders).
23.4	Disposals
(a)	No Borrower shall enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.
(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:
(i)	of a Vessel made as permitted under Clause 25.12 (Chartering and employment) or Clause 25.13 (Restrictions on sale, chartering, etc.);
(ii)	of any other asset made in the ordinary course of trading of the disposing entity; or
(iii)	of any assets made in exchange for other assets comparable or superior as to type, value and quality.
23.5	Merger

No Obligor shall enter into any amalgamation, demerger, merger or corporate reconstruction (other than an intra-group reorganisation which does not have a Material Adverse Effect).

23.6	Change of business

Each Obligor shall procure that no substantial change is made to the general nature of its business from that carried on at the date of this Agreement.

23.7	Transactions with Affiliates

Each Obligor shall procure that all transactions entered into between a member of the Group and an Affiliate are made on arm's length terms.

23.8	Title

The Obligors (as the case may be) shall hold legal title to and own the entire beneficial interest in the Security Assets, free of all Security and other interests and rights of every kind, except for those created by the Finance Documents and as permitted by Clause 23.3 (Negative pledge).

23.9	Insurances – general

Each Obligor shall maintain appropriate insurance cover with respect to its properties, assets and operations of such types, in such amounts and against such risks as are maintained by prudent companies carrying on the same or substantially similar business. All insurances must be with financially sound and reputable insurance companies, funds or underwriters.

23.10	Accounts

Each Borrower shall maintain the Account relating to it with the Account Bank and shall ensure that all Earnings are paid to the Borrower A Account or the Borrower B Account (as the case may be).

23.11	Hedging Agreements and other derivative transactions
(a)	No Borrower shall:
(i)

enter into any derivative transactions with any parties other than the Hedging Banks unless the Hedging Banks have received a reasonable opportunity, in writing, to provide competitive rates to that Borrower and the Hedging Banks (or any of them) cannot provide such competitive rates; nor

(ii)

enter into any derivative transactions for any purpose other than hedging the interest rate in relation to a Loan to which the relevant Borrower's Vessel relates and/or for hedging that Borrower's currency exposure in relation to the daily operation of its Vessel.

(b)

In the event that a Borrower wishes to enter into a Hedging Agreement with a Hedging Bank, it shall first enter into a Hedging Master Agreement with that Hedging Bank (if has not already done so). Each Hedging Master Agreement shall be based on an ISDA master agreement and shall be in form and substance approved by the Hedging Banks and the Lenders. Accordingly, any Hedging Master Agreement entered into before the date of this Agreement shall be amended by the parties to it in a manner approved by the other Hedging Banks and the Lenders, and no Hedging Agreement shall be entered into under it until it has been so amended. The parties to a Hedging Master Agreement may not amend the material terms of that Hedging Master Agreement without the prior written consent of the other Hedging Banks and the Lenders.

(c)

No Borrower shall enter into a Hedging Agreement with any Hedging Bank, and the Hedging Banks undertake not to enter into a Hedging Agreement with any Borrower, unless the relevant Borrower has entered into the corresponding Hedging Agreement Security on or before the date of the Hedging Agreement.

(d)

Each Hedging Agreement shall be based on the Hedging Master Agreement made between the relevant Borrower and the relevant Hedging Bank and, subject to paragraph (e) below, shall otherwise be in such form and substance as the relevant Borrower and the relevant Hedging Bank may agree.

(e)

The aggregate notional amount of the transactions in respect of all Hedging Agreements relating to a Loan shall not exceed 100% of the amount of that Loan and, if at any time the aggregate notional amount of the transactions in respect of the Hedging Agreements relating to a Loan exceeds or, as a result of a repayment or prepayment, will exceed 100% of the amount of that Loan at that time, the relevant Borrower shall reduce the aggregate notional amount of those transactions by an amount and in a manner satisfactory to the Agent so that it no longer exceeds or will not exceed 100% of the amount of that Loan then outstanding or (as the case may be) that will be outstanding. Any such reduction in the aggregate notional amount of the Hedging Agreements relating to a Loan will be apportioned as between the transactions under those Hedging Agreements pro rata.

(f)	Neither a Hedging Bank nor a Borrower may terminate or close out any transactions in respect of any Hedging Agreement (in whole or in part) except:
(i)	in accordance with paragraph (e) above;
(ii)	if an Illegality (as that term is defined in the relevant Hedging Master Agreement) has occurred;

(iii)

if the Loan to which the Hedging Agreement relates and all other amounts outstanding in relation to that Loan under the Finance Documents (other than the Hedging Agreements) have been unconditionally and irrevocably paid and discharged in full;

(iv)

in the case of termination or closing out by a Hedging Bank, if the Agent serves notice under Clause 26.16 (Acceleration) in relation to the Loan to which the Hedging Agreement relates or, having served notice under Clause 26.16 (Acceleration), makes a demand for repayment of that Loan;

(v)	in the case of any other termination or closing out by a Hedging Bank or a Borrower, with the consent of the other Hedging Banks and all the Lenders.
(g)

If a Hedging Bank or a Borrower terminates or closes out any transaction in respect of a Hedging Agreement (in whole or in part) in accordance with paragraphs (f)(ii) (in the case of a Hedging Bank only) or (f)(iv) above, it shall promptly notify the Agent of that termination or close out.

(h)

If a Hedging Bank is entitled to terminate or close out any transaction in respect of a Hedging Agreement in the circumstances described in paragraph (f)(iv) above, such Hedging Bank shall promptly terminate or close out such transaction following a request to do so by the Agent.

(i)

For the purposes of this Clause 23.11 (Hedging Agreements And Other Derivative Transactions), a Hedging Agreement made for the purpose of hedging a Borrower's currency exposure in relation to the daily operation of its Vessel is deemed to relate to the Loan by which that Vessel is financed.

23.12	Distribution restrictions
(a)	KNOT shall not, without the prior written consent of the Agent (on behalf of the Lenders), make any reduction of its share capital.
(b)	KNOT shall not, without the prior written consent of the Agent (on behalf of the Lenders):
(i)	declare, make or pay any dividend or other distribution (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);
(ii)	repay or distribute any of its share premium reserve;
(iii)	service or repay any loan from a shareholder comparable to equity; or
(iv)	redeem, repurchase or repay any of its share capital (or resolve to do so),

to its shareholders (or any Affiliates thereof) in respect of any financial year, unless:

(A)

no Default has occurred and is continuing in respect of any Loan in respect of which KNOT is then liable as Guarantor at the time the making, payment or declaration of the relevant dividend or other distribution is made, or would result from the making, payment or declaration of the relevant dividend or other distribution;

(B)	KNOT has consolidated net profit after taxes based on the audited annual accounts for the previous financial year;
(C)	KNOT will following the making, payment or declaration of the relevant dividend or other distribution have a Free Liquidity (on a consolidated basis) equal to or exceeding USD35,000,000; and
(D)

KNOT and each Borrower will be in compliance with the financial covenants under Clause 22 (Financial covenants) following the making, payment or declaration of the relevant dividend or other distribution.

(c)	KNOP shall not, without the prior written consent of the Agent (on behalf of the Lenders):
(i)	declare, make or pay any dividend or other distribution (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);
(ii)	repay or distribute any of its share premium reserve;
(iii)	service or repay any loan from a shareholder comparable to equity; or
(iv)	redeem, repurchase or repay any of its shares capital (or resolve to do so),

to its shareholders (or any Affiliates thereof) in respect of any financial year, unless:

(A)

no Default has occurred and is continuing in respect of any Loan in respect of which KNOP is then liable as Guarantor at the time the making, payment or declaration of the relevant dividend or other distribution is made, or would result from the making, payment or declaration of the relevant dividend or other distribution; and

(B)

KNOP and each Borrower will be in compliance with the financial covenants under Clause 22 (Financial covenants) following the making, payment or declaration of the relevant dividend or other distribution.

(d)

No Borrower shall, without the prior written consent of the Agent (on behalf of the Lenders) declare, make or pay any dividend or other distribution (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital) to its shareholders (or any Affiliates thereof) in respect of any financial year, unless:

(i)

no Default has occurred and is continuing in respect of any Loan in respect of which that Borrower is then liable as Borrower at the time the making, payment or declaration of the relevant dividend or other distribution is made, or would result from the making, payment or declaration of the relevant dividend or other distribution; and

(ii)

that Borrower and the relevant Guarantor(s) will be in compliance with the financial covenants under Clause 22 (Financial covenants) following the making, payment or declaration of the relevant dividend or other distribution.

23.13	Transaction Documents

The Obligors shall procure that no material terms of any of the Transaction Documents are amended or terminated, or any waivers of any material terms thereof are agreed, without the prior written consent of the Agent.

23.14	Taxation

Each Obligor shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that such payment is being contested in good faith or can be lawfully withheld.

23.15	No change of name, etc.

No Obligor shall change:

(a)	the end of its fiscal year;
(b)	its nature of business;
(c)	its constitutional documents;
(d)	its legal name;
(e)	its type of organization; or

(f)	its jurisdiction;

without the prior written consent of the Agent.

23.16	Subordination

Each Borrower shall procure that all Shareholder Loans and all amounts payable to and/or claims against it from the Manager and/or any manager are fully subordinated to the interest of the Finance Parties hereunder and the Hedging Banks under the Hedging Agreements.

23.17	Indebtedness

No Borrower shall, without the prior written consent of the Agent, borrow any additional funds or enter into any transaction (including derivative transactions other than under a Hedging Agreement) that may result in the incurrence of any additional Financial Indebtedness (it being understood however that Intra-Group Indebtedness shall be allowed provided always that (a) no Default is then in existence or will occur from such disposition in respect of any Loan in respect of which that Borrower is then liable as Borrower, (b) after giving effect to such disposition, the Obligors will be in compliance with the financial covenants in Clause 22 (Financial covenants) and (c) Intra-Group Indebtedness shall be fully subordinated to the Facilities and any obligations under the Hedging Agreements).

23.18	Investments

No Borrower shall, without the prior written consent of the Lenders, make any further investments or acquisitions other than investments relating to the Vessels in the ordinary course of business.

23.19	Financial support

No Borrower shall make or grant any loans, guarantees or any other form of financial support, except financial support in the ordinary course of operation of the Vessels (it being understood however that Intra-Group Indebtedness shall be allowed provided always that (a) no Default is then in existence or will occur from such disposition in respect of any Loan in respect of which that Borrower is then liable as Borrower, (b) after giving effect to such disposition, the Obligors will be in compliance with the financial covenants in Clause 22 (Financial covenants) and (c) Intra –Group Indebtedness shall be fully subordinated to the Facilities and any obligations under the Hedging Agreements).

23.20	Compliance with laws, etc.

The Obligors shall (and shall ensure that each other member of the Group, as well as any manager and charterer):

(a)	comply with all laws or regulations:
(i)	applicable to its business; and
(ii)	applicable to the Vessels and their ownership, employment, operation, management and registration,

including the ISM Code, the ISPS Code, all Environmental Laws, all Sanctions and the laws of each relevant Flag State;

(b)	obtain, comply with and do all that is necessary to maintain in full force and effect any Environmental Permits; and
(c)

without limiting paragraph (a) above, not employ a Vessel nor allow its employment, operation or management in any manner contrary to any law or regulation including but not limited to the ISM Code, the ISPS Code, all Environmental Laws, anti-bribery and corruption laws and all Sanctions.

23.21	Sanctions
(a)	No Obligor shall (and each Obligor shall ensure that no other Relevant Person will) take any action, make any omission or use (directly or indirectly) any proceeds of a Loan, in a manner that:

(i)	is a breach of Sanctions or is an attempt to evade any Sanctions; and/or
(ii)	causes (or will cause) a breach of Sanctions by any Relevant Person or Finance Party.
(b)

No Obligor shall (and each Obligor shall ensure that no other Relevant Person will) take any action or make any omission that results in it or any Finance Party becoming a Restricted Party or otherwise a target of sanctions (target of sanctions signifying an entity or person (Target) that is a target of laws, regulations or orders concerning any trade, economic or financial sanctions or embargoes by virtue of prohibitions and/or restrictions being imposed on any US person or other legal or natural person subject to the jurisdiction or authority of a US Sanctions Authority which prohibit or restrict them from them engaging in trade, business or other activities with such Target without all appropriate licences or exemptions issued by all applicable US Sanctions Authorities).

(c)	No Obligor shall (and each Obligor shall ensure that no other Relevant Person will);
(i)	use any Restricted Assets to discharge any liabilities under any Finance Document or Hedging Agreement; and/or
(ii)	credit any Restricted Asset to any Account.
23.22	Laws and regulations
(a)

No Obligor nor any of its employees, representatives, agents, servants or contractors will pay, promise to pay or authorise the payment of any money or anything of value, directly or indirectly, whether as a bribe, pay-off, kickback, gift, commission or gratuity, to any public officials for the purpose of illegally or improperly inducing any government or corporation in the public sector or any other individual or entity to make a buying or selling decision or illegally or improperly influencing any public official of present or prospective government, public sector customers or private sector customers of it in obtaining or retaining business or taking any other improper action favourable to it.

(b)

Each Obligor and each party acting on its behalf shall observe and abide with all applicable laws and regulations applicable to it including, amongst other things, SOLAS conventions or any applicable anti-bribery or anti-corruption laws, including the US Foreign Corrupt Practices Act or the UK Bribery Act 2010.

24.	VESSEL UNDERTAKINGS – PRE-DELIVERY
24.1	General

The undertakings in this Clause 24 (Vessel undertakings) are granted by each Borrower in respect of the Vessel to be delivered to it and remain in force from the date of this Agreement and until (and including) the Delivery Date of the relevant Vessel.

24.2	No variation, release, etc. of a Shipbuilding Contract

No Borrower shall, without the prior written consent of the Majority Lenders, whether by a document, by conduct, by acquiescence or in any other way:

(a)

vary a Shipbuilding Contract in such manner as to affect the type or class of the relevant Vessel or in such manner as might reasonably be expected to diminish the value of that Vessel or materially (as determined by the Agent) alter its contractual delivery date;

(b)	vary a Shipbuilding Contract in such manner as might be expected to affect the relevant Refund Guarantee in any adverse way; or
(c)	release, waive, suspend, subordinate or permit to be lost or impaired any interest or right of any kind which that Borrower has at any time to, in or in connection with a Shipbuilding

Contract or in relation to any matter arising out of or in connection with that Shipbuilding Contract;

(d)

reject the relevant Vessel under a Shipbuilding Contract or rescind or terminate a Shipbuilding Contract or claim that a Shipbuilding Contract has been repudiated by the Shipyard or is frustrated for any reason whatsoever; or

(e)	consent (to the extent that any such consent is required) to any assignment or transfer by the Shipyard of any of its rights or obligations under a Shipbuilding Contract,

provided always that the novation of the Shipbuilding Contracts pursuant to the Shipbuilding Contract Novation Agreements shall not require the prior written consent of the Majority Lenders.

24.3	No variation, release, etc. of a Refund Guarantee

No Borrower shall, without the prior written consent of the Majority Lenders, whether by a document, by conduct, by acquiescence or in any other way:

(a)	agree to any amendment of or variation to a Refund Guarantee; or
(b)

release the Refund Guarantor from any of its duties and liabilities under a Refund Guarantee or waive any breach of any of the said duties and liabilities or consent to any such act or omission of the Refund Guarantor which would otherwise constitute such a breach, provided always that the confirmation of the Refund Guarantees pursuant to the Refund Guarantee Confirmations shall not require the prior written consent of the Majority Lenders

24.4	Provision of information relating to the Shipbuilding Contracts and Refund Guarantees

Without prejudice to Clause 21.5 (Information: miscellaneous) each Borrower shall:

(a)

immediately inform the Agent if any breach of a Shipbuilding Contract or a Refund Guarantee occurs or a serious risk of such a breach arises and of any other event or matter affecting a Shipbuilding Contract or a Refund Guarantee;

(b)	provide the Agent, promptly after service, with copies of all notices served on or by a Borrower under or in connection with a Shipbuilding Contract or a Refund Guarantee; and
(c)

provide the Agent with any information which it requests about any interest or right of any kind which the Borrowers have at any time to, in or in connection with the Shipbuilding Contracts and/or the Refund Guarantees or in relation to any matter arising out of or in connection with the Shipbuilding Contracts and/or the Refund Guarantees, including the progress of the construction of the Vessels.

24.5	No assignment, etc. of a Shipbuilding Contract or Refund Guarantee

No Borrower shall assign, novate, transfer or dispose of any of its rights or obligations under the relevant Shipbuilding Contract or Refund Guarantee.

24.6	Reports and inspections
(a)

Each Borrower shall provide the Agent with status reports, in form and substance acceptable to the Agent, with regard to the progress of the construction work under each Shipbuilding Contract and to demonstrate that the delivery date of each Vessel will occur on or before its contractual delivery date under the relevant Shipbuilding Contract (as such date may be extended by any permissible delays under such Shipbuilding Contract). During the construction period under the Shipbuilding Contracts up until the actual delivery date such status reports shall be delivered to the Agent on the last day of each financial quarter.

(b)

The Borrowers shall upon request from the Agent arrange for the Agent, and/or any other persons appointed by the Agent, to inspect each Vessel during the construction period without interference of the construction of that Vessel.

25.	VESSEL UNDERTAKINGS – POST-DELIVERY
25.1	General

The undertakings in this Clause 25 (Vessel Undertakings – Post-Delivery) are granted by each Borrower in respect of the Vessel owned by it and remain in force from the Delivery Date of the relevant Vessel and for so long as any amount is outstanding under the Finance Documents and the Hedging Agreements or any Commitment is in force.

25.2	Insurance – Vessels
(a)

The Borrowers shall maintain or ensure that each Vessel is insured against such risks, including but not limited to, hull and machinery, protection & indemnity (including cover for pollution liability to the uppermost limit available via the P&I club), hull interest, freight interest, war risk insurances, including confiscation, terrorism and piracy, and loss of hire, in such amounts, on such terms and placed through first class insurance brokers with such first class insurers as the Agent shall approve.

(b)	The aggregate value of the hull and machinery insurance, hull interest insurance and/or freight interest insurance for each Vessel shall be at least equal to the higher of:
(i)	the Market Value of that Vessel;
(ii)

the amount which, when aggregated with the value of the corresponding insurances for the other Vessel (once both Vessels have been delivered), equals 120% of the Loans or (if the other Vessel has not yet been delivered or the Borrowers are not at that time jointly and severally liable for the Loans) the amount which equals 120% of the Loans relating to that Vessel, whereof the hull and machinery insurance for a Vessel shall at all times cover at least 80% of the Market Value of that Vessel.

(c)

The Borrowers shall procure that the Agent (on behalf of the Finance Parties and the Hedging Banks is noted as first priority mortgagee in the insurance contracts, and that confirmation is promptly given by the underwriters thereof to the Agent that the notice of assignment with regards to the Insurances and the loss payable clauses are noted in the insurance contracts and that standard letters of undertaking/cover notes/policies/certificates of entry are promptly executed by the insurers and/or the insurance broker(s).

(d)

The Borrower shall renew the Insurances before the relevant policies or contracts expire and shall promptly confirm, or procure that the approved insurance brokers, insurance companies, underwriters, war risks and protection and indemnity associations with which the renewal of Insurances are effected, promptly confirm, in writing to the Agent such renewal as and when the same occurs.

(e)

The Borrowers shall allow the Agent to take out (for the benefit of the Finance Parties and the Hedging Banks), a mortgagee's interest insurance and a mortgagee's interest - additional perils pollution insurance covering 120% of the outstanding Loans at any time. Such cover shall be taken out at the cost and expense of the Borrowers (if they are then jointly and severally liable for the Loans) or at the expense of the Borrower who owns the relevant Vessel (if the Borrowers are then severally liable for the Loans).

(f)

If any of the Insurances referred to in paragraph (a) above form part of a fleet cover, the Borrowers shall procure, except for protection & indemnity (where the Borrowers shall procure the issue of standard market undertakings in favour of the Agent with respect to protection & indemnity from the insurers or the insurance broker), that the insurers or the insurer broker shall undertake to the Agent that they shall neither set-off against any claims in respect of any Vessel any premiums due in respect of other vessels or units under such fleet cover or any premiums due for other insurances, nor cancel such Insurance for reason of non-payment of premiums for other vessels or units under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of a Vessel if and when so requested by the Agent.

(g)

The Borrowers shall procure that each Vessel always is employed in conformity with the terms of the instruments of Insurances (including any warranties expressed or implied therein) and comply with such requirements as to extra premium or otherwise as the insurers may prescribe.

(h)	The Borrowers will not make any material change to the insurances described under (a) above without the prior written consent of the Agent.
(i)

The Borrowers shall pay for an insurance audit report commissioned by the Agent to be prepared by an independent insurance consultant, in form and contents acceptable to the Agent, to be tabled prior to the Delivery Date of each Vessel and thereafter (if requested by the Agent or Lenders) upon each renewal of the Insurances referred to in paragraph (a) above. Such report shall be paid for by both Borrowers (if they are then jointly and severally liable for the Loans) or by the Borrower who owns the relevant Vessel (if the Borrowers are then severally liable for the Loans).

25.3	Flag and registry

Each Vessel shall be registered in an Approved Ship Registry. A Borrower may not move its Vessel to any other ship register without the prior written consent of the Majority Lenders.

25.4	Classification and repairs

Each Borrower shall, and shall procure that the relevant Manager shall, keep or shall procure that the relevant Vessel is kept in a good, safe and efficient condition consistent with first class ownership and management practice and in particular:

(a)	so as to maintain the highest class with the Classification Society, free of overdue material recommendations and qualifications;
(b)

so as to comply with the laws and regulations (statutory or otherwise) applicable to vessels registered in the Flag State of that Vessel or to vessels trading to any jurisdiction to which that Vessel may trade from time to time;

(c)	not, without the prior written consent of the Majority Lenders, change the Classification Society of a Vessel;
(d)

not, without the prior written consent of the Agent, bring a Vessel or allow a Vessel to be brought to any yard for repairs or for the purpose of work being done upon her where the costs of such repairs or work is likely to exceed USD3,000,000 (or the equivalent thereof in any other currency), unless such person shall first have given to the Agent and in terms reasonably satisfactory to it, a written undertaking not to exercise any lien on that Vessel or her Insurances or Earnings for the cost of such repairs or work or otherwise; provided that, unless an Event of Default has occurred in respect of any Loan in respect of which that Borrower is then liable as Borrower, a Borrower may procure that its Vessel enters periodic dry-dockings required under applicable laws and regulations without the prior written consent of the Agent and the written undertaking set out above;

(e)	not permit any major change or structural alteration to be made to a Vessel, nor any modification of, or part removal from, a Vessel in a way which would materially diminish her value;
(f)

procure that each Vessel is kept in a good, safe and efficient condition and state of repair consistent with the industry's best ownership and management practice with dry-docking to be completed at the frequency required under the relevant Charterparty; and

(g)

not permit a Vessel to enter the territorial waters (12 mile limit) of the US unless a valid Certificate of Financial Responsibility as required by the United States Coast Guard has been obtained for the Vessel in advance and the Vessel is in compliance with all other regulations in the US applicable to the Vessel.

25.5	Inspections and class records
(a)

The Borrowers shall procure that the Agent's surveyor, at the Borrowers' cost, is permitted to inspect the condition of each Vessel twice a year provided always that such arrangement shall not interfere with the operation of that Vessel and subject to satisfactory indemnities approved by the P&I insurers. Such inspection cost shall be paid for by both Borrowers (if they are then jointly and severally liable for the Loans) or by the Borrower who owns the relevant Vessel (if the Borrowers are then severally liable for the Loans).

(b)

Each Borrower shall procure that, and shall procure that the Manager of its Vessel shall procure that, at any time after the occurrence of an Event of Default which is continuing in respect of any Loan in respect of which that Borrower is then liable as Borrower or otherwise with the prior consent of the relevant Borrower, the Agent is granted permission to:

(i)	obtain information about each Vessel and her condition from the Classification Society and any relevant authorities;
(ii)	have access to the records of each Vessel maintained by the Classification Society and such relevant authorities; and
(iii)

otherwise communicate directly with the Classification Society and any other relevant authorities as if the Agent were the owner of that Vessel (for which purpose each Borrower shall issue such authorisations and instructions to, and use its best endeavours to obtain such acknowledgments and undertakings from, such authorities and bodies, each in such terms as the Agent may require).

(c)

The Borrowers shall, and shall procure that the relevant Manager shall, instruct the Classification Society to send to the Agent, following a written request from the Agent, copies of all class records held by the Classification Society in relation to each Vessel.

25.6	Surveys

The Borrowers shall, and shall procure that the relevant Manager shall, submit to or cause each Vessel to be submitted to such periodic or other surveys as may be required for classification purposes and to ensure full compliance with regulations of the Flag State of each Vessel and to supply or to cause to be supplied to the Agent copies of all survey reports and confirmations of class issued in respect thereof whenever such is required by the Agent, however such requests are limited to once a year.

25.7	Notification of certain events

The Borrowers shall immediately notify the Agent of:

(a)	any accident to a Vessel involving repairs where the costs will or is likely to exceed USD3,000,000 (or the equivalent in any other currency);
(b)	any requirement or recommendation made by any insurer or the Classification Society or by any competent authority which is not, or cannot be, complied with immediately;
(c)	any exercise or purported exercise of any arrest or lien on a Vessel, its Earnings or its Insurances;
(d)	any occurrence as a result of which a Vessel has become or is, by the passing of time or otherwise, likely to become a Total Loss; and
(e)	any claim for a material breach of the ISM Code or the ISPS Code being made against a Borrower or otherwise in connection with the Vessel.
25.8	Operation of the Vessels
(a)

The Borrowers shall procure that each Vessel is managed by a Manager pursuant to a Management Agreement and shall not, without the prior written consent of the Majority Lenders, change or allow the change of the technical or commercial management of a Vessel.

(b)

The Borrowers shall, and shall procure that each Manager shall, comply or procure the compliance in all material respects with the International Convention for the Safety of Life at Sea (SOLAS) 1974, the ISM Code and the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Vessels (all as adopted, amended or replaced from time to time), their ownership, operation and/or management or to the business of the Borrowers and each Manager and shall not employ a Vessel nor allow its employment:

(i)	in any manner contrary to law or regulation in any relevant jurisdiction including but not limited to the ISM Code;
(ii)	to carry any nuclear waste or nuclear material under any circumstances;
(iii)	in carrying illicit or prohibited goods;
(iv)	in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated; and
(v)

in any part of the world where there are hostilities (whether war is declared or not) or in any zone which is declared a war zone by any government or is or becomes a listed area of enhanced risk by the war risk insurers of the Vessel unless the Borrowers have (at their own expense) effected any special, additional or modified insurance cover which shall be necessary or customary for first class vessel owners within the territorial waters of such country at such time and has provided evidence of such cover to the Agent.

25.9	ISM Code compliance

The Borrowers shall:

(a)	procure that each Vessel remains subject to a SMS;
(b)	procure that a valid and current SMC is maintained for each Vessel;
(c)	if not itself, procure that the relevant Manager maintains a valid and current DOC;
(d)	immediately notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the SMC of a Vessel or of its DOC or the DOC of the relevant Manager; and
(e)

immediately notify the Agent in writing of any "accident" or "major nonconformity", each as those terms are defined in the Guidelines in the Application of the IMO International Safety Management Code issued by the International Chamber of Shipping and International Shipping Federation.

25.10	Environmental compliance

The Borrowers shall, and shall procure that any charterers shall, comply in all respects with all Environmental Laws applicable to any of them or the Vessel, including without limitation, requirements relating to manning and establishment of financial responsibility and to obtain and comply with all Environmental Permits applicable to any of them and/or the Vessels.

25.11	Arrest

The Borrowers shall pay and discharge when due:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against a Vessel, its Earnings or its Insurances;
(b)	all tolls, taxes, dues, fines, penalties and other amounts charged in respect of a Vessel, its Earnings or its Insurances; and
(c)	all other outgoings whatsoever in respect of a Vessel, its Earnings and its Insurances,

and forthwith (however not later than after 30 Business Days) upon receiving a notice of arrest of a Vessel, or its detention in exercise or purported exercise of any lien or claim, the Borrowers shall procure its release by providing bail or providing the provision of security or otherwise as the circumstances may require.

25.12	Chartering and employment

No Borrower shall enter into arrangements which provide an obligation to charter (or similar arrangement) in any tonnage.

25.13	Restrictions on sale, chartering, etc.

No Borrower shall, without the prior written consent of the Lenders:

(a)	sell or otherwise dispose of its Vessel, unless the Loans are prepaid in accordance with Clause 8.5 (Mandatory prepayment - Total Loss or sale of the Vessel) in connection therewith; or
(b)

terminate, cancel, materially amend or supplement the Charterparty or any other contract of employment entered into in respect of its Vessel, nor assign such Charterparty or other contract of employment to any other person, provided that no prior written consent shall be required in connection with amendments and supplements to the Charterparty or any other contract of employment in respect of its Vessel which are favourable to that Borrower, provided always that the relevant Borrower gives written notice to the Agent of such amendments and supplements as soon as reasonably practicably thereafter.

26.	EVENTS OF DEFAULT
26.1	General
(a)	Each of the events or circumstances set out in Clause 26 (Events of Default) is an Event of Default (save for this Clause 26.1 and Clause 26.16 (Acceleration)).
(b)	If the Borrowers are jointly and severally liable for a Loan, any Event of Default which occurs shall be deemed to occur in respect of that Loan.
(c)	If the Borrowers are not jointly and severally liable for a Loan, an Event of Default shall be deemed to occur in respect of that Loan only if:
(i)	in the case of Clause 26.2 (Non-payment), it relates to non-payment of an amount in relation to that Loan; or
(ii)

in the case of Clause 26.3 (Financial covenants, sanctions, etc.) or Clause 26.4 (Other obligations), it relates to a breach or non-compliance by the Borrower liable for that Loan (the relevant Borrower) or by a Guarantor who has guaranteed the repayment of that Loan (a relevant Guarantor) or relates to the Vessel owned by the relevant Borrower (the relevant Vessel); or

(iii)	in the case of Clause 26.5 (Misrepresentation), it relates to a misrepresentation by the relevant Borrower or a relevant Guarantor (a relevant Obligor); or
(iv)	in the case of Clause 26.6 (Cross default), it relates to a cross-default in respect of a relevant Obligor; or
(v)	in the case of Clause 26.7 (Insolvency), Clause 26.8 (Insolvency proceedings) or Clause 26.9 (Creditors' process), it relates to a relevant Obligor; or
(vi)	in the case of Clause 26.10 (Cessation of business), it relates to a relevant Obligor; or
(vii)

in the case of Clause 26.11 (Unlawfulness), it relates to a relevant Obligor or to Security over or in respect of  the relevant Vessel or any other Security Asset relating to the relevant Vessel or the relevant Borrower (relevant Security); or

(viii)

in the case of Clause 26.12 (Material adverse change), it relates to a Material Adverse Effect in respect of a relevant Obligor or its Group or to any relevant Security or to a Finance Document or Hedging Agreement to which a relevant Obligor is party; or

(ix)

in the case of Clause 26.13 (Repudiation, validity and cancellation/termination), it relates to a relevant Obligor or to any Finance Document or Transaction Document to which a relevant Obligor is party; or

(x)	in the case of Clause 26.14 (Insurances) or Clause 26.15 (The Vessels), it relates to the relevant Vessel.
26.2	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:
(i)	administrative or technical error; or
(ii)	a Disruption Event; and
(b)	payment is made within 3 Business Days of its due date.
26.3	Financial covenants, sanctions, etc.

Any requirement of Clause 22 (Financial covenants), Clause 23.20 (Compliance with laws etc.), Clause 23.21 (Sanctions), Clause 25.2 (Insurance – Vessels), Clause 25.3 (Flag and registry) and Clause 25.4 (Classification and repairs) is not satisfied.

26.4	Other obligations
(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 26.2 (Non-payment) and Clause 26.3 (Financial covenants, sanctions, etc.)).
(b)

No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 10 Business Days of the earlier of (i) the Agent giving notice to the Borrowers and (ii) the Borrowers becoming aware of the failure to comply.

26.5	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

26.6	Cross default
(a)	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.
(b)	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
(c)	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor as a result of an event of default (however described).
(d)	Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness due and payable prior to its specified maturity as a result of an event of default (however described).
(e)	No Event of Default will occur under this Clause 26.6 (Cross default) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than USD8,000,000 (or its equivalent in any other currency or currencies).

26.7	Insolvency
(a)	An Obligor:
(i)	is unable or admits inability to pay its debts as they fall due;
(ii)	suspends making payments on any of its debts; or
(iii)

by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party or Hedging Bank in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).
(c)	A moratorium is declared in respect of any indebtedness of any Obligor.
26.8	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(b)	a composition, compromise, assignment or arrangement with any creditor of any Obligor;
(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any of its assets; or
(d)	enforcement of any Security over any assets of any Obligor,

or any analogous procedure or step is taken in any jurisdiction.

This Clause 26.8 (Insolvency proceedings) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 30 days of commencement.

26.9	Creditors' process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of an Obligor having an aggregate value of USD8,000,000 and is not discharged within 30 days.

26.10	Cessation of business

An Obligor suspends or ceases to carry on (or threatens to suspense or cease to carry on) all or a part of its business.

26.11	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Security created or expressed to be created or evidenced by any Security Document ceases to be effective or does not create the ranking and priority it is expressed to have.

26.12	Material adverse change

Any event or series of events occur which, in the opinion of the Majority Lenders, has or is likely to have a Material Adverse Effect.

26.13	Repudiation, validity and cancellation/termination
(a)	An Obligor repudiates a Finance Document or a Transaction Document or evidences an intention to repudiate a Finance Document or a Transaction Document.
(b)	Any Finance Document or Transaction Document ceases to be legal, valid, binding, enforceable or effective.
(c)

A Shipbuilding Contract, Refund Guarantee or Charterparty is cancelled or terminated for any reason, or any party to a Shipbuilding Contract, Refund Guarantee or Charterparty is in breach of any payment obligation thereunder where such cancellation, termination or breach might reasonably be expected to have a Material Adverse Effect.

(d)	A Vessel is not accepted by the Charterer under the relevant Charterparty within the time period for such acceptance provided by such Charterparty.
26.14	Insurances

Any insurance policy taken out in respect of a Vessel is cancelled, revoked or lapses, or any insurance claim by a Borrower is repudiated following a Total Loss.

26.15	The Vessels
(a)	Class certification of a Vessel is withdrawn.
(b)	There is an instability affecting a Vessel's Flag State and that Vessel is not transferred to another Approved Ship Registry immediately upon request by the Agent.
26.16	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing in respect of a Loan the Agent may, and shall if so directed by the Majority Lenders, by notice to the relevant Borrower (if it is severally liable for that Loan) or the Borrowers (if they are jointly and severally liable for that Loan):

(a)	(if a Relevant Event of Default has occurred), require payment of default interest on that Loan in accordance with Clause 9.3 (Default Interest);
(b)	cancel the Total Commitments relating to that Loan whereupon they shall immediately be cancelled;
(c)

declare that all or part of that Loan, together with accrued interest on it and all other amounts accrued or outstanding in relation to it under the Finance Documents, be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(d)	declare that all or part of that Loan be payable on demand, whereupon it shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

SECTION 9

CHANGES TO PARTIES

27.	CHANGES TO THE LENDERS
27.1	Transfers by the Lenders

Subject to this Clause 27 (Changes to the Lenders), a Lender (the Existing Lender) may transfer by novation any of its rights and obligations, to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

27.2	Conditions of transfer
(a)	The consent of each Borrower is required for a transfer by an Existing Lender, unless the transfer is to another Lender or an Affiliate of a Lender or an Event of Default has occurred which is continuing in respect of any Loan for which that Borrower is then liable as Borrower.

(b)

The consent of the Borrowers to a transfer must not be unreasonably withheld or delayed. A Borrower will be deemed to have given its consent 10 Business Days after the Existing Lender has requested it unless consent is expressly refused by such Borrower within that time.

(c)	A transfer will only be effective if the procedure set out in Clause 27.4 (Procedure for transfer) is complied with.
(d)	If:
(i)	a Lender transfers any of its rights or obligations under the Finance Documents or changes its Facility Office in accordance with Clause 27.8 (Change of Facility Office); and
(ii)

as a result of circumstances existing at the date the transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the transfer or change had not occurred. This paragraph (d) shall not apply in respect of a transfer made in the ordinary course of the primary syndication of the Facility.

(e)

Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

27.3	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;
(ii)	the financial condition of any Obligor;
(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or
(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the

Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer from a New Lender of any of the rights and obligations transferred under this Clause 27 (Changes to the Lenders); or
(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
27.4	Procedure for transfer
(a)

Subject to the conditions set out in Clause 27.2 (Conditions of transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)

The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 27.7 (Pro rata interest settlement), on the Transfer Date:
(i)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the Discharged Rights and Obligations);

(ii)

each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)

the Agent, the Mandated Lead Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Mandated Lead Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a "Lender".
27.5	Copy of Transfer Certificate to the Borrowers

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrowers a copy of that Transfer Certificate.

27.6	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 27 (Changes to the Lenders), each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and
(b)

in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)

require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

27.7	Pro rata interest settlement
(a)

If the Agent has notified the Lenders that it is able to distribute interest payments on a pro rata basis to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 27.4 (Procedure for transfer) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)

any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (Accrued Amounts) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than 6 Months, on the next of the dates which falls at 6 Monthly intervals after the first day of that Interest Period); and

(ii)	the rights transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:
(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and
(B)

the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 27.7 (Pro rata interest settlement), have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 27.7 (Pro rata interest settlement) references to "Interest Period" shall be construed to include a reference to any other period for accrual of fees.
27.8	Change of Facility Office

Any Finance Party may at any time and from time to time change its Facility Office by giving notice to the Agent and that change shall be effective on the later of (a) the date specified in that notice and (b) the date of receipt by the Agent of that notice from that Finance Party. The  Agent shall promptly notify the Borrowers and the other Finance Parties of any notice received by it pursuant to this Clause 27.8 (Change of Facility Office).

27.9	Delegation

Any Finance Party may at any time and from time to time delegate any one or more of its rights, powers and/or obligations under the Finance Documents to any person (provided that such Finance Party shall remain fully responsible for the exercise or performance of any rights, powers and/or obligations delegated by it).

27.10	Register

The Agent shall keep a register of all the Lenders for the time being with details of their respective Commitments and Facility Office and shall provide any other Party (at that Party's expense) with a copy of the register on request.

27.11	Assignments and transfers by the Hedging Banks
(a)	A Hedging Bank may not assign or transfer its rights or obligations under any Hedging Agreement other than with the consent of the Majority Lenders or in accordance with paragraph (b) below.
(b)

Where a Hedging Bank (a Transferor Hedging Bank) effects a transfer of all or any of its rights and obligations under a Hedging Agreement to any bank or financial institution (a Transferee Hedging Bank) in accordance with the provisions of that Hedging Agreement, it shall also be entitled to assign or transfer to the Transferee Hedging Bank a commensurate proportion of its rights and obligations as a Hedging Bank under this Agreement and the other Finance Documents, provided that:

(i)

no such rights and obligations may be assigned or transferred to any person that is not a Lender or an Affiliate of a Lender, except with the consent of all the Lenders and the other Hedging Banks and the Borrowers; and

(ii)

no assignment or transfer by a Hedging Bank of any of its rights or obligations under this Agreement and the other Finance Documents to a Transferee Hedging Bank that is not already a Party in the capacity of Hedging Bank shall be binding on, or effective in relation to, any other Party unless that Transferee Hedging Bank has acceded to this Agreement as a Party in such terms as the Agent and the Borrowers shall reasonably require.

(c)

Promptly after completion of any relevant assignment or transfer referred to in paragraph (b) above, the Transferor Hedging Bank and the Transferee Hedging Bank shall give notice in writing to the Agent and the Borrowers notifying them of that assignment or transfer.

(d)

The Borrowers undertake, at the cost and expense of the Transferor Hedging Bank, to do or to procure all such acts and things and to sign, execute and deliver or procure the signing, execution and delivery of all such instruments and documents as the Transferor Hedging Bank and/or the Transferee Hedging Bank may reasonably require for the purpose of perfecting any such assignment or transfer as mentioned in paragraph (b) above.

28.	CHANGES TO THE OBLIGORS
28.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

28.2	KNOP and KNOT ST as replacement Guarantors
(a)

KNOT shall have the option to sell its shares in a Borrower to KNOP or a Subsidiary of KNOP at any time from the Delivery Date of the Vessel to be delivered to that Borrower, subject to the terms and conditions set out in this Clause 28.2 (KNOP and KNOT ST as replacement Guarantors).

(b)	A Drop Down may only take place once the Agent (on behalf of the Lenders) in its sole discretion is satisfied that:
(i)	no Default is continuing or would result from the proposed Drop Down;
(ii)	no Material Adverse Effect would result from the proposed Drop Down;

(iii)	the Repeating Representations to be made by each Obligor (including KNOP and KNOT ST) are true in all material respects;
(iv)	the Borrowers have delivered to the Agent a duly completed and executed Accession Letter relating to the Drop Down; and
(v)

the Agent has received all of the documents and other evidence listed in Part 4 (KNOP and KNOT ST as replacement Guarantors) of Schedule 3 (Conditions Precedent And Subsequent) in form and substance satisfactory to it.

(c)	On the first Drop Down Date:
(i)	KNOP and KNOT ST shall accede to this Agreement as Guarantors and become liable as Guarantors for the obligations of the Borrower(s) to which the Drop Down relates;
(ii)	KNOT shall be released from its obligations under any Finance Document and each Hedging Agreement as a Guarantor for the obligations of the Borrower(s) to which the Drop Down relates;
(iii)	all references to the terms "Guarantors", "Guarantor", "Obligors" or "Obligor" shall include KNOP and KNOT ST, unless the context implies otherwise;
(iv)	the financial covenants regulated by Clause 22.4 (Financial condition – KNOP) shall become applicable;
(v)

in the event that the Drop Down on the first Drop Down Date relates to one Borrower only, the joint and several liability of the Borrowers shall cease until Drop Down has taken place for both Borrowers, as regulated by paragraph (c) of Clause 6.2 (Limitations); and

(vi)	in the event that both Borrowers have been subject to a Drop Down on the first Drop Down Date, on the first Drop Down Date:
(A)	KNOT shall cease to be a Party to this Agreement; and
(B)	the financial covenants regulated by Clause 22.3 (Financial condition – KNOT) shall cease to apply.
(d)	On the second Drop Down Date (if there is more than one Drop Down Date):
(i)

KNOT shall be released from its obligations under any Finance Document and each Hedging Agreement as a Guarantor for the obligations of the Borrower to which the Drop Down relates and KNOT shall cease to be a Party to this Agreement;

(ii)	the financial covenants regulated by Clause 22.3 (Financial condition – KNOT) shall cease to apply;
(iii)	KNOP and KNOT ST shall become liable as Guarantors for the obligations of the Borrower to which the Drop Down relates; and
(iv)	the joint and several liability of the Borrowers shall be reinstated in accordance with paragraph (c) of Clause 6.2 (Limitations).
(e)	The Agent shall notify the other Parties, substantially in the form set out in Schedule 10 (Form of Drop Down Confirmation Letter), promptly upon being satisfied in relation to a Drop Down that:
(i)	it has received (in form and substance satisfactory to it) all the documents and other evidence listed in paragraph (b) above in relation to the relevant Drop Down;

(ii)	KNOP and KNOT ST have acceded to this Agreement as Guarantors in relation to the obligations of the Borrower to which the Drop Down relates; and
(iii)	any required prepayment has been made in accordance with Clause 8.3 (Mandatory prepayment - Drop Down) in relation to the relevant Drop Down,

and the relevant Drop Down and the replacement of KNOT by KNOP and KNOT ST as Guarantors for the obligations of the Borrower to which the Drop Down relates shall become effective as of the date and time the Parties are notified in accordance with this paragraph (e).

(f)

Irrespective of anything to the contrary set out in this Agreement or any other Finance Document, no representations, covenants or other obligations of a Guarantor or provisions referring to a Guarantor (whether in its capacity as Guarantor or otherwise) under this Agreement shall apply to KNOP or KNOT ST prior to the date KNOP and KNOT ST accede as Guarantors under this Agreement or to KNOT after such date as KNOT has been fully released from its obligations as a Guarantor under this Agreement.

(g)

During any period when KNOT is the Guarantor for one Borrower and KNOP and KNOT ST are Guarantors for the other Borrower, the Loan(s) relating to each Borrower shall be treated on a stand-alone basis. Accordingly, during such period:

(i)	there shall be no joint liability between the obligations of one Borrower and/or its Guarantor (KNOT) on the one side and the other Borrower and/or its Guarantors (KNOP and KNOT ST) on the other side;
(ii)

to the extent that any undertaking, covenant or representation under a Finance Document is expressed to be given or made by a Borrower or its Guarantor(s) in relation to any Obligor, any Loan, any Security Asset or any document, such undertaking, covenant or representation shall be deemed to be given or made only (as the case may be) in respect of:

(A)	that Borrower and/or such Guarantor(s) and/or their Group;
(B)	the Loan or Loans relating to that Borrower;
(C)	the Vessel owned by that Borrower and/or or any other Security Asset relating to the relevant Vessel or that Borrower; and/or
(D)	the Finance Documents, Hedging Agreements, Transaction Documents and/or any other relevant document to which that Borrower and/or such Guarantor is a party; and
(iii)

no Event of Default shall occur in relation to the Loan(s) relating to one Borrower by reason only of an Event of Default having occurred in relation to the Loan(s) relating to the other Borrower, as more specifically described in Clause 26.1 (General) and Clause 26.16 (Acceleration).

SECTION 10

THE FINANCE PARTIES

29.	ROLE OF THE AGENT, THE BOOKRUNNER, THE MANDATED LEAD ARRANGER AND THE REFERENCE BANKS
29.1	Appointment of the Agent
(a)	Each other Finance Party and each Hedging Bank appoints the Agent to act as its agent under and in connection with the Finance Documents and the Hedging Agreements.
(b)

Each other Finance Party and each Hedging Bank authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

29.2	Instructions
(a)	The Agent shall:
(i)

unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders and all Hedging Banks if the relevant Finance Document stipulates the matter is an all Lender and all Hedging Bank decision;
(B)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and
(C)	in all other cases, the Majority Lenders; and
(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.
(b)

The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender and/or Hedging Bank or group of Lenders and/or Hedging Banks, from that Lender and/or Hedging Bank or group of Lenders and/or Hedging Banks) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)

Save in the case of decisions stipulated to be a matter for any other Lender and/or Hedging Bank or group of Lenders and/or Hedging Banks under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)

The Agent may refrain from acting in accordance with any instructions of any Lender and/or Hedging Bank or group of Lenders and/or Hedging Banks until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders and the Hedging Banks.
(f)	The Agent is not authorised to act on behalf of a Lender or Hedging Bank (without first obtaining that Party's consent) in any legal or arbitration proceedings relating to any Finance Document.
29.3	Duties of the Agent
(a)	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.
(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.
(c)	Without prejudice to Clause 27.5 (Copy of Transfer Certificate to the Borrowers), paragraph (b) above shall not apply to any Transfer Certificate.
(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
(e)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)

If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Mandated Lead Arranger) under this Agreement, it shall promptly notify the other Finance Parties.

(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).
29.4	Letters of Quiet Enjoyment

If a Letter of Quiet Enjoyment is required by the Charterer of a Vessel and the relevant Borrower is contractually obliged to procure the same, each of the Finance Parties authorises and instructs the Agent to execute, and perform its obligations under, such Letter of Quiet Enjoyment.

29.5	Roles of the Bookrunner and the Mandated Lead Arranger

Except as specifically provided in the Finance Documents, neither the Bookrunner nor the Mandated Lead Arranger has any obligations of any kind to any other Party under or in connection with any Finance Document.

29.6	No fiduciary duties
(a)	Nothing in any Finance Document constitutes the Agent or the Bookrunner or the Mandated Lead Arranger as a trustee or fiduciary of any other person.
(b)

Neither the Agent nor the Bookrunner nor the Mandated Lead Arranger shall be bound to account to any Lender or Hedging bank for any sum or the profit element of any sum received by it for its own account.

29.7	Business with the Group

The Agent, the Bookrunner and the Mandated Lead Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

29.8	Rights and discretions
(a)	The Agent may:
(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;
(ii)	assume that:
(A)

any instructions received by it from the Majority Lenders, any Lender, any Hedging Bank, any group of Lenders or any group of Hedging Banks are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and
(iii)	rely on a certificate from any person:
(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders and the Hedging Banks) that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 26.2 (Non-payment));
(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders or Hedging Banks has not been exercised; and
(iii)	any notice or request made by the Borrowers (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.
(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.
(d)

Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders or Hedging Banks) if the Agent in its reasonable opinion deems this to be necessary.

(e)

The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents.
(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
(h)

Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Bookrunner nor the Mandated Lead Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)

Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

29.9	Responsibility for documentation

Neither the Agent nor the Bookrunner nor the Mandated Lead Arranger is responsible or liable for:

(a)

the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Bookrunner, the Mandated Lead Arranger, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(c)

any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

29.10	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;
(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or
(c)	whether any other event specified in any Finance Document has occurred.
29.11	Exclusion of liability
(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for:
(i)

any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(ii)

exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or

(iii)

without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or
(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Bookrunner or the Mandated Lead Arranger to carry out:
(i)	any "know your customer" or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or Hedging Bank,

on behalf of any Lender or Hedging Bank and each Lender and Hedging Bank confirms to the Agent, the Bookrunner and the Mandated Lead Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent, the Bookrunner or the Mandated Lead Arranger.

(e)

Without prejudice to any provision of any Finance Document excluding or limiting the Agent's liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

29.12	Lenders' indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within 3 Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

29.13	Resignation of the Agent
(a)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrowers.
(b)

Alternatively the Agent may resign by giving 30 days' notice to the other Finance Parties and the Borrowers, in which case the Majority Lenders (after consultation with the Borrowers) may appoint a successor Agent.

(c)

If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Borrowers) may appoint a successor Agent.

(d)

If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 29 (Role of the Agent, the Mandated Lead Arranger and the Reference Banks) and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent's normal fee rates and those amendments will bind the Parties.

(e)

The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Borrowers shall, within 3 Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The Agent's resignation notice shall only take effect upon the appointment of a successor.
(g)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 15.3 (Indemnity to the Agent) and this Clause 29 (Role of the Agent, the Mandated Lead Arranger and the Reference Banks) (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)

After consultation with the Borrowers, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

(i)

The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is 3 Months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)

the Agent fails to respond to a request under Clause 13.6 (FATCA Information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)

the information supplied by the Agent pursuant to Clause 13.6 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrowers and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

29.14	Confidentiality
(a)

In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.
29.15	Relationship with the Lenders
(a)

Subject to Clause 27.7 (Pro rata Interest Settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and
(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than 5 Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)

Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 34.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 34.2 (Addresses) and paragraph (a)(iii) of Clause 34.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

29.16	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent, the Bookrunner and the Mandated Lead Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;
(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)

whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)

the adequacy, accuracy or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

29.17	Role of Reference Banks
(a)

No Lender is under any obligation to act as a Reference Bank (either directly or through one of its Affiliates) and a Lender shall only be appointed as a Reference Bank if it has confirmed in writing to the Agent that it accepts such appointment.

(b)	No Reference Bank, once appointed, is under any obligation to provide a quotation or any other information to the Agent.
(c)

No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(d)

No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 29.17 (Role of the Reference Banks).

29.18	Third party Reference Banks

A Reference Bank which is not a Party may rely on Clause 29.17 (Role of Reference Banks), Clause 38.3 (Other exceptions) and Clause 42 (Confidentiality of Funding Rates and Reference Bank Quotations).

29.19	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrowers) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

29.20	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

30.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party or any Hedging Bank to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige any Finance Party or any Hedging Bank to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige any Finance Party or any Hedging Bank to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
31.	SHARING AMONG THE FINANCE PARTIES
31.1	Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with Clause 32 (Payment mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within 3 Business Days, notify details of the receipt or recovery to the Agent;
(b)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 32 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)

the Recovering Finance Party shall, within 3 Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 32.5 (Partial payments).

31.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with Clause 32.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

31.3	Recovering Finance Party's rights

On a distribution by the Agent under Clause 31.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

31.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.
31.5	Exceptions
(a)

This Clause 31 (Sharing among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and
(ii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

32.	PAYMENT MECHANICS
32.1	Payments to the Agent
(a)

On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account with such bank as the Agent specifies.
32.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 32.3 (Distributions to an Obligor), Clause 32.4 (Clawback and pre-funding), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account with such bank as that Party may notify to the Agent by not less than 5 Business Days' notice.

32.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 33 (Set-off)) apply any amount received by it from that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

32.4	Clawback and pre-funding
(a)

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)

If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrowers before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrowers:

(i)	the Agent shall notify the Borrowers of that Lender's identity and the Borrowers shall on demand refund it to the Agent; and
(ii)

the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrowers, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

32.5	Partial payments
(a)

If the Agent receives a payment from, or in respect of an amount owing by, a Borrower under the Finance Documents or Hedging Agreements that is insufficient to discharge all the amounts then due and payable by that Borrower under the Finance Documents and Hedging Agreements, the Agent shall apply that payment towards the obligations of that Borrower under the Finance Documents and Hedging Agreements in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent by that Borrower or its Guarantor(s) under the Finance Documents;
(ii)

secondly, in or towards the satisfaction of the amounts forming the balance of the Outstanding Indebtedness for which that Borrower is liable which are then due and payable, whether by reason of payment demanded or otherwise, pro rata between the Finance Parties.

(b)	Insofar as any amounts are paid to the Lenders under paragraph (a) above, such amounts shall be applied as between them in the following order:
(i)	first, in or towards payment pro rata of any fees, costs and expenses due to the Lenders from the relevant Borrower or its Guarantor(s) but unpaid under the Finance Documents;
(ii)	secondly, in or towards payment pro rata of any accrued interest due to the Lenders from the relevant Borrower or its Guarantor(s) but unpaid under this Agreement;
(iii)	thirdly, in or towards payment pro rata of any principal due to the Lenders from the relevant Borrower or its Guarantor(s) but unpaid under this Agreement;
(iv)	fourthly, in or towards payment pro rata of any other sum due to the Lenders from the relevant Borrower or its Guarantor(s) but unpaid under the Finance Documents.
(c)	The Agent shall, if so directed by the Lenders, vary the order set out in paragraph (b) above.

(d)	Paragraphs (a) to (c) above will override any appropriation made by an Obligor.
32.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

32.7	Business Days
(a)

Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
32.8	Currency of account
(a)	Subject to paragraphs (b) and (c) below, USD is the currency of account and payment for any sum due from an Obligor under any Finance Document.
(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(c)	Any amount expressed to be payable in a currency other than USD shall be paid in that other currency.
33.	SET-OFF
(a)

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)

Each Obligor hereby agrees and accepts that this Clause 33 (Set-off) shall constitute a waiver of the provisions of Section 29 of the FA Act and further agrees and accepts, to the extent permitted by law that Section 29 of the FA Act shall not apply to this Agreement.

(c)

The provisions of this Clause 33 (Set-off) shall not prejudice or otherwise affect or apply to any netting arrangements in any Hedging Agreement, provided that on and from a date when an Event of Default is continuing in respect of any Loan, any resulting amount due to a Hedging Bank under a Hedging Agreement made in relation to that Loan or (as the case may be) in relation to the Vessel financed by that Loan is made to and/or through the Agent in accordance with Clause 32.1 (Payments to the Agent).

34.	NOTICES
34.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

34.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of Borrower A:

KNOT Shuttle Tankers 34 AS

P. O. Box 2017

N-5504 Haugesund

Norway

Fax no.: +47 52 70 40 40

E-mail: finance@knutsenoas.com

oem@knotgroup.com

hho@knotgroup.com

kly@knutsenoas.com

tuo@knotgroup.com

tya@knotgroup.com

(b)	in the case of Borrower B:

KNOT Shuttle Tankers 34 AS

P. O. Box 2017

N-5504 Haugesund

Norway

Fax no.: +47 52 70 40 40

E-mail: finance@knutsenoas.com

oem@knotgroup.com

hho@knotgroup.com

kly@knutsenoas.com

tuo@knotgroup.com

tya@knotgroup.com

(c)	in the case of KNOT:

Knutsen NYK Offshore Tankers AS

P. O. Box 2017

N-5504 Haugesund

Norway

Fax no.: +47 52 70 40 40

E-mail: finance@knutsenoas.com

oem@knotgroup.com

hho@knotgroup.com

kly@knutsenoas.com

tuo@knotgroup.com

tya@knotgroup.com

(d)	in the case of each Lender, each Hedging Bank or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and
(e)	in the case of the Agent:

MUFG Bank, Ltd.

25 Ropemaker Street

London

EC2Y 9AN

United Kingdom

E-mail: kazuhiro.sakamoto@uk.mufg.jp

or any substitute address or fax number or department or officer as a Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than 5 Business Days' notice.

34.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form;
(ii)

if by way of electronic communication, when actually received in readable form and in the case of any electronic communication made to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose; or

(iii)	if by way of letter, when it has been left at the relevant address or 5 Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 34.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.
(d)	Any communication or document made or delivered to the Borrowers in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.
(e)

Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, on a non-working day or after 5:00 p.m. in the place of receipt shall be deemed only to become effective at the opening of business hours on the next working day in the place of receipt.

34.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 34.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

34.5	Electronic communication
(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if those two Parties:
(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;
(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and
(iii)	notify each other of any change to their address or any other such information supplied by them.
(b)

Any electronic communication will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(c)

Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective at the opening of business hours on the next working day in the place of receipt.

34.6	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.
(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or
(ii)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

35.	CALCULATIONS AND CERTIFICATES
35.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

35.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

35.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

35.4	Fraction

Any fractional amount less than one cent arising as a result of any calculation of the interests or other amounts pursuant hereto shall be rounded down to zero.

36.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

37.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

38.	AMENDMENTS AND WAIVERS
38.1	Required consents
(a)	Subject to Clause 38.2 (All Lender matters) and Clause 38.3 (Other exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority

Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.
38.2	All Lender matters

Subject to Clause 38.4 (Replacement of Screen Rate) an amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definitions of Change of Control, Majority Lenders, Relevant Person, Restricted Party, Sanctions, Sanctions Authority or Sanctions List in Clause 1.1 (Definitions);
(b)	an extension to the date of payment of any amount under the Finance Documents;
(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;
(d)

an increase in any Commitment, an extension of the Availability Period in respect of any Tranche or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facilities;

(e)	any provision which expressly requires the consent of all the Lenders;
(f)

Clause 2.3 (Finance Parties' and Hedging Banks' rights and obligations), Clause 8.3 (Mandatory prepayment - Drop Down), Clause 8.4 (Mandatory prepayment – illegality), Clause 8.5 (Mandatory prepayment – Total Loss or sale of a Vessel), Clause 8.6 (Mandatory prepayment – Market Value), Clause 8.7 (Mandatory prepayment – Change of Control or delisting of KNOP), Clause 8.10 (Application of prepayments), Clause 20.26 (Sanctions), Clause 23.20 (Compliance with laws, etc.), Clause 23.21 (Sanctions), Clause 27 (Changes to the Lenders), Clause 28 (Changes to the Obligors), Clause 31 (Sharing among the Finance Parties), this Clause 38 (Amendments and waivers), Clause 45 (Governing law) or Clause 46.1 (Jurisdiction of English courts);

(g)	the nature or scope of the Guarantees;
(h)	release of any Security created by the Security Documents unless permitted under the Finance Documents;
(i)	a change to any Obligor, other than in accordance with Clause 28.2 (KNOP and KNOT ST as replacement Guarantors); or
(j)	any material change in a Guarantee or any of the Security Documents,

shall not be made without the prior consent of all the Lenders.

38.3	Other exceptions

An amendment or waiver which relates to the rights or obligations of the Agent, the Bookrunner, the Mandated Lead Arranger, a Reference Bank or a Hedging Bank (each in their capacity as such) may not be effected without the consent of the Agent, the Bookrunner, the Mandated Lead Arranger, that Reference Bank or that Hedging Bank, as the case the case may be.

38.4	Replacement of Screen Rate
(a)	Subject to Clause 38.3 (Other exceptions), if a Screen Rate Replacement Event has occurred, any amendment or waiver which relates to:
(i)	providing for the use of a Replacement Benchmark; and
(ii)	all or any of the following:

(A)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;
(B)

enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Benchmark;
(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; and/or
(E)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Borrowers.

(b)

If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) above within 20 Business Days (or such longer time period in relation to any request which the Borrowers and the Agent may agree) of that request being made:

(i)

its Commitments shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.
39.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

40.	CONFLICT

In case of conflict between the Security Documents and this Agreement, the provisions of this Agreement shall prevail, provided however that this will not in any way be interpreted or applied to prejudice the legality, validity or enforceability of any Security Document.

SECTION 12

MISCELLANEOUS

41.	DISCLOSURE OF INFORMATION AND CONFIDENTIALITY
(a)

Each Obligor irrevocably authorises any Finance Party to give, divulge and reveal from time to time information and details relating to its account, the Vessels, the Finance Documents, the Transaction Documents, the Facilities, any Commitment and any agreement entered into by any Obligor or information provided by any Obligor in connection with the Finance Documents to:

(i)	any private, public or internationally recognised authorities;
(ii)	the head offices, branches and Affiliates, auditors and professional advisors of any

Finance Party;

(iii)	any other parties to the Finance Documents;
(iv)	a rating agency or their professional advisors;
(v)	any person with whom they propose to enter (or contemplate entering) into contractual relations in relation to the Facilities and/or Commitments;
(vi)

any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes; or
(viii)

any other person(s) regarding the funding, re-financing, transfer, assignment, sale, sub-participation or operational arrangement or other transaction in relation thereto, including, without limitation, any enforcement, preservation, assignment, transfer, sale or sub-participation of any of the rights and obligations of any Finance Documents.

(b)

The Agent and/or the Mandated Lead Arranger shall have the right, at its own expense, to publish information about its participation in and the agency and arrangement of the Facilities and for such purpose use the Obligors' logos and trademark in connection with such publication.

42.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS
42.1	Confidentiality and disclosure
(a)

The Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)	The Agent may disclose:
(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the relevant Borrower pursuant to Clause 9.4 (Notification of rates of interest); and
(ii)

any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/ Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Reference Bank, as the case may be.

(c)	The Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:
(i)

any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)

any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)

any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the  case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.
(d)

The Agent's obligations in this Clause 42 (Confidentiality of Funding Rates and Reference Bank Quotations) relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 9.4 (Notification of rates of interest) provided that (other than pursuant to paragraph (b)(i) above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

42.2	Related obligations
(a)

The Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:
(i)

of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 42.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 42 (Confidentiality of Funding Rates and Reference Bank Quotations).
42.3	No Event of Default

No Event of Default will occur under Clause 26.4 (Other obligations) by reason only of an Obligor's failure to comply with this Clause 42 (Confidentiality of Funding Rates and Reference Bank Quotations).

43.	"KNOW YOUR CUSTOMER" CHECKS
43.1	Information to be provided by Obligors

If:

(a)

the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation (whether in public regulation or in internal regulation of any of the Finance Parties) made after the date hereof;

(b)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date hereof;
(c)	a proposed assignment or transfer by a Finance Party of any of its rights and/or obligations under this Agreement to a party that is not a Finance Party prior to such assignment or transfer; or
(d)	any internal requirements or routines of any of the Finance Parties,

obliges the Agent or any Finance Party (or, in the case of paragraph (c) above, any prospective new Finance Party) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Finance Party supply, or procure the supply of, such documentation and other evidence as is requested by the Agent (for itself or on behalf of any Finance Party) or any Finance Party (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Finance Party) in order for the Agent, such Finance Party or, in the case of the event described in paragraph (c) above, any prospective new Finance Party to carry out and be satisfied with the results of all necessary "know your customer" or other checks in relation to any relevant person pursuant to the transactions contemplated in the Finance Documents.

43.2	Information to be provided by Finance Parties

Each Finance Party shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is requested by the Agent (for itself) in order for the Agent to carry out and be satisfied with the results of all necessary "know your customer" or other checks on Finance Parties or prospective new Finance Parties pursuant to the transactions contemplated in the Finance Documents.

44.	CONTRACTUAL RECOGNITION OF BAIL-IN
44.1

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the parties to a Finance Document, each Party acknowledges and accepts that any liability of any party to a Finance Document under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):
(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)	a cancellation of any such liability; and
(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

SECTION 13

GOVERNING LAW AND ENFORCEMENT

45.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

46.	ENFORCEMENT
46.1	Jurisdiction of English courts
(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a Dispute).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(c)

Notwithstanding paragraph (a) above, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

46.2	Service of process
(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor:
(i)

irrevocably appoints Knutsen OAS (UK) Limited, whose current registered office is at 3rd Floor, 11-12 St. James' Square, London, SW1Y 4LB, as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and;

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.
(b)

If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, each Obligor must immediately (and in any event within 5 days of such event taking place) appoint another agent on terms acceptable to the Agent.  Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL LENDERS

THE PRE-DELIVERY FACILITY

Name and Facility Office of Original Lender	Pre-Delivery Tranche A Commitment	Pre-Delivery Tranche B Commitment	Total Commitments to Pre-Delivery Facility
MUFG Bank, Ltd. 25 Ropemaker Street London EC2Y 9AN United Kingdom	USD11,294,248	USD11,294,248	USD22,588,496
Mizuho Bank, Ltd. Mizuho House 30 Old Bailey London EC4M 7AU United Kingdom	USD21,250,000	USD21,250,000	USD42,500,000
Sumitomo Mitsui Trust Bank, Limited (London Branch) 155 Bishopsgate London EC2M 3XU United Kingdom	USD9,955,752	USD9,955,752	USD19,911,504

Totals:	USD42,500,000	USD42,500,000	USD85,000,000

THE POST DELIVERY FACILITY

Name and Facility Office of Original Lender	Post-Delivery Tranche A Commitment	Post Delivery Tranche B Commitment	Total Commitments to Post-Delivery Facility
MUFG Bank, Ltd. 25 Ropemaker Street London EC2Y 9AN United Kingdom	USD25,525,000	USD25,525,000	USD51,050,000
Mizuho Bank, Ltd. Mizuho House 30 Old Bailey London EC4M 7AU United Kingdom	USD48,025,000	USD48,025,000	USD96,050,000
Sumitomo Mitsui Trust Bank, Limited (London Branch) 155 Bishopsgate London EC2M 3XU United Kingdom	USD22,500,000	USD22,500,000	USD45,000,000

Totals	USD96,050,000	USD96,050,000	USD192,100,000

SCHEDULE 2

THE ORIGINAL HEDGING BANKS

Name and of Original Lender	Facility Office
MUFG Securities EMEA plc	25 Ropemaker Street London EC2Y 9AN United Kingdom
Mizuho Bank, Ltd.	Mizuho House 30 Old Bailey London EC4M 7AU United Kingdom
Sumitomo Mitsui Trust Bank, Limited (London Branch)	155 Bishopsgate London EC2M 3XU United Kingdom

SCHEDULE 3

CONDITIONS PRECEDENT AND SUBSEQUENT

PART 1

General Conditions Precedent

1.	Obligors
(a)	Certified copies of the constitutional documents of each Obligor.
(b)	A certified copy of a resolution of the board of directors (or similar authorities) of each Obligor:
(i)

approving the terms of, and the transactions contemplated by, the Finance Documents and Transaction Documents to which it is a party and resolving that it shall execute the Finance Documents and Transaction Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents and Transaction Documents to which it is a party on its behalf; and
(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.
(d)	An original Power of Attorney (notarised and legalised if requested by the Agent).
(e)

A written confirmation in original from a director of each Obligor that each document provided by that Obligor under Part 1 (General Conditions Precedent) of this Schedule 3 (Conditions Precedent And Subsequent) are true copies of the originals.

2.	Know Your Customer (KYC) requirements

Any documents required by the Agent and the Lenders pursuant to any "Know your customer Checks" with respect to the Obligors and their signatories, directors and ultimate beneficial owners.

3.	Authorisations

All approvals, authorisations and consents required by any government or other authorities for the Obligors to enter into and perform their obligations under this Agreement and/or any of the Finance Documents and Transaction Documents to which they are respective parties.

4.	Finance Documents
(a)	This Agreement.
(b)	Each Fee Letter, duly acknowledged by the Borrowers.
(c)	The Borrower A Pre-Delivery Assignment Agreement.
(d)	A notice of assignment of Shipbuilding Contract A and the Shipyard's acknowledgement thereof.
(e)	A notice of assignment of Refund Guarantee A and the Refund Guarantor's acknowledgement thereof.
(f)	The Borrower B Pre-Delivery Assignment Agreement.
(g)	A notice of assignment of Shipbuilding Contract B and the Shipyard's acknowledgement thereof.

(h)	A notice of assignment of Refund Guarantee B and the Refund Guarantor's acknowledgement thereof.
(i)	The Borrower A Account Pledge.
(j)	A notice of pledge of Borrower A Account and the Account Bank's acknowledgement thereof.
(k)	The Borrower B Account Pledge.
(l)	A notice of pledge of Borrower B Account and the Account Bank's acknowledgement thereof.
(m)	The Borrower A Share Pledge together with any letters, transfers, certificates and other documents required to be delivered thereunder.
(n)	Evidence of perfection of the Borrower A Share Pledge.
(o)	The Borrower B Share Pledge together with any letters, transfers, certificates and other documents required to be delivered thereunder.
(p)	Evidence of perfection of the Borrower B Share Pledge.
(q)	The Borrower A Factoring Agreement.
(r)	A declaration of pledge in respect of the Borrower A Factoring Agreement.
(s)	Evidence that the Borrower A Factoring Agreement has been registered with its intended priority in the Registry of Moveable Property (in Norwegian, Løsøreregisteret).
(t)	The Borrower B Factoring Agreement.
(u)	A declaration of pledge in respect of the Borrower B Factoring Agreement.
(v)	Evidence that the Borrower B Factoring Agreement has been registered with its intended priority in the Registry of Moveable Property (in Norwegian, Løsøreregisteret).

(All such Finance Documents to be delivered in original).

5.	Transaction Documents
(a)	A certified copy of the Shipbuilding Contract A together with, if then executed, a certified copy of the Shipbuilding Contract Novation Agreement relating to Vessel A.
(b)	A certified copy of the Shipbuilding Contract B together with, if then executed, a certified copy of the Shipbuilding Contract Novation Agreement relating to Vessel B.
(c)	The original (if issued in hard copy) or a certified copy (if issued electronically) of:
(i)	the Refund Guarantee A; and
(ii)	if then executed, the Refund Guarantee Confirmation relating to Vessel A.
(d)	The original (if issued in hard copy) or a copy (if issued electronically) of:
(i)	the Refund Guarantee B; and
(ii)	if then executed, the Refund Guarantee Confirmation relating to Vessel B.
(e)	A certified copy of the Charterparty A.
(f)	A certified copy of the Charterparty B.

6.	Other documents and evidence
(a)	The Original Financial Statements of KNOT.
(b)	Evidence that the fees, costs and expenses then due from the Borrowers pursuant to Clause 12 (Fees) and Clause 17 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.
(c)	If relevant, assurance that any withholding tax will be paid or application to tax authorities is or will be sent.
(d)

Evidence that any existing facilities will be cancelled and repaid in full prior to, or simultaneously with, the first drawdown under the Facilities, and that any securities related thereto are being released or cancelled.

(e)

Confirmation from the agents in England nominated by the relevant Obligors in the Finance Documents mentioned in paragraph 4 above for the acceptance of service of process that they consent to such nomination.

(f)	Any other document, authorisation, opinion or assurance requested by the Agent.
7.	Legal opinions

The following documents to be received by the Agent latest on the Utilisation Date:

(a)	an English legal opinion from Holman Fenwick Willan LLP, legal advisers to the Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement;
(b)	a Norwegian legal opinion from Advokatfirmaet Schjødt AS, legal advisers to the Agent in Norway, substantially in the form distributed to the Original Lenders prior to signing this Agreement;
(c)

if an Obligor is incorporated in a jurisdiction other than England or Norway, a legal opinion from the legal advisers to the Agent in the relevant jurisdiction, substantially in the form distributed to the Original Lenders prior to signing this Agreement;

(d)

if any Security Asset is situated in a jurisdiction other than England or Norway, or any Finance Document is subject to any other choice of law than English or Norwegian law, a legal opinion from the legal advisers to the Agent in the relevant jurisdiction, substantially in the form distributed to the Original Lenders prior to signing this Agreement; and

(e)	any such other favourable legal opinions in form and substance satisfactory to the Agent from lawyers appointed by the Agent on matters concerning all relevant jurisdictions,

or, in respect of any one or more of such legal opinions, confirmation satisfactory to the Agent on or before the relevant Utilisation Date that the opinion in question will be issued substantially in the form distributed to the Original Lenders prior to that Utilisation Date within such period after that Utilisation Date as is acceptable to the Agent.

PART 2

Conditions Precedent to the Utilisation of each Loan under the Pre-Delivery Facility

1.	Documents relating to the relevant Vessel
(a)	Evidence satisfactory to the Agent that the relevant milestone has been completed.
2.	Other documents and evidence
(a)	A Utilisation Request.
(b)	An original Compliance Certificate confirming that the Borrowers and the Guarantors are in compliance with the financial covenants as set out in Clause 22 (Financial covenants)

(c)	Evidence that the fees, costs and expenses then due from the Borrowers pursuant to Clause 12 (Fees) and Clause 17 (Costs and expenses) have been paid or will be paid by the relevant Utilisation Date.
(d)	Any other document, authorisation, opinion or assurance requested by the Agent.

PART 3

Conditions Precedent to the Utilisation of each Loan under the Post-Delivery Facility

1.	Finance Documents

Each of the following Finance Documents related to that Loan:

(a)	The relevant Mortgage.
(b)	Evidence that the relevant Mortgage have been registered with its intended priority in the relevant Approved Ship Registry.
(c)	The relevant Post-Delivery Assignment Agreement.
(d)	A Notice of Assignment of Insurances and the insurers' acknowledgement thereof.
(e)	A Notice of Assignment of Earnings and the Charterer's acknowledgement thereof.
(f)	A Manager's Undertaking from each Manager.
(g)	The relevant Hedging Agreement Security.
(h)

Notices of assignment under the relevant Hedging Agreement Security addressed to each Hedging Bank which has entered into a Hedging Agreement with the relevant Borrower and each such Hedging Bank's acknowledgment thereof.

(All such Finance Documents to be delivered in original).

2.	Other documents and evidence
(a)	The ISDA Novation Agreements.
(b)	The Hedging Agreements (if any).
3.	Documents relating to the relevant Vessel
(a)

Copies of insurance policies/cover notes documenting that insurance cover has been taken out in respect of the Vessel in accordance with Clause 25.2 (Insurance - Vessels), and evidencing that the Agent's Security in the insurance policies have been noted in accordance with the relevant notices as required under the relevant Post-Delivery Assignment Agreement.

(b)

A copy of a report, in form and scope reasonably acceptable to the Agent, from Bankserve or another firm of marine insurance brokers acceptable to the Lenders with respect to the insurance maintained in respect of the Vessel, together with a certificate from such broker certifying that such insurances (I) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as is acceptable to the Lenders and (II) conform with requirements of the mortgage taken for the benefit of the Lenders in the Vessel.

(c)	A copy of the current relevant DOC.
(d)	A certified copy of the relevant Management Agreement.
(e)	A copy of the relevant builder's certificate and/or bill of sale (as relevant) from the Shipyard.

(f)	A copy of the protocol of delivery and acceptance under the relevant Shipbuilding Contract.
(g)

Evidence (by way of transcript of registry) that the Vessel is, or will be, registered in the name of the relevant Borrower in an Approved Ship Registry acceptable to the Agent, that the relevant Mortgage has been, or will in connection with Utilisation of the relevant Loan be, executed and recorded with its intended priority against the Vessel and that no other encumbrances, maritime liens, mortgages or debts whatsoever are registered against the Vessel.

(h)

A certified copy of an updated class certificate related to the Vessel from the Classification Society, confirming that the Vessel is classed with the highest class in accordance with Clause 25.4 (Classification and repairs), free of extensions and overdue recommendations.

(i)	A copy of the current SMC.
(j)	A copy of the current ISSC.
(k)	Valuation certificates issued not earlier than 30 days before the Utilisation Date evidencing the Market Value of the Vessel.
4.	Legal opinions

The following documents to be received by the Agent latest on the Utilisation Date:

(a)	an English legal opinion from Holman Fenwick Willan LLP, legal advisers to the Agent in England, substantially in the form distributed to the Original Lenders prior to the Utilisation Date;
(b)	a Norwegian legal opinion from Advokatfirmaet Schjødt AS, legal advisers to the Agent in Norway, substantially in the form distributed to the Original Lenders prior to the Utilisation Date;
(c)

if an Obligor is incorporated in a jurisdiction other than England or Norway, a legal opinion from the legal advisers to the Agent in the relevant jurisdiction, substantially in the form distributed to the Original Lenders prior to the Utilisation Date;

(d)

if any Security Asset is situated in a jurisdiction other than England or Norway, or any Finance Document is subject to any other choice of law than English or Norwegian law, a legal opinion from the legal advisers to the Agent in the relevant jurisdiction, substantially in the form distributed to the Original Lenders prior to the Utilisation Date; and

(e)

any such other favourable legal opinions in form and substance satisfactory to the Agent from lawyers appointed by the Agent on matters concerning all relevant jurisdictions in the form distributed to the Original Lenders prior to the Utilisation Date, or, in respect of any one or more of such legal opinions, confirmation satisfactory to the Agent on or before the relevant Utilisation Date that the opinion in question will be issued substantially in the form distributed to the Original Lenders prior to that Utilisation Date within such period after that Utilisation Date as is acceptable to the Agent.

5.	Other documents and evidence
(a)	A complete and detailed breakdown of the Aggregate Project Cost.
(b)	A Utilisation Request.
(c)	An original Compliance Certificate confirming that the Borrowers and the Guarantors are in compliance with the financial covenants as set out in Clause 22 (Financial covenants).
(d)	Evidence that the fees, costs and expenses then due from the Borrowers pursuant to Clause 12 (Fees) and Clause 17 (Costs and expenses) have been paid or will be paid by the relevant Utilisation Date.

(e)	Any other document, authorisation, opinion or assurance requested by the Agent.

PART 4

Conditions Precedent to Drop Down

1.	KNOP, KNOT ST and the relevant Subsidiary which will become the owner of a Borrower
(a)	Copies of the constitutional documents of KNOP, KNOT ST and the relevant Subsidiary which will become the owner of the relevant Borrower.
(b)	A copy of a resolution of the board of directors of KNOP, KNOT ST and the relevant Subsidiary which will become the owner of the relevant Borrower:
(i)

approving the terms of, and the transactions contemplated by, the Finance Documents to which it will become a party and resolving that it shall execute the Finance Documents to which it will become a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it will become a party on its behalf; and
(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which will become is a party.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.
(d)	A copy of a power of attorney of KNOP, KNOT ST and the relevant Subsidiary which will become the owner of the relevant Borrower (notarised and legalised if requested by the Agent).
(e)

A written confirmation in original from a director of KNOP, KNOT ST and the relevant Subsidiary which will become the owner of the relevant Borrower that each document provided by that Obligor under this paragraph 1 and paragraph 2 below of this Part 4 of this Schedule 3 (Conditions precedent and subsequent) are true copies of the originals.

2.	Know Your Customer (KYC) requirements

Any documents required by the Finance Parties pursuant to any "Know your customer checks" with respect to KNOP and its signatories, directors and ultimate beneficial owners.

3.	Authorisations

All approvals, authorisations and consents required by any government or other authorities for KNOP and KNOT ST to enter into and perform their obligations under this Agreement and/or any of the Finance Documents to which it will become a party.

4.	Finance Documents
(a)	An Accession Letter in relation to the relevant Drop Down.
(b)	A Share Pledge in respect of the relevant Borrower executed by KNOP (or a Subsidiary of KNOP).
(c)	Evidence of perfection of the relevant Share Pledge.
5.	Other documents and evidence
(a)

Evidence (by way of a share purchase agreement or similar and an updated register of shareholders issued by the relevant Borrower) that all shares in the relevant Borrower have been, or will in connection with the Drop Down, be transferred from KNOT to KNOP (or a Subsidiary of KNOP).

(b)	Evidence that all process agent appointments required by the Finance Documents have been duly accepted.
(c)	Evidence that the mandatory prepayment amount payable in accordance with Clause 8.3 (Mandatory prepayment – Drop Down) has been paid or will be paid by the relevant Drop Down Date.
(d)	Any other documents as reasonably requested by the Agent.
6.	Legal opinions
(a)	A legal opinion from Advokatfirmaet Schjødt AS, legal advisers to the Agent in Norway.
(b)	If an Obligor is incorporated in a jurisdiction other than Norway, a legal opinion from the legal advisers to the Agent in the relevant jurisdiction.
(c)	Any such other favourable legal opinions in form and substance satisfactory to the Agent from lawyers appointed by the Agent on matters concerning all relevant jurisdictions.

PART 5

Conditions Subsequent

7.	Documents relating to the Vessels
(a)	A copy of the protocol of delivery and acceptance under Charterparty A, within 5 days after the delivery date of Vessel A.
(b)	A copy of the protocol of delivery and acceptance under Charterparty B, within 5 days after the delivery date of Vessel B.
(c)	If not executed before the first Utilisation Date, certified copies of the Shipbuilding Contract Novation Agreements, within 5 days after the execution thereof by each party to them.
(d)

If not executed before the first Utilisation Date, the originals (if issued in hard copy) or certified copies (if issued electronically) of the Refund Guarantee Confirmations, within 5 days after the receipt thereof by the Borrowers.

SCHEDULE 4

FORM OF UTILISATION REQUEST

From:KNOT Shuttle Tankers 34 AS

KNOT Shuttle Tankers 35 AS

To:MUFG Bank, Ltd.

Dated: [•] 20[•]

Dear Sirs

KNOT Shuttle Tankers 34 AS and KNOT Shuttle Tankers 35 AS – USD192,100,000 Facility Agreement dated [•]  2019 (the "Agreement")

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
2.	We wish to borrow a Loan under the [Pre-Delivery][Post-Delivery] Tranche [A][B] on the following terms:

Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)
Amount:	USD[•] or, if less, the Available Facility of the relevant Tranche

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.
4.	The proceeds of this Loan should be [applied first to repay Pre-Delivery Tranche [A][B] with the balance to be][1] credited to [account].
5.	This Utilisation Request is irrevocable.

Yours faithfully

.....................................

authorised signatory for

KNOT Shuttle Tankers 34 AS

.....................................

authorised signatory for

KNOT Shuttle Tankers 35 AS

[1]	Include for utilisation in respect of the delivery instalments only

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:MUFG Bank, Ltd. as Agent

From:[The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)

Dated:[•] 20[•]

KNOT Shuttle Tankers 34 AS and KNOT Shuttle Tankers 35 AS – USD192,100,000 Facility Agreement dated [•]  2019 (the "Agreement")

1.

We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 27.4 (Procedure for transfer):
(a)

The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with Clause 27.4 (Procedure for transfer).

(b)	The proposed Transfer Date is [•].
(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 34.2 (Addresses) are set out in the Schedule.
3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 27.3 (Limitation of responsibility of Existing Lenders).
4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.
5.	This Transfer Certificate is governed by English law.
6.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

WARNING: This Transfer Certificate may not operate to transfer to the New Lender the Existing Lender's interest in some or all of the security created by the Security Documents. The Agent and the New Lender should check that all mortgage transfers, deeds of assignment and other documents necessary to transfer such security to it are signed by the Existing Lender and, where appropriate, registered.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]
By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [           ].

[Agent]

By:

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

From: KNOT Shuttle Tankers 34 AS

KNOT Shuttle Tankers 35 AS

Knutsen NYK Offshore Tankers AS

To: MUFG Bank, Ltd. as Agent

Dated: [•] 20[•]

Dear Sirs

KNOT Shuttle Tankers 34 AS and KNOT Shuttle Tankers 35 AS – USD192,100,000 Facility Agreement dated [•]  2019 (the "Agreement")

1.

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

[•]

3.	[We confirm that each Repeating Representation is true and correct on this date and that no Default is continuing.]¬

Yours faithfully

.....................................

authorised signatory for

KNOT Shuttle Tankers 34 AS

.....................................

authorised signatory for

KNOT Shuttle Tankers 35 AS

.....................................

authorised signatory for

Knutsen NYK Offshore Tankers AS

¬	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 7

FORM OF ACCESSION LETTER

From: KNOT Shuttle Tankers 34 AS

KNOT Shuttle Tankers 35 AS

Knutsen NYK Offshore Tankers AS

KNOT Offshore Partners LP

KNOT Shuttle Tankers AS

To: MUFG Bank, Ltd. as Agent

Dated: [•] 20[•]

Dear Sirs

KNOT Shuttle Tankers 34 AS and KNOT Shuttle Tankers 35 AS – USD192,100,000 Facility Agreement dated [•]  2019 (the "Agreement")

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.
2.

KNOT Offshore Partners LP (KNOP) and KNOT Shuttle Tankers AS (KNOT ST) agree to become bound by the terms of the Agreement as Guarantors pursuant to Clause 28.2 (KNOP and KNOT ST as replacement Guarantors) of the Agreement with respect to all amounts outstanding under the Post-Delivery Tranche [A][B]] and all Hedging Agreements, interest, fees, costs and expenses in connection with that Tranche.

3.	KNOP's and KNOT ST's administrative details are as follows:
(a)	in respect of KNOP:

Address:

Fax no.:

Attention:

(b)	in respect of KNOP:

Address:

Fax no.:

Attention:

4.

We confirm that the Repeating Representations are made by each of [KNOT][2], KNOT Shuttle Tankers 34 AS, KNOT Shuttle Tankers 35 AS, KNOP and KNOT ST on the date of this Accession Letter and that all Repeating Representations are true in all material respects on that date.

5.	This Accession Letter is governed by English law.
6.	KNOP and KNOT ST have each appointed [•] as its process agent in respect of this Accession Letter and the other Finance Documents governed by English law to which they are respectively a party.
7.	This Accession Letter is executed as deed.

[2]	First Drop Down only

EXECUTION PAGES TO ACCESSION LETTER

EXECUTED as a DEED

by KNOT SHUTTLE TANKERS 34 AS

a company incorporated in Norway

acting by

who, in accordance with the laws of Norway,

is acting under the authority of the company

as authorised signatory

in the presence of:

	) ) ) ) ) ) ) ) ) )	Signature in the name of the company KNOT SHUTTLE TANKERS 34 AS ………………………………………………… Authorised signatory
Signature of witness: Name of witness: Occupation of witness: Address of witness:

EXECUTED as a DEED

by KNOT SHUTTLE TANKERS 35 AS

a company incorporated in Norway

acting by

who, in accordance with the laws of Norway,

is acting under the authority of the company

as authorised signatory

in the presence of:

	) ) ) ) ) ) ) ) ) )	Signature in the name of the company KNOT SHUTTLE TANKERS 35 AS ………………………………………………… Authorised signatory
Signature of witness: Name of witness: Occupation of witness: Address of witness:

EXECUTED as a DEED

by KNUTSEN NYK OFFSHORE TANKERS AS

a company incorporated in Norway

acting by

who, in accordance with the laws of Norway,

is acting under the authority of the company

as authorised signatory

in the presence of:

	) ) ) ) ) ) ) ) ) )	Signature in the name of the company KNUTSEN NYK OFFSHORE TANKERS AS ………………………………………………… Authorised signatory
Signature of witness: Name of witness: Occupation of witness: Address of witness:

EXECUTED as a DEED

by KNOT OFFSHORE PARTNERS LP

a company incorporated in Marshall

Islands

acting by

who, in accordance with the laws of the

Marshall Islands, is acting under the authority

of the company as authorised signatory

in the presence of:

	) ) ) ) ) ) ) ) ) )	Signature in the name of the company KNOT OFFSHORE PARTNERS LP ………………………………………………… Authorised signatory
Signature of witness: Name of witness: Occupation of witness: Address of witness:

KNOT SHUTTLE TANKERS AS

EXECUTED as a DEED

by KNOT SHUTTLE TANKERS AS

a company incorporated in Norway

acting by

who, in accordance with the laws of Norway,

is acting under the authority of the company

as authorised signatory

in the presence of:

	) ) ) ) ) ) ) ) ) )	Signature in the name of the company KNOT SHUTTLE TANKERS AS ………………………………………………… Authorised signatory
Signature of witness: Name of witness: Occupation of witness: Address of witness:

SCHEDULE 8

STRUCTURE CHART

SCHEDULE 9

REPAYMENT SCHEDULE

Repayment Date	Repayment Instalment (USD)	Remaining Balance (USD)
	96,050,000.00
First	1,200,625.00	94,849,375.00
Second	1,200,625.00	93,648,750.00
Third	1,200,625.00	92,448,125.00
Fourth	1,200,625.00	91,247,500.00
Fifth	1,200,625.00	90,046,875.00
Sixth	1,200,625.00	88,846,250.00
Seventh	1,200,625.00	87,645,625.00
Eighth	1,200,625.00	86,445,000.00
Ninth	1,200,625.00	85,244,375.00
Tenth	1,200,625.00	84,043,750.00
Eleventh	1,200,625.00	82,843,125.00
Twelfth	1,200,625.00	81,642,500.00
Thirteenth	1,200,625.00	80,441,875.00
Fourteenth	1,200,625.00	79,241,250.00
Fifteenth	1,200,625.00	78,040,625.00
Sixteenth	1,200,625.00	76,840,000.00
Seventeenth	1,200,625.00	75,639,375.00
Eighteenth	1,200,625.00	74,438,750.00
Nineteenth	1,200,625.00	73,238,125.00
Twentieth	73,238,125.00	0

SCHEDULE 10

FORM OF DROP DOWN CONFIRMATION LETTER

From: MUFG Bank, Ltd. as Agent

To: KNOT Shuttle Tankers 34 AS

KNOT Shuttle Tankers 35 AS

Knutsen NYK Offshore Tankers AS

KNOT Offshore Partners LP

KNOT Shuttle Tankers AS

Finance Parties

Dated: [•] 20[•]

Dear Sirs

KNOT Shuttle Tankers 34 AS and KNOT Shuttle Tankers 35 AS – USD192,100,000 Facility Agreement dated [•] 2019 (the "Agreement")

1.

We refer to the Agreement. This is a Drop Down Confirmation Letter. The purpose of this Drop Down Confirmation Letter is to give notice that a Drop Down has become effective in relation to Borrower [A][B].

2.	Terms defined in the Agreement have the same meaning in this Drop Down Confirmation Letter unless given a different meaning herein.
3.	We hereby confirm that we have received in relation to the relevant Drop Down:
(a)	all the documents and other evidence listed in paragraph (b) of Clause 28.2 (KNOP and KNOT ST as replacement Guarantors) of the Agreement (in form and substance satisfactory to us); and
(b)	prepayment in accordance with Clause 8.3 (Mandatory prepayment - Drop Down),

and consequently we confirm that:

(i)	the Drop Down in relation to Borrower [A][B];
(ii)	the accession of KNOP and KNOT ST as Guarantors in relation to the obligations of Borrower [A][B] under the Finance Documents and each Hedging Agreement entered into by Borrower [A][B]; and
(iii)	the release of KNOT as Guarantor in relation to the obligations of Borrower [A][B] under the Finance Documents and each Hedging Agreement entered into by Borrower [A][B],

shall become effective as of [time] on [date], as per the terms of Clause 28.2 (KNOP and KNOT ST as replacement Guarantors) of the Agreement.

4.	This Drop Down Confirmation Letter is governed by English law.

Yours faithfully

.....................................

authorised signatory for

MUFG Bank, Ltd.

EXECUTION PAGES

Borrower A:

Signed by Øystein Emberland KNOT SHUTTLE TANKERS 34 AS acting by Attorney-in-fact	) ) ) )	……/s Øystein Emberland……….

Borrower B:

Signed by Øystein Emberland KNOT SHUTTLE TANKERS 35 AS acting by Attorney-in-fact	) ) ) )	……/s Øystein Emberland……….

KNOT:

Signed by Øystein Emberland KNUTSEN NYK OFFSHORE TANKERS AS acting by Attorney-in-fact	) ) ) )	……/s Øystein Emberland……….

Original Lender, Bookrunner, Mandated Lead Arranger and Agent:

Signed by Koji Karasawa MUFG BANK, LTD. acting by Managing Director Head of Corporate Banking Department Japanese Corporate Banking Division (London)	) ) ) )	……/s/ Koji Karasawa ……….

Original Hedging Bank:

Signed by Prabhat Kumar MUFG SECURITIES EMEA PLC acting by Authorized Signatory	) ) ) )	……/s/ Prabhat Kumar …….

Original Lender and Original Hedging Bank: Signed by MIZUHO BANK, LTD. acting by Shuichi IWANO, Managing Director Europe Corporate Banking Department No. 1 London Branch	) ) ) )	……/s/ Shuichi Iwano…………….

Original Lender and Original Hedging Bank:

Signed by Takashi Danjo SUMITOMO MITSUI TRUST BANK, LIMITED (LONDON BRANCH) acting by Head of Ship and Aviation Finance	) ) ) ) )	……/s/ Takashi Danjo………………….